                                  SCHEDULE 14A

                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                              TUCKER ANTHONY SUTRO
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:




     (5)  Total fee paid:





[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



     (1)  Amount Previously Paid:



          $133,273.34



     (2)  Form, Schedule or Registration Statement No.:



        Preliminary Proxy Statement on Schedule 14A



     (3)  Filing Party:



        Tucker Anthony Sutro



     (4)  Date Filed:



        August 21, 2001

[Tucker Anthony Sutro LOGO]

Dear Stockholder:


     You are cordially invited to attend the special meeting of stockholders of Tucker Anthony Sutro, to be held on Tuesday, October 16, 2001, at 10:00 a.m. local time, at the Omni Parker House Hotel, 60 School Street, Boston, Massachusetts.


     At the special meeting you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated August 1, 2001, pursuant to which Royal Bank of Canada, a Canadian chartered bank, has agreed to acquire Tucker Anthony Sutro. If Tucker Anthony Sutro stockholders approve the merger agreement and the merger is completed, each of your shares of Tucker Anthony Sutro common stock will be canceled and converted automatically into the right to receive U.S. $24.00 in cash without interest. The cash you receive in the merger in exchange for your shares of Tucker Anthony Sutro common stock will be subject to U.S. federal income tax and also may be taxed under applicable state, local and foreign tax laws.

     Your board of directors has, by the unanimous vote of the directors present at the board meeting called to consider the merger agreement, determined that the merger agreement is advisable and in the best interests of Tucker Anthony Sutro and its stockholders, has determined that the merger is fair to, and in the best interests of, the stockholders of Tucker Anthony Sutro, has approved the merger agreement and recommends that Tucker Anthony Sutro stockholders vote "FOR" adoption of the merger agreement. Goldman, Sachs & Co. rendered a written opinion, dated August 1, 2001, to your board of directors for its information and assistance in connection with its consideration of the merger to the effect that, as of that date and subject to the matters and assumptions stated in the opinion, the merger consideration of U.S. $24.00 in cash per share was fair, from a financial point of view, to our stockholders. Goldman Sachs's written opinion is attached as Appendix D to the enclosed proxy statement, and you should read it carefully and in its entirety. Goldman Sachs's opinion does not constitute a recommendation by Goldman Sachs as to how you should vote with respect to the merger.

     The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You may also obtain more information about Tucker Anthony Sutro from documents we have filed with the Securities and Exchange Commission.


     Tucker Anthony Sutro common stock is listed on the New York Stock Exchange under the symbol "TA." On September 5, 2001, the closing price of Tucker Anthony Sutro common stock on the New York Stock Exchange was U.S. $23.78 per share.


     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF TUCKER ANTHONY SUTRO COMMON STOCK YOU OWN. BECAUSE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF OUR ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON, A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE MERGER. ACCORDINGLY, YOU ARE REQUESTED PROMPTLY TO VOTE YOUR SHARES BY USING A TOLL-FREE NUMBER OR VIA THE INTERNET AS DESCRIBED IN THE ENCLOSED PROXY CARD OR BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. Voting in this manner will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

     Thank you for your cooperation.

                                          Very truly yours,


                                          /s/ John H. Goldsmith

                                          John H. Goldsmith
                                          Chairman and Chief Executive Officer


            THIS PROXY STATEMENT IS DATED SEPTEMBER 6, 2001, AND IS


       FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT SEPTEMBER 10, 2001.

                              TUCKER ANTHONY SUTRO

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                    TO BE HELD ON TUESDAY, OCTOBER 16, 2001


To the Stockholders of Tucker Anthony Sutro:


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Tucker Anthony Sutro, a Delaware corporation, will be held on Tuesday, October 16, 2001, at 10:00 a.m. local time, at the Omni Parker House Hotel, 60 School Street, Boston, Massachusetts for the following purposes:


          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated August 1, 2001, between Tucker Anthony Sutro and Royal Bank of Canada, a Canadian chartered bank. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. Pursuant to the terms of the merger agreement a wholly owned subsidiary of Royal Bank of Canada will merge with and into Tucker Anthony Sutro, with Tucker Anthony Sutro continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Royal Bank of Canada, and each share of common stock of Tucker Anthony Sutro, other than those shares held by the stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive U.S. $24.00 in cash without interest.

          2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.


     Only stockholders of record at the close of business on September 4, 2001, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person. However, to assure your representation at the meeting in case you cannot attend, you are urged to vote your shares by using a toll-free number or via the Internet following the instructions on the enclosed proxy card or by marking, signing, dating and returning the proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the special meeting may vote in person even if he or she has returned a proxy card.


     The Tucker Anthony Sutro board of directors has, by the unanimous vote of the directors present at the board meeting called to consider the merger agreement, determined that the merger agreement is advisable and in the best interests of Tucker Anthony Sutro and its stockholders, has determined that the merger is fair to, and in the best interests of, the stockholders of Tucker Anthony Sutro, has approved the merger agreement and recommends that Tucker Anthony Sutro stockholders vote "FOR" adoption of the merger agreement.

     Tucker Anthony Sutro stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their assets of common stock under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix E to the accompanying proxy statement, and a summary of these provisions can be found under "Dissenters' Rights of Appraisal" in the accompanying proxy statement.

     The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Tucker Anthony Sutro common stock entitled to vote thereon. In the event that there are not sufficient votes to approve the proposed merger at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation by Tucker Anthony Sutro.

                                          By Order of the Board of Directors

                                          /s/ Kevin J. McKay

                                          Kevin J. McKay
                                          Secretary

New York, New York

September 6, 2001


     Please do not send your stock certificates at this time. If the merger agreement is approved, you will be sent instructions regarding the surrender of your stock certificates.

                               TABLE OF CONTENTS


SUMMARY.....................................................    1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING                 6
  INFORMATION...............................................
THE PARTIES TO THE MERGER...................................    7
THE SPECIAL MEETING OF TUCKER ANTHONY SUTRO STOCKHOLDERS....    8
  Time, Place and Purpose of the Special Meeting............    8
  Who Can Vote at the Special Meeting.......................    8
  Vote Required.............................................    8
  Voting by Proxy...........................................    8
THE MERGER..................................................   10
  Background of the Merger..................................   10
  Tucker Anthony Sutro's Reasons for the Merger.............   11
  Recommendation of Tucker Anthony Sutro's Board of            12
     Directors..............................................
  Opinion of Tucker Anthony Sutro's Financial Advisor.......   12
  Royal Bank of Canada's Reasons for the Merger.............   21
  Interests of Tucker Anthony Sutro's Directors and            21
     Executive Officers in the Merger.......................
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......   24
ACCOUNTING TREATMENT........................................   24
REQUIRED REGULATORY APPROVALS...............................   25
  Antitrust.................................................   25
  Canadian Approval.........................................   25
  Broker-Dealer Regulations.................................   25
  Other Applications and Notices............................   25
THE MERGER AGREEMENT........................................   26
  The Merger................................................   26
  Effective Time of the Merger..............................   26
  Royal Bank of Canada's Right to Revise the Structure of      26
     the Merger.............................................
  Consideration to be Received in the Merger................   26
  Exchange Procedures.......................................   26
  Representations and Warranties............................   27
  Conduct of Business Pending the Merger....................   28
  No Solicitation of Acquisition Proposals..................   30
  Stock Plans and Other Employee Benefits...................   30
  Indemnification; Directors' and Officers' Insurance.......   31
  Additional Covenants......................................   32
  Conditions to Consummation of the Merger..................   32
  Termination and the Effects of Termination................   33
  Expenses..................................................   34
  Amendment and Waiver......................................   35
STOCK OPTION AGREEMENT......................................   36
VOTING AND SUPPORT AGREEMENT................................   39
MARKET PRICE OF TUCKER ANTHONY SUTRO COMMON STOCK...........   41

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND            42
  MANAGEMENT................................................
DISSENTERS' RIGHTS OF APPRAISAL.............................   44
OTHER MATTERS...............................................   46
WHERE YOU CAN FIND MORE INFORMATION.........................   46
APPENDIX A -- Agreement and Plan of Merger, dated August 1,
  2001, between Tucker Anthony Sutro and Royal Bank of
  Canada
APPENDIX B -- Stock Option Agreement, dated August 1, 2001,
  between Tucker Anthony Sutro and Royal Bank of Canada
APPENDIX C -- Voting and Support Agreement, dated August 1,
  2001, by and between Royal Bank of Canada, on the one
  hand, and Thomas H. Lee Equity Fund III, L.P. and Thomas
  H. Lee Foreign Fund III, L.P., on the other hand
APPENDIX D -- Opinion of Goldman, Sachs & Co., dated August
  1, 2001
APPENDIX E -- Section 262 of the Delaware General Corporate
  Law (Appraisal Rights)

                                    SUMMARY

     This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the merger. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement because it is the legal document that governs the merger.

PROPOSED ACQUISITION (PAGE 10)

     - Stockholder Vote. You are being asked to vote to adopt a merger agreement whereby Tucker Anthony Sutro will be acquired by Royal Bank of Canada.

     - Price for Your Stock. As a result of the merger, you will receive U.S. $24.00 in cash, without interest, for each of your shares of Tucker Anthony Sutro common stock.

     - The Acquiror. Royal Bank of Canada, a Canadian chartered bank, and its subsidiaries provide personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing on a global basis.

BOARD RECOMMENDATION (PAGE 12)

     Tucker Anthony Sutro's board of directors has, by the unanimous vote of the directors present at the board meeting called to consider the merger agreement, determined that the merger agreement is advisable and in the best interests of Tucker Anthony Sutro and its stockholders, has determined that the merger is fair to, and in the best interests of, the stockholders of Tucker Anthony Sutro, has approved the merger agreement and recommends that Tucker Anthony Sutro stockholders vote "FOR" adoption of the merger agreement. See "The
Merger -- Recommendation of Tucker Anthony Sutro's Board of Directors."

TUCKER ANTHONY SUTRO'S REASONS FOR THE MERGER (PAGE 11)

     Tucker Anthony Sutro's board of directors carefully considered the terms of the proposed transaction and Tucker Anthony Sutro's strategic alternatives in deciding to enter into the merger agreement and to recommend that stockholders vote "FOR" adoption of the merger agreement. Among the considerations were:

     - the merger consideration of U.S. $24.00 per share in cash;

     - the written opinion of Goldman Sachs, Tucker Anthony Sutro's financial advisor, dated August 1, 2001, delivered to the board of directors to the effect that, as of that date and subject to the matters and assumptions stated in the opinion, the merger consideration was fair, from a financial point of view, to Tucker Anthony Sutro's stockholders;

     - a review of Tucker Anthony Sutro's prospects in remaining independent and the potential for alternative transactions;

     - likelihood of closing; and

     - employee matters.

     For more detailed information regarding Tucker Anthony Sutro's reasons for the merger, see "The Merger -- Tucker Anthony Sutro's Reasons for the Merger."

FAIRNESS OPINION (PAGE 12)

     Goldman, Sachs & Co. has delivered to Tucker Anthony Sutro's board of directors its written opinion, dated August 1, 2001, to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of U.S. $24.00 in cash per share was fair from a financial point of view to the holders of Tucker Anthony Sutro common stock. See "The Merger -- Opinion of Tucker Anthony Sutro's Financial Advisor."

ROYAL BANK OF CANADA'S REASONS FOR THE MERGER (PAGE 21)


     In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, Royal Bank of Canada's board of directors considered a number of factors including those set forth below:

     - Royal Bank of Canada's strategic priority to expand its U.S. operations;

     - completion of a nationwide U.S. wealth management platform;

     - strategic benefits to the institutional side of the business, including expansion of municipal underwriting, middle-market mergers and acquisitions advising, and asset management activities; and

     - significant cost synergies.

     For more detailed information regarding Royal Bank of Canada's reasons for the merger, see "The Merger -- Royal Bank of Canada's Reasons for the Merger."

VOTING AND SUPPORT AGREEMENT (PAGE 39)


     In connection with the merger, Royal Bank of Canada and Thomas H. Lee Equity Fund III, L.P. and Thomas H. Lee Foreign Fund III, L.P. have entered into a voting and support agreement pursuant to which the Funds have agreed to vote the 4,571,606 shares of Tucker Anthony Sutro common stock that they own in favor of adoption of the merger agreement at the special meeting of stockholders. As of the record date, these shares represented approximately 18.6% of the outstanding shares of Tucker Anthony Sutro common stock. See "Voting and Support Agreement."


     The voting and support agreement is attached as Appendix C to this proxy statement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 24)

     The merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares of Tucker Anthony Sutro common stock generally may cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of Tucker Anthony Sutro common stock. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you. See "Material United States Federal Income Tax Considerations."

THE SPECIAL MEETING OF STOCKHOLDERS (PAGE 8)


     - Place, Date and Time. The special meeting will be held at the Omni Parker House Hotel, 60 School Street, Boston, Massachusetts, at 10:00 a.m. local time, on Tuesday, October 16, 2001.



     - What Vote is Required for Adoption of the Merger Agreement. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Tucker Anthony Sutro common stock entitled to vote thereon. The failure to vote has the same effect as a vote against adoption of the merger agreement. Stockholders who together own approximately 18.6% of the outstanding shares of Tucker Anthony Sutro common stock have already agreed to vote in favor of adoption of the merger agreement. See "Voting and Support Agreement."



     - Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of Tucker Anthony Sutro common stock you own of record as of September 4, 2001, which is the record date for the special meeting. If you own shares that are registered in someone else's name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on September 4, 2001, there were 24,563,485 shares of Tucker Anthony Sutro common stock outstanding held by approximately 463 holders of record.

     - Procedure for Voting. You can vote your shares by attending the special meeting and voting in person, by voting by telephone or by the Internet or by mailing the enclosed proxy card. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Secretary of Tucker Anthony Sutro in writing, or deliver a new proxy dated after the date of the proxy being revoked, before your common stock has been voted at the special meeting, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

       If your shares are held in "street name" by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, it has the same effect as a vote "AGAINST" adoption of the merger agreement.

     See "The Special Meeting of Tucker Anthony Sutro Stockholders."

DISSENTERS' RIGHTS OF APPRAISAL (PAGE 44)

     Delaware law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares independently determined and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written objection to the merger to Tucker Anthony Sutro at or before the special meeting and you must not vote in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See "Dissenters' Rights of Appraisal."

TUCKER ANTHONY SUTRO STOCK PRICE (PAGE 41)

     Shares of Tucker Anthony Sutro are listed on the New York Stock Exchange under the symbol "TA." On July 31, 2001, which was the last trading day before we announced the merger, Tucker Anthony Sutro common stock closed at U.S. $23.95 per share. The average stock price of Tucker Anthony Sutro common stock over the three-month period ending July 31, 2001 was U.S. $22.98 per share. See "Market Price for Tucker Anthony Sutro Common Stock."

WHEN THE MERGER WILL BE COMPLETED (PAGE 26)

     We are working to complete the merger as soon as possible. We anticipate completing the merger in the fall of 2001, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described immediately below. See "The Merger Agreement -- Effective Time of the Merger."

CONDITIONS TO COMPLETING THE MERGER (PAGE 32)

     The completion of the merger depends on a number of conditions being satisfied, including the following:

     - adoption of the merger agreement by at least a majority of the outstanding shares of Tucker Anthony Sutro common stock;

     - expiration or termination of the Hart-Scott-Rodino waiting period;

     - approval of governmental and other authorities required for the merger, including the Canadian Minister of Finance and the New York Stock Exchange;

     - the absence of any legal restraint blocking the merger;

     - Tucker Anthony Sutro's and Royal Bank of Canada's representations and warranties to each other, as set forth in the merger agreement, being true and correct, except where the failure to be true and correct would not have a material adverse effect on Tucker Anthony Sutro or Royal Bank of Canada, respectively;

     - Tucker Anthony Sutro and Royal Bank of Canada performing in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger; and

     - employment agreements with specified key Tucker Anthony Sutro employees remaining in full force and effect.

     If the law permits, either Tucker Anthony Sutro or Royal Bank of Canada could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

TERMINATION OF THE MERGER AGREEMENT (PAGE 33)

     Tucker Anthony Sutro and Royal Bank of Canada can mutually agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of Tucker Anthony Sutro have approved it. Also, under certain circumstances either Tucker Anthony Sutro or Royal Bank of Canada can decide, without the consent of the other, to terminate the agreement prior to the closing of the merger, even if the stockholders of Tucker Anthony Sutro have approved the merger agreement. See "The Merger Agreement -- Termination and the Effects of Termination."

     Tucker Anthony Sutro will be required to pay a termination fee of U.S. $6.25 million to Royal Bank of Canada if at any time prior to the special meeting, Tucker Anthony Sutro's board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation or modifies or changes its recommendation in a manner adverse to the interests of Royal Bank of Canada or if Tucker Anthony Sutro or its board of directors recommends that the Tucker Anthony Sutro stockholders approve any acquisition proposal other than the merger. See "The Merger Agreement -- Termination and the Effects of Termination" and "-- Expenses."

STOCK OPTION AGREEMENT (PAGE 36)

     Tucker Anthony Sutro entered into a stock option agreement with Royal Bank of Canada that granted Royal Bank of Canada the option to acquire up to 19.9% of the outstanding shares of Tucker Anthony Sutro common stock under certain circumstances. The exercise price of the option is U.S. $23.64 per share, payable in cash.

     Royal Bank of Canada required Tucker Anthony Sutro to grant the option as a prerequisite to entering into the merger agreement. The stock option agreement could have the effect of making an acquisition of Tucker Anthony Sutro by a third party more costly because of the need to acquire in any such transaction the option shares issued under the option agreement.

     The option is not currently exercisable and may only be exercised by Royal Bank of Canada under certain circumstances, generally involving Tucker Anthony Sutro's entering into an agreement with respect to a competing acquisition transaction or any person or group acquiring beneficial ownership of 25% or more of Tucker Anthony Sutro's common stock. The total profit that Royal Bank of Canada may receive upon exercise of the option and payment of any termination fee under the merger agreement may not exceed U.S. $25 million. See "Stock Option Agreement."

     The stock option agreement is attached as Appendix B to this proxy statement.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (PAGE 21)

     Some of Tucker Anthony Sutro's directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Tucker Anthony Sutro. Tucker Anthony Sutro's board of directors knew about these additional interests and considered them when they approved the merger agreement. See "The Merger -- Interests of Tucker Anthony Sutro's Directors and Executive Officers in the Merger."

SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS (PAGE 42)


     As of September 4, 2001, approximately 22.8% of the outstanding shares of Tucker Anthony Sutro common stock were held by directors and executive officers of Tucker Anthony Sutro and their affiliates. Tucker Anthony Sutro expects all of these shares to be voted in favor of the proposal to adopt the merger agreement. Certain stockholders affiliated with four of the directors have agreed with Royal Bank of Canada, pursuant to the voting and support agreement described above, to vote their shares, which represent approximately 18.6% of the shares of Tucker Anthony Sutro common stock outstanding on the record date, in favor of adoption of the merger agreement. As disclosed in the Schedule 13D filed by Royal Bank of Canada with the Securities and Exchange Commission on August 13, 2001, Royal Bank of Canada may be deemed to be the beneficial owner of such shares as a result of the voting and support agreement, although Royal Bank of Canada disclaims beneficial ownership of such shares. See "Security Ownership by Certain Beneficial Owners and Management" and "Voting and Support Agreement."


PROCEDURE FOR RECEIVING MERGER CONSIDERATION (PAGE 26)

     Royal Bank of Canada will appoint a paying agent to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after we have completed the merger. Do not send in your Tucker Anthony Sutro share certificates now. See "The Merger
Agreement -- Exchange Procedures."

QUESTIONS

     If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact:

                  Tucker Anthony Sutro
                  World Financial Center
                  (In Oppenheimer Tower)
                  200 Liberty Street, 3rd Floor
                  New York, New York 10281
                  Attention: Secretary
                  Telephone: (212) 225-8463

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of Royal Bank of Canada and Tucker Anthony Sutro as well as information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings, "Summary," "The Merger" and "The Merger -- Opinion of Tucker Anthony Sutro's Financial Advisor," and in statements containing the words "believes," "expects," "anticipates," "intends," "estimates" or other similar expressions. For each of these statements, Tucker Anthony Sutro claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of each of Tucker Anthony Sutro and Royal Bank of Canada. These forward-looking statements speak only as of the date on which the statements were made.

     In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

     - financial performance of each of Royal Bank of Canada and Tucker Anthony Sutro through completion of the merger;

     - volatility in the stock markets;

     - changes in the capital markets served by us;

     - risks from foreign operations and markets;

     - the timing of, and regulatory and other conditions associated with, the completion of the merger;

     - intensified competitive pressures in the markets in which we compete;

     - the loss of key employees; and

     - general economic conditions.

                           THE PARTIES TO THE MERGER

     Tucker Anthony Sutro. Tucker Anthony Sutro is a Delaware corporation with its executive offices located at One Beacon Street, Boston, Massachusetts 02108. Its telephone number is (617) 725-2000. Together with its subsidiaries, Tucker Anthony Sutro is a full-service retail brokerage, investment banking and asset management firm, providing a wide range of products and investment banking services including securities brokerage and trading services, investment banking and research, and asset management and other investment advisory services. Tucker Anthony Sutro's subsidiaries include:

     - Tucker Anthony Incorporated, headquartered in Boston, a brokerage and investment banking firm;

     - Sutro & Co. Incorporated, headquartered in San Francisco, a West Coast regional brokerage and investment banking firm;

     - Hill, Thompson, Magid L.P., a New Jersey-based wholesale over-the-counter trading firm;

     - Freedom Capital Management Corporation, a Boston-based asset management firm; and

     - Cleary Gull Investment Management Services, Inc., a Milwaukee-based provider of investment management services.

     Royal Bank of Canada. Royal Bank of Canada is a Canadian chartered bank, with its head office located at 1 Place Ville Marie, Montreal, Quebec, Canada H3C 3A9, and its corporate headquarters located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5. Royal Bank of Canada's common shares are listed on the New York Stock Exchange and on stock exchanges in Canada and Switzerland. Its preferred shares are listed on stock exchanges in Canada. The trading symbol is "RY."

     Royal Bank of Canada and its subsidiaries provide personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing on a global basis.

     The United States activities of Royal Bank of Canada and its subsidiaries include corporate and investment banking operations in Boston, Houston and New York (Royal Bank of Canada and RBC Dominion Securities Corporation), internet banking in Atlanta (Security First Network Bank), mortgage origination in Chicago (Prism Financial Corporation) and private banking units of Royal Bank of Canada in New York and Miami. On November 1, 2000, Royal Bank of Canada acquired the insurance business of The Liberty Corporation of Greenville, South Carolina. On January 10, 2001, Royal Bank of Canada acquired Dain Rauscher Corporation of Minneapolis, Minnesota, a full-service securities firm. On June 5, 2001, Royal Bank of Canada acquired Centura Banks, Inc., a U.S. bank holding company headquartered in Rocky Mount, North Carolina.

            THE SPECIAL MEETING OF TUCKER ANTHONY SUTRO STOCKHOLDERS

TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING


     The special meeting will be held at the Omni Parker House Hotel, 60 School Street, Boston, Massachusetts, on Tuesday, October 16, 2001 at 10:00 a.m. local time. The purpose of the special meeting is to consider and vote on the proposal to adopt the merger agreement.


     The Tucker Anthony Sutro board of directors has, by the unanimous vote of the directors present at the board meeting called to consider the merger agreement, determined that the merger agreement is advisable and in the best interests of Tucker Anthony Sutro and its stockholders, has determined that the merger is fair to, and in the best interests of, the stockholders of Tucker Anthony Sutro, has approved the merger agreement and recommends that Tucker Anthony Sutro stockholders vote "FOR" adoption of the merger agreement.

WHO CAN VOTE AT THE SPECIAL MEETING


     The holders of record of Tucker Anthony Sutro common stock as of the close of business on September 4, 2001, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in someone else's name, for example, a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On the record date, there were 24,563,485 shares of Tucker Anthony Sutro common stock outstanding held by approximately 463 holders of record.


VOTE REQUIRED


     The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Tucker Anthony Sutro common stock entitled to vote. Each share of common stock is entitled to one vote. Failure to vote your proxy by telephone or by the Internet, to return a properly executed proxy card or to vote in person will have the same effect as a vote "AGAINST" adoption of the merger agreement. Stockholders who together own approximately 18.6% of the outstanding shares of Tucker Anthony Sutro common stock have already agreed to vote in favor of adoption of the merger agreement. See "Voting and Support Agreement."


     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as "broker non-votes." Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes "AGAINST" adoption of the merger agreement.

     The holders of a majority of the outstanding shares of Tucker Anthony Sutro common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, then a new quorum will have to be established.

VOTING BY PROXY

     This proxy statement is being sent to you on behalf of the board of directors of Tucker Anthony Sutro for the purpose of requesting that you allow your shares of Tucker Anthony Sutro common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Tucker Anthony Sutro common stock represented at the meeting by proxies voted by telephone or the Internet or by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you vote by telephone or by the Internet or you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by Tucker Anthony Sutro's board of directors. The board recommends a vote "FOR" adoption of the merger agreement.

     The persons named in the proxy card will use their own judgment to determine how to vote your shares regarding any matters not described in this proxy statement that are properly presented at the special meeting. Tucker Anthony Sutro does not know of any matter to be presented at the meeting other than the proposal to adopt the merger agreement.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Secretary of Tucker Anthony Sutro in writing, deliver a proxy dated after the date of the proxy you wish to revoke, submit a new proxy by telephone or by the Internet or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy.

     If your Tucker Anthony Sutro common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via telephone or the Internet.


     Tucker Anthony Sutro will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Tucker Anthony Sutro may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Tucker Anthony Sutro will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Tucker Anthony Sutro has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the meeting and will pay D.F. King a fee of approximately U.S. $7,500, plus reimbursement of out-of-pocket expenses.

                                   THE MERGER

     The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A. You should read the entire merger agreement carefully.

BACKGROUND OF THE MERGER

     Tucker Anthony Sutro's senior management team has periodically reviewed and assessed the various business trends and conditions impacting Tucker Anthony Sutro and the retail securities brokerage business generally and regularly updated the Tucker Anthony Sutro board of directors regarding these matters. From time to time, Tucker Anthony Sutro's senior management has also reviewed with its board of directors the range of strategic options potentially available to Tucker Anthony Sutro, including growth through business and marketing initiatives and growth by targeted acquisitions of other retail securities brokerages and related businesses. In addition, particularly in view of the trends towards continued consolidation and increased competition in the financial services industry, Tucker Anthony Sutro's senior management and board of directors have considered the possibility of strategic combinations between Tucker Anthony Sutro and other securities or financial services firms. In this regard, in September 2000 Tucker Anthony Sutro engaged Goldman, Sachs & Co. to advise it in connection with its exploration of strategic options potentially available to Tucker Anthony Sutro.

     In September 2000, representatives of Tucker Anthony Sutro met informally with representatives of Dain Rauscher Corporation, which subsequently was acquired by Royal Bank of Canada, to discuss a potential business combination. Following these informal discussions, Tucker Anthony Sutro and Dain Rauscher determined that it would be worthwhile to continue to discuss a possible transaction. On December 5, 2000, Tucker Anthony Sutro and Dain Rauscher entered into a confidentiality agreement relating to these discussions.

     Representatives of Tucker Anthony Sutro continued informal discussions with representatives of Dain Rauscher and, once its acquisition of Dain Rauscher was completed, Royal Bank of Canada over the course of the following months to discuss the advantages of a combination and the potential terms for a combination, and Mr. Goldsmith periodically updated members of the Tucker Anthony Sutro board of directors regarding those discussions. Also during this period, Tucker Anthony Sutro's senior management had informal discussions with other third parties about a potential business combination, which could have resulted in a purchase price other than $24.00 per share, but none of these discussions resulted in any definitive agreement as to terms.

     In mid-July, representatives of Royal Bank of Canada indicated to Mr. Goldsmith that a combination of the two companies appeared to offer each company attractive benefits, and that Royal Bank of Canada would be interested in pursuing such a transaction, subject to certain conditions including completion of a satisfactory due diligence review. After that time, representatives of Royal Bank of Canada and Dain Rauscher began their due diligence investigation of Tucker Anthony Sutro. At the same time, legal advisors of each company began to draft documentation with respect to a potential transaction, including a merger agreement and stock option agreement. The representatives also began to discuss and negotiate the terms of employment agreements and retention arrangements with key personnel during this period. In addition, legal advisors of Royal Bank of Canada and certain Thomas H. Lee investment funds began to draft a voting and support agreement pursuant to which the investment funds would agree to vote their shares of Tucker Anthony Sutro common stock in favor of adoption of the merger agreement.

     On July 17, 2001, Tucker Anthony Sutro's board of directors met with its senior management and its legal and financial advisors to discuss the status of the negotiations with Royal Bank of Canada. Senior management reviewed the status of the negotiations with Royal Bank of Canada, and the board authorized management to continue the negotiations. Senior management also discussed with the board rumors that Tucker Anthony Sutro was in negotiations to be sold, including a July 12 article in the New York Post that named Royal Bank of Canada as a potential acquiror, and the accompanying rise in Tucker Anthony Sutro's stock price. On July 27, with the stock price remaining above the pre-July 12 levels, Tucker Anthony Sutro issued a press release confirming that it was in merger negotiations, but that any transaction that might result could be at a per share valuation below the current trading range.

     Following the due diligence investigation, Royal Bank of Canada and Tucker Anthony Sutro discussed some of the principal terms of the proposed transaction. Among the terms discussed were a cash merger at a price of $24.00 per share. Senior management of Tucker Anthony Sutro and Royal Bank of Canada, together with their financial and legal advisors, then began to discuss the terms of the definitive documentation providing for the transaction.

     On July 31, Tucker Anthony Sutro's board of directors met telephonically to discuss the terms of the proposed merger. Mr. Goldsmith updated the board on the status of the negotiations. Representatives of Goldman Sachs outlined and discussed the financial terms of the proposed transaction with Royal Bank of Canada and presented to the board the financial analyses described below under "Opinion of Tucker Anthony Sutro's Financial Advisor." During the meeting, the board received the oral opinion of Goldman Sachs, later confirmed by delivery of a written opinion dated August 1, 2001, that as of that date and subject to the matters and assumptions set forth in its opinion, the $24.00 per share cash consideration to be received in the merger by holders of Tucker Anthony Sutro common stock was fair from a financial point of view to such stockholders. Tucker Anthony Sutro's legal counsel reviewed the terms of the merger agreement, stock option agreement and employee retention arrangements, as well as certain related matters, and explained that certain Thomas H. Lee investment funds had agreed to enter into a voting and support agreement pursuant to which they would be obligated to vote their shares of common stock in favor of adoption of the merger agreement. Tucker Anthony Sutro's legal and financial advisors answered the board's questions about the proposed transaction, and after further discussion, the board approved the merger agreement, the stock option agreement, the employee retention arrangements and the proposed merger. Tucker Anthony Sutro's board also took actions necessary in order to exempt the merger agreement and the other agreements contemplated thereby from certain antitakeover provisions under Delaware law.

     On July 31 through August 1 the parties finalized the definitive merger agreement, stock option agreement, retention arrangements and related documents. On the morning of August 1, 2001, the board of directors of Royal Bank of Canada met and approved the transaction. Later that morning, Tucker Anthony Sutro and Royal Bank of Canada signed the merger agreement and related documents and issued a joint press release announcing the transaction.

TUCKER ANTHONY SUTRO'S REASONS FOR THE MERGER

     Tucker Anthony Sutro's board of directors consulted with senior management and Tucker Anthony Sutro's financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Tucker Anthony Sutro's stockholders vote "FOR" adoption of the merger agreement.

     - Background. Tucker Anthony Sutro's board of directors was knowledgeable about the progress that Tucker Anthony Sutro had made in the last few years and was aware of other purchases and sales of securities firms (including its own acquisitions) and recent activity in sales of regional and national securities firms.

     - Merger Consideration. Tucker Anthony Sutro's board of directors considered the consideration that the stockholders will receive if the merger is consummated and the likelihood that it will deliver greater value to the stockholders than expected if Tucker Anthony Sutro remained independent.

     - Opinion of Tucker Anthony Sutro's Financial Advisor. Tucker Anthony Sutro's board of directors considered the presentation made by Goldman, Sachs & Co., Tucker Anthony Sutro's financial advisor, discussed further below under "-- Opinion of Tucker Anthony Sutro's Financial Advisor," and Goldman Sachs's oral opinion, subsequently confirmed by delivery of a written opinion dated August 1, 2001, to the effect that, as of that date and subject to the matters and assumptions stated in its opinion, the merger consideration to be received by the holders of Tucker Anthony Sutro common stock was fair, from a financial point of view, to the holders of Tucker Anthony Sutro common stock. The full text of this opinion is attached to this proxy statement as Appendix D.

     - Review of Prospects in Remaining Independent. Tucker Anthony Sutro's board of directors considered Tucker Anthony Sutro's financial condition, results of operations and business and earnings prospects if it were to remain independent in light of the relevant factors, including the consolidation and other developments occurring in the securities industry, and also considered the potential availability of alternative transactions.

     - Terms of the Merger Agreement. The Tucker Anthony Sutro board of directors considered the terms of the merger agreement, including the terms relating to termination of the agreement and the terms of the stock option agreement with Royal Bank of Canada. The board of directors noted that the termination payment provisions of the merger agreement and the stock option agreement could have the effect of discouraging alternative proposals for a business combination between Tucker Anthony Sutro and a third party and that such provisions are customary for transactions of this size and type.

     - Likelihood of Closing. The board of directors considered the limited nature of the closing conditions included in the merger agreement, including regulatory consents and the likelihood that the merger would be approved by requisite regulatory authorities and that the merger agreement would be adopted by Tucker Anthony Sutro's stockholders.

     - Employee Compensation and Benefits. The board considered the matters described under "Interests of Tucker Anthony Sutro's Officers and Directors in the Merger."

     - Taxability; No Participation in Future Growth. The board of directors also considered that the merger will be a taxable transaction to Tucker Anthony Sutro's stockholders and that because Tucker Anthony Sutro stockholders are receiving cash for their stock, they will not participate in the future growth of either Tucker Anthony Sutro or Royal Bank of Canada.

     The foregoing discussion of the information and factors considered by Tucker Anthony Sutro's board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Tucker Anthony Sutro's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

RECOMMENDATION OF TUCKER ANTHONY SUTRO'S BOARD OF DIRECTORS

     After careful consideration, Tucker Anthony Sutro's board of directors has, by the unanimous vote of the directors present at the board meeting called to consider the merger agreement, determined that the merger agreement is advisable and in the best interests of Tucker Anthony Sutro and its stockholders, has determined that the merger is fair to, and in the best interests of, the stockholders of Tucker Anthony Sutro, has approved the merger agreement and recommends that Tucker Anthony Sutro stockholders vote "FOR" adoption of the merger agreement.

OPINION OF TUCKER ANTHONY SUTRO'S FINANCIAL ADVISOR

     On July 31, 2001, Goldman, Sachs & Co. delivered its oral opinion to the board of directors of Tucker Anthony Sutro, subsequently confirmed by delivery of a written opinion, dated August 1, 2001, that, subject to the matters and assumptions set forth in the opinion, as of that date, the $24.00 in cash per share to be received by the Tucker Anthony Sutro stockholders under the merger agreement was fair from a financial point of view to those stockholders.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED AUGUST 1, 2001, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY GOLDMAN SACHS IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX D AND INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. GOLDMAN SACHS PROVIDED ITS ADVISORY SERVICES AND OPINION FOR THE INFORMATION AND ASSISTANCE OF THE BOARD OF DIRECTORS OF TUCKER ANTHONY SUTRO IN CONNECTION WITH ITS CONSIDERATION OF THE TRANSACTION CONTEMPLATED BY THE MERGER AGREEMENT. GOLDMAN SACHS' OPINION DOES NOT CONSTITUTE A

RECOMMENDATION AS TO HOW ANY TUCKER ANTHONY SUTRO STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED TRANSACTION. TUCKER ANTHONY SUTRO STOCKHOLDERS SHOULD READ THE OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement and the annexes to the merger agreement;

     - Tucker Anthony Sutro's registration statement on Form S-1, including the prospectus dated April 1, 1998, relating to the initial public offering of its common stock;

     - Tucker Anthony Sutro's registration statement on Form S-1, including the prospectus dated September 29, 1998, relating to the offering of its common stock by various stockholders of Tucker Anthony Sutro;

     - annual reports to stockholders and annual reports on Form 10-K of Tucker Anthony Sutro for the three years ended December 31, 2000;

     - interim reports to stockholders and quarterly reports on Form 10-Q of Tucker Anthony Sutro;

     - other communications from Tucker Anthony Sutro to its stockholders; and

     - internal financial analyses and forecasts for Tucker Anthony Sutro prepared by its management.

     Goldman Sachs also held discussions with members of the senior management of Tucker Anthony Sutro regarding the past and current business operations, financial condition and future prospects of Tucker Anthony Sutro. In addition, Goldman Sachs:

     - reviewed reported price and trading activity of the Tucker Anthony Sutro common stock;

     - compared financial and stock market information for Tucker Anthony Sutro with similar information for the securities of other publicly traded companies;

     - reviewed the financial terms of recent business combinations in the broker/dealer industry specifically and in other industries generally; and

     - performed other studies and analyses that Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information that was discussed with or reviewed by it. Goldman Sachs assumed the accuracy and completeness of this information for purposes of rendering its opinion. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Tucker Anthony Sutro or any of its subsidiaries (including any derivative or off-balance-sheet assets or liabilities of Tucker Anthony Sutro or any of its subsidiaries) and has not been furnished with an evaluation or appraisal of any of these assets or liabilities.

     The following is a summary of the material financial analyses presented by Goldman Sachs to Tucker Anthony Sutro's board of directors on July 31, 2001 in connection with rendering its opinion. This summary does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of the analyses described, and the results of those analyses, do not represent the relative importance or weight given to those analyses by Goldman Sachs.

     THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

  Historical Market Performance Analysis

     Goldman Sachs reviewed the daily closing prices and trading volume of the Tucker Anthony Sutro common stock during the period from July 28, 1998 through July 30, 2001 and noted the following average, high and low trading prices of the Tucker Anthony Sutro common stock:

                                                              PRICE
                                                              ------
Average over period from July 28, 1998 through July 30,
  2001......................................................  $17.37
Average over period from July 30, 1999 to July 30, 2001.....   22.08
High for 52-week period ended July 30, 2001 (on July 17,
  2001).....................................................   27.40
Low for 52-week period ended July 30, 2001 (on August 3,
  2000).....................................................   16.50

  Selected Companies Comparison

     Goldman Sachs compared selected financial information, ratios and multiples for Tucker Anthony Sutro to corresponding financial information, ratios and multiples for the following four mid- and small-cap and five large-cap publicly traded brokerage firms:

MID- AND SMALL-CAP BROKERAGE FIRMS     LARGE-CAP BROKERAGE FIRMS
----------------------------------     -------------------------
- The Bear Stearns Companies Inc.      - Morgan Stanley Dean Witter & Co.
- A.G. Edwards, Inc.                   - Merrill Lynch & Co.
- Legg Mason, Inc.                     - Goldman Sachs Group, Inc.
- Raymond James Financial, Inc.        - Lehman Brothers Holdings Inc.
- Jefferies Group, Inc.

The mid- and small-cap firms are publicly traded companies in the broker/dealer industry with operations that, for purposes of analysis, may be considered similar to the operations of Tucker Anthony Sutro. The large-cap firms are publicly traded companies in the broker/dealer industry.

     Goldman Sachs derived the book value and stockholders' equity amounts utilized with respect to each company in the comparisons summarized based on publicly available information adjusted to exclude the effect of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115: Accounting for Certain Investments in Debt and Equity Securities, or FAS 115.

     Goldman Sachs compared the following with respect to Tucker Anthony Sutro and each of the selected large-cap brokerage firms and mid- and small-cap brokerage firms:

     - closing share price on July 30, 2001 as a percentage of the highest share price during the prior 52-week period;

     - closing share price on July 30, 2001 as a multiple of the median Institutional Brokers Estimate Service, or IBES, estimates of earnings per share, or EPS, for calendar year 2001;

     - closing share price on July 30, 2001 as a multiple of the median IBES estimates of EPS for calendar year 2002, or the price to IBES estimated 2002 EPS multiple; and

     - closing share price on July 30, 2001 as a multiple of book value as of March 31, 2001 or, with respect to Goldman Sachs Group, Morgan Stanley, Lehman Brothers, Bear Stearns and A.G. Edwards, May 31, 2001.

     Goldman Sachs also performed these analyses based on the closing price of the Tucker Anthony Sutro common stock on July 11, 2001, the last trading day prior to a press report that Tucker Anthony Sutro was in negotiations with respect to a sale transaction.

     In its presentation, Goldman Sachs noted that the references to median IBES estimates for calendar year 2001 with respect to Tucker Anthony Sutro reflected the average of the estimates published by Credit Suisse First Boston, or CSFB, and Keefe, Bruyette & Wood, Inc., or KBW, and references to median IBES estimates for calendar year 2002 with respect to Tucker Anthony Sutro reflected the estimate published by KBW.

     The results of these comparisons are summarized as follows:

                                                                                           SELECTED MID-
                                                    TUCKER          SELECTED LARGE-CAP     AND SMALL-CAP
                                                 ANTHONY SUTRO       BROKERAGE FIRMS      BROKERAGE FIRMS
                                                     DATA:             MEDIAN DATA:        MEDIAN DATA:
                                               JULY 11   JULY 30         JULY 30              JULY 30
                                               -------   -------    ------------------    ---------------
Closing share price as a multiple of IBES
  (for Tucker Anthony Sutro: CSFB and KBW)
  estimated 2001 EPS.........................   17.4x     18.8x            16.4x               14.8x
Closing share price as multiple of IBES (for
  Tucker Anthony Sutro: KBW) estimated 2002
  EPS........................................   11.9x     12.9x            13.4x               13.3x
Ratio of share price to book value...........   1.70x     1.84x            2.56x               1.96x

     Goldman Sachs also reviewed publicly available financial data for Tucker Anthony Sutro and each of the selected large-cap brokerage firms and the mid-and small-cap brokerage firms at, and for the twelve-month period ended, March 31, 2001 or, with respect to Goldman Sachs Group, Morgan Stanley, Lehman Brothers, Bear Stearns and A.G. Edwards, May 31, 2001. Based on this data, Goldman Sachs compared the following with respect to Tucker Anthony Sutro and each of the selected large-cap brokerage firms and the mid- and small-cap brokerage firms:

     - ratio of assets to stockholders' equity as of March 31, 2001 or May 31, 2001, as applicable;

     - ratio of compensation expense to the sum of pre-tax income plus compensation expense for the twelve-month periods ended March 31, 2001 or May 31, 2001, as applicable;

     - return on assets, or ROA, for the twelve-month periods ended March 31, 2001 or May 31, 2001, as applicable, calculated by dividing net income for the period by the average book value of the applicable company's assets over the period; and

     - return on equity, or ROE, for the twelve-month period ended March 31, 2001 or May 31, 2001, as applicable, calculated by dividing net income for the period by the average amount of the applicable company's stockholders' equity over the period.

     With respect to Tucker Anthony Sutro, Goldman Sachs also calculated the ratio of its compensation expense to the sum of its pre-tax income plus compensation expense, ROA and ROE using financial data adjusted by Tucker Anthony Sutro management for various one-time expenses.

     The results of these comparisons are summarized as follows:

                                                                                           SELECTED MID-
                                                   TUCKER           SELECTED LARGE-CAP     AND SMALL-CAP
                                            ANTHONY SUTRO DATA:      BROKERAGE FIRMS:     BROKERAGE FIRMS:
                                            ACTUAL     ADJUSTED        MEDIAN DATA          MEDIAN DATA
                                            -------    ---------    ------------------    ----------------
Ratio of assets to stockholder's equity...     2.3x        N/A             24.0x                 9.7x
Ratio of compensation expense to pre-tax
  income plus compensation expense........    90.5%       88.1%            62.2%                79.9%
ROA.......................................    3.33%       4.04%             1.0%                 1.8%
ROE.......................................     8.6%      10.41%            23.3%                16.6%

  Transaction Price Analysis

     Goldman Sachs calculated that the $24.00 per share transaction price reflected a premium of 6.2% over the $22.60 closing price of the Tucker Anthony Sutro common stock on July 11, 2001, the last trading day prior to a press report that Tucker Anthony Sutro was in negotiations with respect to a sale transaction, and a discount of 1.8% to the $24.44 closing price on July 30, 2001.

     Goldman Sachs also calculated the following based on the most recent share, option and other financial information for Tucker Anthony Sutro provided to Goldman Sachs by Tucker Anthony Sutro's management:

     - the total consideration payable by Royal Bank of Canada to Tucker Anthony Sutro stockholders and option holders, or total equity consideration, plus Tucker Anthony Sutro's net debt as of June 30, 2001, or total levered consideration, as a multiple of Tucker Anthony Sutro's

        -- actual revenue for the calendar year 2000,

        -- actual revenue for the four-quarter period ended June 30, 2001; and

     - the total equity consideration as a multiple of Tucker Anthony Sutro's

        -- actual net income for the calendar year 2000,

        -- actual net income for the four-quarter period ended June 30, 2001,

        -- adjusted net income for the four-quarter period ended June 30, 2001, normalized for certain acquisition charges, arbitrage losses, writedowns, broker hiring costs, restructuring charges and retail trading errors,

        -- net income before one-time charges for the calendar year 2001 based on internal estimates of Tucker Anthony Sutro management,

        -- net income before one-time charges for the calendar year 2002 based on internal estimates of Tucker Anthony Sutro management,

        -- stockholders' equity (excluding the effect of FAS 115) as of June 30, 2001, and

        -- stockholders' equity (excluding the effect of FAS 115) as of June 30, 2001 less goodwill, or tangible equity.

     The results of these calculations are set forth below:

                                                              MULTIPLE
                                                              --------
Total levered consideration as a multiple of:
  Actual 2000 revenue.......................................    0.88x
  Revenue for four-quarter period ended June 30, 2001.......    1.02
Total equity consideration as multiple of:
  Actual net income for 2000................................    13.5x
  Actual income for four-quarter period ended June 30,
     2001...................................................    28.2
  Adjusted net income for four-quarter period ended June 30,
     2001...................................................    19.7
  Estimated net income based on management estimates for
     2001...................................................    19.6
  Estimated net income based on management estimates for
     2002...................................................    15.1
  Stockholders' equity......................................    1.85
  Tangible equity...........................................    2.38

     Goldman Sachs also noted that the total equity consideration as multiples of estimated net income for Tucker Anthony Sutro for calendar years 2001 and 2002 based on median IBES EPS estimates for those years were 18.5x and 12.6x, respectively. Goldman Sachs observed that the median IBES EPS estimate for calendar year 2001 reflected the average of the estimates published by CSFB and KBW, and the median IBES EPS estimate for calendar year 2002 reflected the estimate published by KBW.

  Selected Retail Transactions Analysis

     Goldman Sachs analyzed publicly available information relating to the following transactions in the broker/dealer industry:

ACQUIROR/TARGET                                               DATE ANNOUNCED
---------------                                               --------------
Regions Financial Corporation/Morgan Keegan, Inc. ..........  December 2000
Royal Bank of Canada/Dain Rauscher Corporation..............  September 2000
The MONY Group Inc./The Advest Group, Inc. .................  August 2000
UBS AG/Paine Webber Group Inc...............................  July 2000
First Union Corporation/First Albany Corporation (brokerage   May 2000
  business).................................................
Paine Webber Group Inc./J.C. Bradford & Co., LLC............  April 2000
Wells Fargo & Company/Ragen MacKenzie Group Incorporated....  September 1999
H&R Block Inc./Olde Financial Corporation...................  August 1999
First Union Corporation/EVEREN Capital Corporation..........  April 1999
Wachovia Corp./Interstate/Johnson Lane, Inc. ...............  October 1998
PNC Bank Corp./Hilliard-Lyons, Inc. ........................  August 1998
BB&T Corporation/Scott & Stringfellow Financial, Inc. ......  August 1998
Merrill Lynch & Co., Inc./Midland Walwyn Inc. ..............  June 1998
U.S. Bancorp/Piper Jaffray Companies Inc. ..................  December 1997
Fleet Financial Group, Inc./Quick & Reilly Group, Inc. .....  September 1997
First Union Corporation/Wheat First Butcher Singer, Inc. ...  August 1997
CIBC Wood Gundy Securities Corp./Oppenheimer & Co., Inc. ...  July 1997

     The earnings estimates for each of the target companies that Goldman Sachs used for purposes of these analyses were based on median IBES EPS estimates for the applicable target company at the time of the announcement of the applicable transaction. With respect to Tucker Anthony Sutro, Goldman Sachs used internal earnings estimates provided to Goldman Sachs by Tucker Anthony Sutro management. Financial information for Tucker Anthony Sutro at and for the six-month period ended June 30, 2001 was adjusted for various one-time items by Tucker Anthony Sutro management. In addition, for purposes of its analysis of the proposed transaction, Goldman Sachs utilized an estimate of $60 million of fully phased-in pre-tax synergies based on cost savings for 2003 identified by Royal Bank of Canada.

     Goldman Sachs compared the following percentages, ratio and multiples with respect to the proposed transaction and the selected transactions:

     - the percentage premium of the announced transaction price over the target company's closing share price 20 and five trading days prior to announcement;

     - the total equity consideration per broker of the target company, calculated by multiplying the total equity consideration divided by the number of brokers of the target company at the time of announcement;

     - the total levered consideration as a multiple of actual revenue of the target company for the last four-quarter period ending prior to announcement, and

     - the total equity consideration as multiples of:

        -- actual net income for the target company for the last four-quarter period ending prior to announcement,

        -- estimated net income of the target company for the first full calendar year following announcement, both (1) excluding synergies and (2) including all fully phased-in tax-adjusted synergies estimated to result from the transaction based on information disclosed at the time of announcement, or the fully phased-in tax-adjusted synergies, and

        -- the target company's book value as of the end of the last quarter prior to announcement.

     The results of these comparisons are summarized as follows:

                                                               PROPOSED        SELECTED
                                                              TRANSACTION    TRANSACTIONS
                                                                 DATA        MEDIAN DATA
                                                              -----------    ------------
Percentage premium over closing share price:
  20 trading days prior to announcement.....................       7.4%            37%
  Five trading days prior to announcement...................      (8.0)%           31%

Total equity consideration per broker (in thousands)........     $ 681          $ 617

Total levered consideration as a multiple of revenue for the
  four-quarter period prior to announcement.................       1.0x           1.4x

Total equity consideration as a multiple of:
  Net income for the four-quarter period prior to
     announcement...........................................      19.7x          15.5x
  Estimated net income for the first full calendar year
     following announcement, excluding synergies............      15.1x          15.8x
  Estimated net income for the first full calendar year
     following announcement, including fully phased-in
     tax-adjusted synergies.................................       8.2x          12.0x
  Book value................................................       1.8x           2.8x

     For purposes of comparing the $125 million aggregate retention pool reserved for employees of Tucker Anthony Sutro in connection with the proposed transaction as provided in the merger agreement with retention pools reserved for target company employees in the selected transactions, Goldman Sachs compared the following multiples and percentage with respect to the proposed transaction and the selected transactions:

     - the sum of total levered consideration plus the amount of the retention pool reserved for employees of the target company as publicly disclosed at the time of announcement, or the disclosed retention pool, as a multiple of actual revenue of the target company for the last four-quarter period ending prior to announcement;

     - the sum of total equity consideration plus the amount of the disclosed retention pool as a multiple of

        -- actual net income of the target company for the last four-quarter period ending prior to announcement,

        -- estimated net income of the target company for the first full calendar year following announcement, both (1) excluding synergies and (2) including fully phased-in tax-adjusted synergies, and

        -- the target company's book value as of the end of the last quarter prior to announcement; and

     - the disclosed retention pool as a percentage of actual revenue of the target company for the four-quarterly period prior to announcement.

     The results of these comparisons are summarized as follows:

                                                               PROPOSED        SELECTED
                                                              TRANSACTION    TRANSACTIONS
                                                                 DATA        MEDIAN DATA
                                                              -----------    ------------
Total levered consideration plus disclosed retention pool as of a multiple of revenue for the four-quarter period prior
  to announcement...........................................       1.2x          1.5x
Total equity consideration plus disclosed retention pool as
  a multiple of:
  Net income for the four-quarter period prior to
     announcement...........................................      23.5x         16.9x
  Estimated net income for the first full calendar year
     following announcement, excluding synergies............      18.0x         17.6x
  Estimated net income for the first full calendar year
     following announcement, including fully phased-in
     tax-adjusted synergies.................................       9.8x         14.0x
  Book value................................................       2.2x          3.1x
Retention pool as a percentage of revenue for the
  four-quarter period prior to announcement.................       19.1%         11.5%

     In addition, Goldman Sachs observed that the median IBES EPS estimate for Tucker Anthony Sutro for calendar year 2002 reflected the EPS estimate of one research analyst, from KBW. For comparison purposes, Goldman Sachs calculated the total equity consideration in the proposed transaction and the total equity consideration plus the disclosed retention pool as multiples of estimates of net income for calendar year 2002, both excluding synergies and including fully phased-in tax-adjusted synergies, based on that EPS estimate. Goldman Sachs noted that, based on these estimates, total equity consideration reflected multiples of 12.6x and 7.4x, respectively, and the total equity consideration plus the disclosed retention pool reflected multiples of 15.1x and 8.8x, respectively.

  Discounted Cash Flow Analysis

     Goldman Sachs performed a discounted cash flow analysis to determine a range of theoretical equity values per share of common stock of Tucker Anthony Sutro as of June 30, 2001, based upon internal estimates of Tucker Anthony Sutro's financial results for 2001 and 2002 provided to Goldman Sachs by Tucker Anthony Sutro management and two sets of estimates for 2003 through 2009 derived using annual rates of earnings growth of 10% and 15%, respectively, based on discussions with Tucker Anthony Sutro management. Goldman Sachs performed this analysis utilizing forward exit multiples of estimated cash flows for the year 2007 ranging from 11.0x to 17.0x. Using discount rates ranging from 10.0% to 17.5%, Goldman Sachs discounted the estimated cash flows for the years 2001 through 2007 and the values derived by applying the ranges of forward exit multiples described above to estimated cash flows for year 2007. This analysis yielded theoretical per share values for the Tucker Anthony Sutro common stock as of June 30, 2001 ranging from $14.10 to $31.70.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of these analyses. No company or transaction used in the above analyses is directly comparable to Tucker Anthony Sutro or the transaction contemplated by the merger agreement.

     The analyses were prepared solely for purposes of providing an opinion to the Tucker Anthony Sutro board of directors as to the fairness from a financial point of view to the stockholders of Tucker Anthony Sutro of the $24.00 in cash per share to be received by those stockholders under the merger agreement. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Tucker Anthony Sutro, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, the financial analyses presented by Goldman Sachs to the Tucker Anthony Sutro board of directors was one of many factors taken into consideration by the Tucker Anthony Sutro board of directors in making its determination to approve the transaction contemplated by the merger agreement.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Tucker Anthony Sutro having provided investment banking services to Tucker Anthony Sutro from time to time, including having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

     Goldman Sachs also has provided investment banking services to Royal Bank of Canada from time to time, including having acted as:

     - lead manager in connection with the public offering of an aggregate principal amount of C$241 million of 5.70% debentures of Royal Bank of Canada in May 1999;

     - co-manager in connection with the public offering of C$650 million of Capital Trust Securities -- Series 2010 of RBC Capital Trust, an affiliate of Royal Bank of Canada, in July 2000;

     - co-manager in connection with the public offering of 10,700,000 common shares of Royal Bank of Canada in December 2000; and

     - co-manager in connection with the public offering of C$750 million of Capital Trust Securities -- Series 2011 of RBC Capital Trust in December 2000.

     In addition, Royal Bank of Canada provides letters of credit and financial and other services to affiliates of Goldman Sachs from time to time. Goldman Sachs also may provide investment banking services to Royal Bank of Canada and its affiliates in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of Tucker Anthony Sutro or Royal Bank of Canada for its own account and for the accounts of customers.

     Pursuant to a letter agreement, dated September 11, 2000, Tucker Anthony Sutro engaged Goldman Sachs to act as its financial advisor in connection with a possible sale of all or a portion of Tucker Anthony Sutro. Tucker Anthony Sutro selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. Under the terms of the letter agreement, if the transaction contemplated by the merger agreement is completed, Tucker Anthony Sutro will pay Goldman Sachs a transaction fee equal to 1.05% of the aggregate consideration paid in that transaction. Pursuant to the letter agreement, Tucker Anthony Sutro has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against various liabilities, including liabilities under the federal securities laws.

ROYAL BANK OF CANADA'S REASONS FOR THE MERGER

     A stated strategic priority for the Royal Bank of Canada has been the expansion of its U.S. operations in businesses in which Royal Bank of Canada is strong in Canada and sees opportunities for growth in the United States. Over the past several years, Royal Bank of Canada has acquired a U.S. presence in banking, securities brokerage, insurance, and mortgage lending. The proposed acquisition of Tucker Anthony Sutro represents the continuation of Royal Bank of Canada's U.S. growth strategy, building upon its acquisition of Dain Rauscher Corporation earlier in 2001. This acquisition strengthens each of Dain Rauscher's business units and creates the ninth-largest full-service brokerage firm in the United States, as measured by the number of brokers.

     The wealth management platforms are geographically complementary, with Tucker Anthony Sutro's New England, Mid-Atlantic and California presence extending the reach of Dain Rauscher's primarily midwestern footprint. The combined entity, to be re-branded as RBC Dain Rauscher, will have nearly 2,100 investment executives and the operating scope and scale to compete nationally, yet will be small enough to retain an entrepreneurial culture. It also provides a base for further expansion, both internally and through acquisitions.

     Additionally, this transaction provides strategic benefits to the institutional side of the business. On a pro forma basis, the combined entity would become a top-five municipal underwriter (full credit to each manager), with an expanded franchise in large markets on the east and west coasts. Tucker Anthony Sutro's merger and acquisition business is one of the leading advisors to middle-market companies in the U.S., bringing the combined group middle-market ranking into the top ten nationally. Adding Tucker Anthony Sutro's $11 billion in assets under management will nearly double the size of Dain Rauscher's asset management business to $26 billion.

     Royal Bank of Canada also expects this transaction to generate significant cost synergies through the integration of Tucker Anthony Sutro's operations, technology and support functions into Dain Rauscher's scalable platform.

INTERESTS OF TUCKER ANTHONY SUTRO'S DIRECTORS AND EXECUTIVE OFFICERS IN THE
MERGER

     Some of Tucker Anthony Sutro's directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Tucker Anthony Sutro. Tucker Anthony Sutro's board of directors knew about these additional interests and considered them when they approved the merger agreement. These interests include the following:

     Retention Bonus Pool. Some officers and key employees, as determined by the Chairman and Chief Executive Officer of Tucker Anthony Sutro, in consultation with the Chairman and Chief Executive Officer of Dain Rauscher Corporation, a wholly owned subsidiary of Royal Bank of Canada, will be eligible to receive awards from a U.S. $125 million retention bonus pool. The retention awards will be paid over a period of either three or four years of continued employment from the date of the completion of the merger, subject to accelerated payment upon certain qualifying employment terminations.

     Stock Options. Some of the officers and directors hold unvested stock options, which will fully vest immediately prior to completion of the merger. Each holder of an option will be entitled to receive an amount in cash equal to the difference between U.S. $24.00 and the exercise price of the option multiplied by the number of Tucker Anthony Sutro shares subject to that option, less any income or employment tax withholding required under the Internal Revenue Code or any provision of state or local law.

     Restricted Stock. Some of the officers and directors hold restricted stock awards. Immediately prior to the completion of the merger, each restricted stock award (other than Hill, Thompson, Magid L.P. restricted stock awards) will become immediately and fully payable or distributable and any restrictions on such awards will lapse and any performance targets will deemed achieved in full. Upon completion of the merger, Hill, Thompson, Magid L.P. restricted stock awards will be converted into the right to receive $24.00 per share, and will continue to vest and become payable in cash following the completion of the merger according to their terms.

     New Employment Agreements. John H. Goldsmith, John F. Luikart and Mark T. Whaley entered into employment agreements with Tucker Anthony Sutro on August 1, 2001, which will become effective upon the completion of the merger. The new employment agreements will supersede the executives' existing employment agreements described below when the merger is completed. Under the new agreements, Tucker Anthony Sutro has agreed to employ each of the executives for a period commencing on the date of completion of the merger and ending December 31, 2004. The employment agreements provide for a guaranteed annual base salary for each executive as follows: Mr. Goldsmith -- $400,000, Mr. Luikart -- $300,000, and Mr. Whaley -- $400,000. Each executive will be awarded a 2001 bonus that is no less than the annual bonus that would be paid to the executive under Tucker Anthony Sutro's past practices as in effect prior to the completion of the merger (taking into account 2001 business performance). In addition, each executive is guaranteed a minimum bonus for the twelve-month bonus performance years 2002, 2003 and 2004 as follows: Mr.
Goldsmith -- $1,600,000, Mr. Luikart -- $1,700,000, and Mr. Whaley -- $350,000.
Pursuant to the retention program, on the effective date of the merger, each executive will also be granted a retention award in the following amounts for each executive: Mr. Goldsmith -- $1,500,000, Mr. Luikart -- $1,500,000, and Mr. Whaley -- $1,000,000. The retention awards will become payable in three equal annual installments on each of the first through third anniversaries of the completion of the merger, subject to accelerated payment upon certain qualifying employment terminations. In addition, on the earlier of (x) the successful conversion of Tucker Anthony Sutro's major broker-dealers onto the system of Dain Rauscher Corporation and (y) six months following the effective date of the merger, Mr. Goldsmith and Mr. Luikart will each receive a $1 million integration bonus pursuant to the terms of their employment agreements.

     The employment agreements also include confidentiality provisions that survive termination of employment and nonsolicitation provisions that endure for up to two years following the date of termination of employment. In addition, the employment agreements of Mr. Goldsmith and Mr. Whaley include noncompetition restrictions, which prohibit each executive from engaging in the business of, or having any interest in any entity engaging in any business conducted by Tucker Anthony Sutro on August 1, 2001, during the executive's employment with Tucker Anthony Sutro under the employment agreement and for a period of one year following the executive's termination of employment under certain circumstances. Each of Mr. Goldsmith's and Mr. Luikart's employment agreements provides that as long as he is employed by Tucker Anthony Sutro through December 31, 2004, Tucker Anthony Sutro will provide medical and dental benefits to him, his dependents and his spouse on the same basis as such benefits are provided to similarly situated senior executives of Tucker Anthony Sutro for the remainder of his life and that of his spouse.

     Each employment agreement provides that in the event the executive's employment is terminated other than for cause or disability, or if the executive terminates his employment for good reason, Tucker Anthony Sutro will provide the following severance benefits:

     - an amount equal to the executive's annual salary and guaranteed bonus that has accrued to the date of termination but has not been paid and an amount equal to the amount of salary and guaranteed bonus that the executive would have received had he remained employed throughout the term of his employment agreement;

     - medical and dental benefits to the executive, his spouse and his dependents on the same basis that such benefits are paid to similarly situated senior executives for the remainder of the term of the executive's employment agreement;

     - the entire unpaid portion of the retention award (and, for Mr. Goldsmith and Mr. Luikart, any unpaid integration bonus), to be paid within 20 days of the date of termination;

     - any unvested long-term incentive awards or other incentive awards will vest and become immediately exercisable, free of restrictions, to the extent those restrictions relate to continued employment; and

     - any other amounts or benefits that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of Tucker Anthony Sutro and its affiliated companies through the date of termination.

Under the employment agreements of Mr. Goldsmith and Mr. Luikart, any termination following the six month anniversary of the completion of the merger will entitle the executive to the severance benefits described above.

     Each employment agreement provides that if any payment made by Tucker Anthony Sutro to or for the benefit of the executive whether or not paid pursuant to the terms of the employment agreement, would be subject to excise tax payments under Section 4999 of the Internal Revenue Code, then Tucker Anthony Sutro will make an additional payment to each executive in an amount that, after deducting all federal, state and local taxes imposed on the additional payment, and the excise tax, will equal the tax payable by each executive.

     Existing Employment Agreements. Tucker Anthony Sutro is a party to existing employment agreements with Messrs. Goldsmith, McKay, Luikart and Whaley. Upon completion of the merger, the existing employment agreements of Messrs. Goldsmith, Luikart and Whaley will be superseded by their new employment agreements, described above.

     The employment agreements of Messrs. Goldsmith, McKay, Luikart and Whaley entitle each executive to receive severance benefits if the executive terminates his employment for good reason, or if the executive is terminated by Tucker Anthony Sutro without cause. "Good reason" includes a reduction in his duties and a reduction in pay and, under Mr. Whaley's employment agreement, the relocation of his principal place of business more than 25 miles from its current location. The severance benefits of Messrs. Goldsmith, McKay, Luikart and Whaley include cash compensation at the executive's current rate of pay and benefits through the end of the 24-month period following the date of termination of employment, with a lump sum of $500,000 payable at the time of termination and the remaining amounts payable in monthly installments over the 24-month period, with interest. In addition, any unvested stock options or restricted stock held by the executive will become immediately vested, and any unexercisable stock options will become immediately exercisable, upon such a termination. Each of these executives is prohibited for a period of two years following a termination by Tucker Anthony Sutro without cause or by the executive for good reason from soliciting any of Tucker Anthony Sutro's clients, officers, senior managers or senior investment executives.

     Kenneth S. Klipper was a party to an employment agreement with Tucker Anthony Sutro, the term of which has expired. Under the surviving terms of the agreement, Mr. Klipper is entitled to receive a lump sum payment of $500,000 if his employment is terminated by Tucker Anthony Sutro without cause prior to January 4, 2002.

     Voting and Support Agreement. In connection with the execution of the merger agreement, Thomas H. Lee Equity Fund III, L.P. and Thomas H. Lee Foreign Fund III, L.P. executed a voting and support agreement in which each agreed to vote the shares of Tucker Anthony Sutro common stock that it owns in favor of adoption of the merger agreement. See "Voting and Support Agreement." C. Hunter Boll, Thomas M. Hagerty, David V. Harkins and Seth W. Lawry, who are directors of Tucker Anthony Sutro, are officers of an affiliate of the Funds and thus may be deemed to beneficially own the shares of Tucker Anthony Sutro common stock held by such Funds.

     Indemnification. Tucker Anthony Sutro's certificate of incorporation and the merger agreement contain provisions regarding indemnification of the directors and officers of Tucker Anthony Sutro and the merger agreement provides for the maintenance of directors' and officers' insurance for a period of six years after the effective time of the merger. See "The Merger
Agreement -- Indemnification; Directors' and Officers' Insurance."

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material federal income tax consequences of the merger to holders of Tucker Anthony Sutro common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement. Due to the complexity of the Internal Revenue Code, the following discussion is limited to the material federal income tax aspects of the merger for a stockholder of Tucker Anthony Sutro who is a citizen or resident of the United States and who, on the date on which the merger is completed, holds shares of Tucker Anthony Sutro common stock as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from amendments to the Internal Revenue Code after the date of this proxy statement. The following discussion does not address taxpayers subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of Tucker Anthony Sutro common stock upon the exercise of employee stock options or otherwise as compensation or who hold their shares as part of a hedge, straddle or conversion transaction. The following discussion does not address potential foreign, state, local and other tax consequences of the merger. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS THE FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

     For federal income tax purposes, the merger will be treated as a taxable sale or exchange of Tucker Anthony Sutro common stock for cash by each Tucker Anthony Sutro stockholder (including any stockholder who properly exercises dissenters' rights). Accordingly, the federal income tax consequences to the Tucker Anthony Sutro stockholders receiving cash will generally be as follows:

     - The stockholder may recognize a capital gain or loss by reason of the disposition of his, her or its shares of Tucker Anthony Sutro common stock pursuant to the merger.

     - The capital gain or loss, if any, will be long-term with respect to shares of Tucker Anthony Sutro common stock held for more than 12 months as of the effective time of the merger.

     - The amount of capital gain or loss to be recognized by each stockholder will be measured by the difference between the amount of cash received by the stockholder in connection with the merger, or cash received in connection with the exercise of dissenter's rights, and the stockholder's tax basis in the shares of Tucker Anthony Sutro common stock at the effective time of the merger.

     Cash payments made pursuant to the merger, including any cash paid to a stockholder who properly exercises dissenters' rights, will be reported to the extent required by the Internal Revenue Code to Tucker Anthony Sutro stockholders and the Internal Revenue Service. These amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at a rate of 30.5% may apply to a stockholder who fails to supply Tucker Anthony Sutro or the paying agent with the stockholder's taxpayer identification number or fails to report all interest and dividends required to be shown on the stockholder's federal income tax returns. Accordingly, each Tucker Anthony Sutro stockholder will be asked to provide a correct taxpayer identification number on a Substitute Form W-9 which is to be included in the appropriate letter of transmittal for the shares of Tucker Anthony Sutro common stock. Withholding may also apply to Tucker Anthony Sutro stockholders who are otherwise exempt from this withholding, such as a non-resident alien, if that person fails to properly document its status as an exempt recipient.

                              ACCOUNTING TREATMENT

     The merger will be accounted for by the use of the purchase method of accounting, in accordance with U.S. and Canadian GAAP. This means that Royal Bank of Canada will record as goodwill the excess of the purchase price of Tucker Anthony Sutro over the fair value of Tucker Anthony Sutro's identifiable assets, including intangible assets and liabilities.

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

                         REQUIRED REGULATORY APPROVALS

     The consummation of the merger is subject to a number of regulatory approvals that are described below. While Royal Bank of Canada and Tucker Anthony Sutro have no reason to believe that they will not be able to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, they cannot be certain that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental to the combined company or at all.

ANTITRUST


     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder, Royal Bank of Canada and Tucker Anthony Sutro cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. Royal Bank of Canada and Tucker Anthony Sutro filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on August 27, 2001, and the waiting period is currently scheduled to expire at 11:59 p.m. on September 26, 2001, unless otherwise terminated or extended by the antitrust agencies.



     At any time before or after completion of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Royal Bank of Canada or Tucker Anthony Sutro. Private parties may also bring actions under the antitrust laws under certain circumstances. Although Royal Bank of Canada and Tucker Anthony Sutro believe that the merger is legal under the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if made, that it will not be successful.


CANADIAN APPROVAL

     Under applicable Canadian law, the merger constitutes a substantial investment by Royal Bank of Canada in financial institutions and other entities. Accordingly, prior written approval of the Minister of Finance on the recommendation of the Superintendent of Financial Institutions is required before the merger can be completed.

BROKER-DEALER REGULATIONS

     Because Tucker Anthony Sutro owns registered broker-dealers, Royal Bank of Canada and Tucker Anthony Sutro must make certain filings with, or give notifications to, a number of U.S. federal, state and foreign governmental and self-regulatory agencies, and securities and other exchanges, before the merger is completed.

OTHER APPLICATIONS AND NOTICES

     Royal Bank of Canada and Tucker Anthony Sutro conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. These include the approval by the New Hampshire Banking Department in connection with the operations of Freedom Trust Company, a wholly owned subsidiary of Tucker Anthony Sutro. Royal Bank of Canada and Tucker Anthony Sutro are currently in the process of reviewing whether other filings or approvals may be required or desirable in other jurisdictions. Royal Bank of Canada and Tucker Anthony Sutro have no reason to believe that any of these requirements cannot be satisfied within the time period contemplated by the merger agreement. Either or both parties may not complete some of these filings or obtain some of these approvals prior to the effective time of the merger if, as a matter of practice, they are not required to be obtained prior to the effectiveness of the merger transaction.

                              THE MERGER AGREEMENT

     This section describes the material terms of the merger agreement. The description in this section is not complete. You should read the merger agreement, and the other information that is incorporated by reference in this proxy statement, carefully and in its entirety for a more complete understanding of the merger. The complete text of the merger agreement is attached to this proxy statement as Appendix A and is incorporated by reference into this proxy statement.

THE MERGER

     A newly formed, wholly owned indirect subsidiary of Royal Bank of Canada ("Merger Subsidiary") will merge with and into Tucker Anthony Sutro. Merger Subsidiary, which will be a Delaware corporation, will be created solely for the purposes of the merger and will have no significant assets and no operations of its own.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective when Tucker Anthony Sutro files a certificate of merger with the Secretary of State of the State of Delaware or at a later time as specified in the certificate of merger. The closing of the merger will take place on a date that is not later than the third business day after the conditions contained in the merger agreement have been satisfied or waived or, at the election of Royal Bank of Canada, the last business day of the month in which such day occurs, or on another date agreed upon by Royal Bank of Canada and Tucker Anthony Sutro.

ROYAL BANK OF CANADA'S RIGHT TO REVISE THE STRUCTURE OF THE MERGER

     Royal Bank of Canada may elect to restructure the merger:

     - so that Tucker Anthony Sutro is merged into Merger Subsidiary or another wholly owned subsidiary of Royal Bank of Canada; or

     - so that a wholly owned subsidiary of Royal Bank of Canada other than Merger Subsidiary is merged into Tucker Anthony Sutro.

     Royal Bank of Canada may not restructure the merger as set forth above if the restructuring would:

     - alter or change the amount or kind of merger consideration;

     - adversely change the treatment of holders of Tucker Anthony Sutro options; or

     - materially impede or delay the consummation of the transactions contemplated by the merger agreement.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the time the merger becomes effective, each issued and outstanding share of Tucker Anthony Sutro common stock, other than shares held by Royal Bank of Canada or its subsidiaries, shares held by Tucker Anthony Sutro as treasury shares or shares held by stockholders exercising dissenters' rights, will be converted into the right to receive U.S. $24.00 in cash without interest. Shares of common stock held by Royal Bank of Canada and its subsidiaries and shares held by Tucker Anthony Sutro as treasury shares will be canceled at the effective time of the merger.

EXCHANGE PROCEDURES

     Promptly after the effective time of the merger, a paying agent appointed by Royal Bank of Canada will mail to each former holder of record of Tucker Anthony Sutro common stock a letter with instructions on how to exchange Tucker Anthony Sutro stock certificates for the cash merger consideration.

     Please do not send in your Tucker Anthony Sutro stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your stock certificates with the enclosed proxy card. If your shares of Tucker Anthony Sutro common stock are held through a broker, your broker will surrender your shares for cancellation.
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

     After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the paying agent, Royal Bank of Canada will cause your check to be mailed to you. The Tucker Anthony Sutro stock certificates you surrender will be canceled. After the completion of the merger, there will be no further transfers of Tucker Anthony Sutro common stock, and Tucker Anthony Sutro stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration. If payment is to be made to a person other than the registered holder of the shares of Tucker Anthony Sutro common stock, the certificate surrendered must be properly endorsed or in proper form for transfer and any transfer or similar taxes must be paid by the person requesting the transfer or that person must establish to Royal Bank of Canada's satisfaction that such tax is not applicable.

     If your Tucker Anthony Sutro stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The paying agent will send you instructions on how to provide such evidence.

     If you do not return a completed letter of transmittal and your Tucker Anthony Sutro stock certificates to the paying agent within 180 days after the effective time of the merger, you may be required to look to Royal Bank of Canada, as a general creditor of Royal Bank of Canada, for payment of the cash merger consideration.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains a number of customary representations and warranties made by Tucker Anthony Sutro and Royal Bank of Canada relating to themselves and their respective subsidiaries. Tucker Anthony Sutro has made representations and warranties regarding, among other things:

     - its due organization, good standing and qualification;

     - its capital stock;

     - its subsidiaries;

     - its corporate power, authority and action;

     - its governmental filings, reports, SEC documents and financial statements;

     - the absence of certain specified violations as a result of the merger agreement;

     - the absence of undisclosed liabilities;

     - the absence of certain changes or events;

     - its properties and securities;

     - litigation and regulatory actions;

     - its compliance with laws and registrations with appropriate authorities;

     - its investment advisory clients and activities;

     - environmental matters;

     - its use of brokers or finders;

     - its compensation and benefit plans;

     - the absence of knowledge of any reason for regulatory approvals to be withheld;

     - its labor relations;

     - its insurance;

     - its tax matters;

     - its use of derivatives;

     - its accounting controls;
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

     - its intellectual property;

     - the opinion of Goldman, Sachs & Co.; and

     - the existence of certain non-competition contracts.

     Royal Bank of Canada has made representations and warranties regarding, among other things:

     - its due organization, good standing and authority;

     - its corporate authority and action;

     - its governmental filings;

     - the absence of certain specified violations as a result of the merger agreement;

     - the absence of knowledge of any reason why regulatory approvals would be withheld;

     - the availability of funds necessary to consummate the merger;

     - the interim operations of Merger Subsidiary;

     - its use of brokers and finders; and

     - its legal proceedings and regulatory actions.

CONDUCT OF BUSINESS PENDING THE MERGER

     During the period from the signing of the merger agreement until the merger becomes effective, Tucker Anthony Sutro has agreed, subject to limited exceptions, that, among other things, it:

     - will carry on its business in the ordinary and usual course and, to the extent consistent with that obligation, will use its reasonable best efforts to preserve its business organizations and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, counterparties, employees and business associates;

     - will not, and will not enter into an agreement to, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of Tucker Anthony Sutro or any of its subsidiaries, nor will it permit any additional shares of its capital stock to become subject to new grants of rights, options or similar stock-based rights;

     - will not declare, set aside for payment, or pay any dividend or other distribution on the capital stock of Tucker Anthony Sutro or any of its subsidiaries, other than dividends or distributions from wholly owned subsidiaries of Tucker Anthony Sutro to Tucker Anthony Sutro or another of its wholly owned subsidiaries and regular quarterly cash dividends on its common stock at a rate not to exceed U.S. $0.07 per share per quarter;

     - will not adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of Tucker Anthony Sutro capital stock;

     - will not enter into, amend, modify or renew any employment, consulting, severance or similar contract except as specified in or in connection with the merger agreement;

     - will not increase the salary, wages or other benefits of employees except as specified in or in connection with the merger agreement;

     - will not enter into, establish, adopt or amend in any material respect, except as specified in or in connection with the merger agreement, any benefit plan in respect of any director, officer or employee of Tucker Anthony Sutro or any of its subsidiaries or take any action to accelerate vesting thereunder;

     - will not sell, transfer, mortgage, encumber or otherwise dispose of, or permit the creation of any lien in respect of, or discontinue any material amount of its assets, businesses or properties, except in the ordinary course of business consistent with past practice;

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

     - will not acquire assets, business or properties of any other entity, except in the ordinary course of business consistent with past practice, and will not acquire beneficial ownership or control of 5% or more of any class of voting securities of a person, 25% or more of any class of securities of a person or 25% or more of the total equity of a person, provided in each case that the cost of any acquisition described does not exceed $1 million and the aggregate cost of all acquisitions does not exceed $3 million;

     - will not amend the corporate governance documents of Tucker Anthony Sutro or any of its subsidiaries;

     - will not implement or adopt any change in accounting principles or material accounting practices except as may be required by a change in U.S. GAAP;

     - will not make or change any material tax election, change any method of tax accounting, file any tax return or settle any dispute with respect to a material amount of taxes;

     - will not enter into, amend or terminate contracts where the amount payable by Tucker Anthony Sutro and its subsidiaries under such contract exceeds $500,000;

     - will not settle any claim, except those involving solely money damages and meeting the other conditions set out in the merger agreement;

     - will not knowingly take any action that is reasonably likely to result in any of Tucker Anthony Sutro's representations or warranties being untrue such that a condition to completion of the merger would not be satisfied;

     - will not knowingly take any action that is reasonably likely to result in any of the conditions to the merger not being satisfied;

     - will not knowingly engage in a new line of business or make any acquisition that would not be permissible for a United States financial holding company or that would subject Royal Bank of Canada or Tucker Anthony Sutro or any of their respective subsidiaries to regulation by a government entity that does not presently regulate them or whose regulation is materially different from regulations that are currently applicable to Royal Bank of Canada or Tucker Anthony Sutro;

     - will not incur debt other than in the ordinary course of business consistent with past practice;

     - will not engage in derivatives activities (except for hedging transactions) that would require an exception from Tucker Anthony Sutro's existing policy limits or a change in its existing risk parameters;

     - except to the extent required, based on the written advice of outside counsel, in the exercise of the fiduciary obligations of Tucker Anthony Sutro or one of its subsidiaries to an investment company, will not request that any action be taken by any board of trustees of that investment company, other than routine actions that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Tucker Anthony Sutro or any investment company;

     - will not make any significant change in the organization structure of Tucker Anthony Sutro and its subsidiaries; and

     - will not agree, commit to or enter into any agreement to take any of the actions discussed above.

     In addition, during the period from the signing of the merger agreement until the merger becomes effective, Royal Bank of Canada has agreed, subject to exceptions specified in the merger agreement, that it and each of its subsidiaries will not knowingly take any action that could reasonably be expected to result in any of Royal Bank of Canada's representations and warranties being untrue such that a condition to completion of the merger would not be satisfied or any of the conditions to the merger agreement would not be satisfied.

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

NO SOLICITATION OF ACQUISITION PROPOSALS

     Tucker Anthony Sutro has agreed that it will not, and it will use its reasonable best efforts to cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any acquisition proposal other than that contemplated by the merger agreement. However, Tucker Anthony Sutro and its board of directors have the right to:

     - make any disclosure to Tucker Anthony Sutro's stockholders if, in the good faith judgment of its board of directors, failure to do so would be inconsistent with its obligations under applicable law;

     - provide information to, or engage in such discussions or negotiations with, any person who has made a bona fide written acquisition proposal, received after August 1, 2001, that did not result from a breach of Tucker Anthony Sutro's obligation not to solicit or engage in discussions or negotiations with respect to an acquisition proposal except as contemplated in the merger agreement, if the acquisition proposal is a "superior proposal," Tucker Anthony Sutro's board of directors, after having consulted with and considering the advice of outside counsel, has determined in good faith that providing such information or engaging in such negotiations or discussions is required under Delaware law, and Tucker Anthony Sutro has received a confidentiality agreement from the person making the proposal; and

     - recommend an acquisition proposal to its stockholders, and withdraw its favorable recommendation of the merger, if the acquisition proposal is a "superior proposal," Tucker Anthony Sutro's board of directors, after having consulted with and considered the advice of outside counsel, has determined in good faith that making the recommendation is required under Delaware law and Tucker Anthony Sutro has received a confidentiality agreement from the person making the superior proposal.

A "superior proposal" is an acquisition proposal by a third party on terms that Tucker Anthony Sutro's board of directors determines in its good faith judgment, after consultation with its financial advisors, to be more favorable from a financial point of view to Tucker Anthony Sutro's stockholders than the merger and the other transactions contemplated by the merger agreement. In making this determination, the board must consider the likelihood of consummation of the third-party transaction on the terms set forth in the third-party proposal, taking into account all legal, financial, regulatory and other aspects of that proposal and any other relevant factors permitted under applicable law. The Tucker Anthony Sutro board must also notify Royal Bank of Canada that, absent action on the part of Royal Bank of Canada, it would consider the third-party acquisition proposal to be a superior proposal and must give Royal Bank of Canada at least five business days to respond to the third-party acquisition proposal. The Tucker Anthony Sutro board must then consider any amendment or modification to the merger agreement proposed by Royal Bank of Canada in response to this proposal in determining whether it is a superior proposal.

     Tucker Anthony Sutro has also agreed to terminate any activities, discussions or negotiations with any parties regarding acquisition proposals conducted prior to the date the merger agreement was signed and notify Royal Bank of Canada promptly of receipt of any acquisition proposal and its material terms, including the identity of the person making the acquisition proposal.

STOCK PLANS AND OTHER EMPLOYEE BENEFITS

  Stock Options and Restricted Stock

     Pursuant to the merger agreement, Tucker Anthony Sutro will use reasonable best efforts to take such action as may be necessary such that immediately prior to the effective time of the merger, all options to purchase shares of Tucker Anthony Sutro common stock will be fully vested. Each holder of such an option will be entitled to receive an amount in cash equal to the difference between U.S. $24.00 and the exercise price of the option multiplied by the number of Tucker Anthony Sutro shares subject to that option, less any income or employment tax withholding required under the Internal Revenue Code or any provision of state or local law.

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

     Pursuant to the merger agreement, Tucker Anthony Sutro will use reasonable best efforts to take such action as may be necessary such that immediately prior to the effective time of the merger, each restricted stock award (other than Hill, Thompson, Magid L.P. restricted stock awards) will become immediately and fully payable or distributable and any restrictions on such awards will lapse and any performance targets will deemed achieved in full. Upon completion of the merger, Hill, Thompson, Magid L.P. restricted stock awards will be converted into the right to receive $24.00 cash per share, and will continue to vest and become payable following the completion of the merger according to their terms.

  Other Employee Benefits

     Tucker Anthony Sutro and Royal Bank of Canada have agreed that, after completion of the merger:

     - Royal Bank of Canada or the surviving company in the merger will honor, in accordance with their terms, all benefit obligations to Tucker Anthony Sutro employees accrued as of the effective time of the merger and all employee severance obligations under plans and policies of Tucker Anthony Sutro in existence on August 1, 2001;

     - Royal Bank of Canada or the surviving company will provide Tucker Anthony Sutro employees with employee benefits and compensation plans that are no less favorable than those provided from time to time to similarly situated employees of Dain Rauscher Corporation, a wholly owned subsidiary of Royal Bank of Canada, provided that Tucker Anthony Sutro and Royal Bank of Canada will cooperate prior to the completion of the merger to develop a strategy for providing defined contribution retirement and welfare benefit plans to employees of Tucker Anthony Sutro after the completion of the merger in a manner that is reasonably acceptable to Tucker Anthony Sutro with any such strategy to be deemed consistent with the foregoing standard; and

     - employees of Tucker Anthony Sutro will be credited for years of service with Tucker Anthony Sutro for all purposes under any Royal Bank of Canada employee benefit plan in which such employees are entitled to participate, except for purposes of benefit accrual under any defined benefit pension plan.

     Pursuant to the merger agreement, a retention bonus pool of U.S. $125 million will be allocated among key employees of Tucker Anthony Sutro, as determined by the Chairman and Chief Executive Officer of Tucker Anthony Sutro, in consultation with the Chairman and Chief Executive Officer of Dain Rauscher Corporation, and retention awards will be paid over a period of three to four years of continued employment, subject to accelerated payment upon certain qualifying employment terminations. During the first year following completion of the merger, Tucker Anthony Sutro will provide its employees with severance benefits in accordance with the Dain Rauscher Severance Pay Plan in effect on August 1, 2001, and Royal Bank of Canada will provide a supplemental cash severance pool of $5 million to be allocated to Tucker Anthony Sutro employees identified, and in the amounts and upon the terms determined, by the Chairman and Chief Executive Officer of Tucker Anthony Sutro in consultation with the Chairman and Chief Executive Officer of Dain Rauscher Corporation.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     After the merger, Royal Bank of Canada, to the fullest extent permitted under applicable law, will cause the surviving company in the merger to indemnify and hold harmless the individuals who immediately prior to the merger were directors or officers of Tucker Anthony Sutro against all costs arising from or relating to or otherwise in respect of any actual or threatened claim or action arising out of matters existing before or at the effective time of the merger.

     Royal Bank of Canada will use reasonable best efforts to require the surviving company to provide, for a period of six years after the merger becomes effective, directors' and officers' liability insurance that will reimburse present and former officers and directors of Tucker Anthony Sutro and its subsidiaries for claims against them arising from events that occurred before the effective time of the merger, in coverage and amounts that are no less than, and on terms that are no less advantageous in any material respect than, those provided by Tucker Anthony Sutro, provided that Royal Bank of Canada will not be required to spend more than 200% of the amount currently spent by Tucker Anthony Sutro for that insurance.

ADDITIONAL COVENANTS

     The merger agreement contains additional covenants regarding the conduct of the parties prior to the merger, some of which are described below.

  Reasonable Best Efforts

     Subject to the terms of the merger agreement, Tucker Anthony Sutro and Royal Bank of Canada will use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause others to do, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger as promptly as practicable. Each party will cooperate fully with the other to that end.

  Stockholder Meetings

     Tucker Anthony Sutro and Royal Bank of Canada will cooperate to file with the Securities and Exchange Commission any documents necessary to complete the merger. Tucker Anthony Sutro will take all action necessary to convene a special meeting of its stockholders as promptly as practicable after August 1, 2001, at which the holders of Tucker Anthony Sutro's common stock will consider the adoption of the merger agreement, even if the board makes no recommendation with respect to the merger agreement or recommends that the stockholders reject the merger agreement unless the merger agreement is terminated before the date of the special meeting.

     The board of directors of Tucker Anthony Sutro will recommend to its stockholders the adoption of the merger agreement and will use its best reasonable efforts, subject to the terms of the merger agreement and applicable law, to solicit that adoption, subject to the right of the board to withdraw its recommendation under certain circumstances.

  Regulatory Applications; Consents

     Tucker Anthony Sutro, Royal Bank of Canada and their respective subsidiaries will cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, notices, applications, consents, registrations, approvals, permits or authorizations with, to or of all third parties and governmental authorities necessary to consummate the transactions contemplated by the merger agreement as promptly as reasonably practicable.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of the parties to the merger agreement are subject to the fulfillment or waiver of various conditions as described in this section.

  Conditions to Royal Bank of Canada's and Tucker Anthony Sutro's Obligations

     Royal Bank of Canada and Tucker Anthony Sutro are obligated to complete the merger only if each of the following conditions is satisfied or waived:

     - the merger agreement must be adopted by the holders of a majority of the outstanding shares of Tucker Anthony Sutro common stock entitled to vote thereon;

     - all approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all governmental authorities and other third parties required for the consummation of the merger must have been obtained or made and must be in full force and effect and all waiting periods required by law must have expired, other than those that, if they were not obtained or made or if they had not expired, would not reasonably be expected to have a material adverse effect on Royal Bank of Canada or Tucker Anthony Sutro. No governmental or regulatory consent will be deemed obtained or made if it is subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, would be reasonably likely to have a material adverse effect on the surviving company in the merger or Royal Bank of Canada after the merger; and

     - no governmental authority may have enacted or issued any statute, rule, injunction or other order that restrains or prohibits the consummation of the merger and the related transactions.

  Conditions to the Obligations of Tucker Anthony Sutro

     Tucker Anthony Sutro will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

     - the representations and warranties of Royal Bank of Canada must be true and correct as of the date of the merger agreement and as of the date of closing, except where the failure to be true and correct would not have a material adverse effect on Royal Bank of Canada (or, in the case of the corporate authority representation, must be true in all material respects), and Tucker Anthony Sutro must have received a certificate to that effect, dated the closing date, signed by a senior executive officer on behalf of Royal Bank of Canada and

     - Royal Bank of Canada and Merger Subsidiary must have performed in all material respects all obligations required by the merger agreement at or prior to the closing date, and Tucker Anthony Sutro must have received a certificate to that effect, dated the closing date, signed by a senior executive officer on behalf of Royal Bank of Canada.

  Conditions to the Obligations of Royal Bank of Canada and Merger Subsidiary

     Royal Bank of Canada will be obligated to complete the merger only if each of the following conditions is satisfied or waived:

     - the representations and warranties of Tucker Anthony Sutro must be true and correct as of the date of the merger agreement and as of the date of closing, except where the failure to be true and correct would not have a material adverse effect on Tucker Anthony Sutro (or, in the case of specified representations, must be true and correct in all material respects), and Royal Bank of Canada must have received a certificate to that effect, dated the closing date, signed by Tucker Anthony Sutro's Chief Executive Officer and Chief Financial Officer on behalf of Tucker Anthony Sutro;

     - Tucker Anthony Sutro must have performed in all material respects all obligations required by the merger agreement at or prior to the closing date, and Royal Bank of Canada must have received a certificate to that effect, dated the closing date, signed by Tucker Anthony Sutro's Chief Executive Officer and Chief Financial Officer on behalf of Tucker Anthony Sutro; and

     - the employment agreements of certain of the individuals who entered into such agreements concurrently with the execution of the merger agreement must be in full force and effect and in each case, such individual must be employed by Tucker Anthony Sutro as of the closing and not have committed an act or omission that would permit termination "for cause" under their respective employment agreements.

TERMINATION AND THE EFFECTS OF TERMINATION

     The merger agreement may be terminated under the circumstances described in this section. In some cases this may require Tucker Anthony Sutro to pay a termination fee as described below.

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

  Termination by Royal Bank of Canada or Tucker Anthony Sutro

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

     - by the mutual consent of Royal Bank of Canada and Tucker Anthony Sutro;

     - by Royal Bank of Canada or Tucker Anthony Sutro, in the event of:

        - a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach; and

        - which breach, individually or in the aggregate with other breaches, would cause a condition of the merger agreement not to be satisfied or is reasonably likely to prevent, materially delay or materially impair the ability of the parties to consummate the merger;

        - by Royal Bank of Canada or Tucker Anthony Sutro if the merger is not completed on or before April 30, 2002, except to the extent such failure arises out of the knowing action or inaction of the party seeking to terminate the merger agreement;

     - by Royal Bank of Canada or Tucker Anthony Sutro, if the approval of any governmental authority required for consummation of the merger has been denied by final non-appealable action of the governmental authority, as further discussed in the merger agreement;

     - by Royal Bank of Canada or Tucker Anthony Sutro, if Tucker Anthony Sutro's stockholders fail to approve the merger;

     - by Royal Bank of Canada, if at any time prior to the special meeting of Tucker Anthony Sutro stockholders, Tucker Anthony Sutro's board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation to approve the merger agreement, or modifies or changes its recommendation in a manner adverse to the interests of Royal Bank of Canada; or

     - by Royal Bank of Canada, if Tucker Anthony Sutro or its board of directors determines to negotiate with any person other than Royal Bank of Canada in connection with a competing acquisition proposal or recommends that Tucker Anthony Sutro's stockholders approve any acquisition proposal other than the merger.

  Fee if the Merger Agreement is Terminated

     Tucker Anthony Sutro must pay to Royal Bank of Canada a cash termination fee of U.S. $6.25 million if Royal Bank of Canada terminates the merger agreement:

     - at any time prior to the special meeting of Tucker Anthony Sutro stockholders because Tucker Anthony Sutro's board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation to approve the merger agreement, or modifies or changes its recommendation in a manner adverse to the interests of Royal Bank of Canada; or

     - because Tucker Anthony Sutro or its board of directors recommends that Tucker Anthony Sutro's stockholders approve any acquisition transaction other than the merger.

     The payment of this fee is in addition to any other rights that Royal Bank of Canada has under the merger agreement, the stock option agreement described below or otherwise. Royal Bank of Canada has agreed that the total profit that it may receive upon exercise of the option granted pursuant to the stock option agreement and payment of any termination fee payable by Tucker Anthony Sutro under the merger agreement will not exceed U.S. $25 million. See "Stock Option Agreement."

EXPENSES

     Each party will bear all expenses incurred by it in connection with the merger agreement.

AMENDMENT AND WAIVER

     Before the merger, any provision of the merger agreement may be waived by the party benefited by the provision in a written document signed by that party, or amended or modified at any time by an agreement in writing executed in the same manner as the merger agreement. However, after the stockholders of Tucker Anthony Sutro adopt the merger agreement, no amendment may be made which under applicable law would require further approval of the stockholders without obtaining the required further approval.

                             STOCK OPTION AGREEMENT

     This section describes the material terms of the stock option agreement between Tucker Anthony Sutro and Royal Bank of Canada. The following description is not complete and you should read the stock option agreement, and the other information that is incorporated by reference in this proxy statement, carefully and in its entirety for a more complete understanding of the stock option agreement. The complete text of the stock option agreement is attached to this proxy statement as Appendix B and is incorporated by reference into this proxy statement.

     Pursuant to the stock option agreement, Royal Bank of Canada has the right, under the circumstances described below, to acquire up to 4,986,584 of the authorized but unissued shares of Tucker Anthony Sutro common stock, or approximately 19.9% of the outstanding shares as of August 1, 2001, at a per share exercise price of U.S. $23.64, payable in cash. In the event that any additional shares of Tucker Anthony Sutro common stock are issued or otherwise become outstanding, or are redeemed or otherwise cease to be outstanding, in each case after August 1, 2001, the number of shares subject to the stock option agreement shall be adjusted so that after such issuance, redemption or other action the number of shares subject to the stock option agreement equals 19.9% of the number of shares of Tucker Anthony Sutro common stock then issued and outstanding. The stock option agreement could have the effect of making an acquisition of Tucker Anthony Sutro by a third party more costly because of the need to acquire from Royal Bank of Canada in any third-party transaction the option shares issued under the stock option agreement.

     The option may be exercised by Royal Bank of Canada, in whole or in part, at any time or from time to time, if any of the following "subsequent triggering events" has occurred prior to the occurrence of an "exercise termination event," as long as Royal Bank of Canada sends written notice of the exercise within 90 days of the subsequent triggering event:

     - any person (other than Tucker Anthony Sutro or any of its subsidiaries) acquires beneficial ownership of 25% or more of the then-outstanding Tucker Anthony Sutro common stock, or

     - Tucker Anthony Sutro, without the consent of Royal Bank of Canada, has entered into an agreement with any person other than Royal Bank of Canada or its subsidiaries with respect to an acquisition proposal for a merger, the acquisition of substantially all of the assets or operations of Tucker Anthony Sutro or the acquisition of more than 25% of the voting power of Tucker Anthony Sutro's or one of its subsidiaries' securities, or the board of directors of Tucker Anthony Sutro has recommended that the stockholders of Tucker Anthony Sutro approve or accept any acquisition proposal with any person other than Royal Bank of Canada or its subsidiaries.

An "exercise termination event" means (i) the completion of the merger, (ii) termination of the merger agreement according to its terms (other than a termination because of a volitional and incurable or uncured breach by Tucker Anthony Sutro of the merger agreement, because Tucker Anthony Sutro's board of directors fails to recommend the merger to its stockholders, withdraws such recommendation or modifies or changes such recommendation in a manner adverse to the interests of Royal Bank of Canada, or because the Tucker Anthony Sutro board of directors negotiates with any person other than Royal Bank of Canada in connection with an acquisition proposal or recommends a competing acquisition proposal to its stockholders) if such termination occurs prior to the occurrence of an "initial triggering event" or (iii) the passage of 18 months after termination of the merger agreement if termination follows the occurrence of an "initial triggering event" or is a termination described in the parenthetical in
(ii) above. An "initial triggering event" is any of the following:

     - Tucker Anthony Sutro, without the consent of Royal Bank of Canada, has entered into an agreement with any person other than Royal Bank of Canada or its subsidiaries with respect to an acquisition proposal through a merger, the acquisition of substantially all of the assets or operations of Tucker Anthony Sutro or the acquisition of more than 10% of the voting power of Tucker Anthony Sutro's or one of its subsidiaries' securities, or the board of directors of Tucker Anthony Sutro has recommended that the stockholders of Tucker Anthony Sutro approve or accept any acquisition proposal with any person other than Royal Bank of Canada or its subsidiaries;

     - any person other than Royal Bank of Canada or its subsidiaries has acquired beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of Tucker Anthony Sutro common stock (other than any party to the voting and support agreement described below, so long as such person does not acquire shares after August 1, 2001 with the intent of effecting or facilitating a transaction of a sort that could reasonably be expected to lead to one of the "subsequent triggering events" described above);

     - the stockholders of Tucker Anthony Sutro voted and failed to approve the merger agreement, or a meeting of the stockholders of Tucker Anthony Sutro has not been held or has been canceled before termination of the merger agreement, if, in each case, before that meeting or termination of the merger agreement, there has been a public announcement that any person other than Royal Bank of Canada or its subsidiaries has made or intends to make a bona fide acquisition proposal to Tucker Anthony Sutro;

     - the board of directors of Tucker Anthony Sutro has withdrawn, modified or qualified, or publicly announced its intention to withdraw, modify or qualify, in any manner adverse to Royal Bank of Canada, its recommendation that the stockholders of Tucker Anthony Sutro approve the merger in anticipation of engaging in a transaction involving a competing acquisition proposal, or Tucker Anthony Sutro has authorized, recommended, proposed, or publicly announced its intention to authorize, recommend or propose an acquisition proposal with any person other than Royal Bank of Canada or its subsidiaries;

     - any person other than Royal Bank of Canada or its subsidiaries has filed with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute a competing acquisition transaction, or filed a preliminary proxy statement with the Securities and Exchange Commission with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer;

     - Tucker Anthony Sutro has willfully breached any covenant or obligation contained in the merger agreement after an overture is made by a third party to Tucker Anthony Sutro or its stockholders with respect to a competing acquisition proposal, and following that breach Royal Bank of Canada would be entitled to terminate the merger agreement, and the breach has not been cured by the time Royal Bank of Canada provides notice that it will exercise the stock option; and

     - any person other than Royal Bank of Canada and its subsidiaries, without Royal Bank of Canada's consent, has filed an application or notice with any regulatory or antitrust authority regarding an acquisition transaction with Tucker Anthony Sutro.

     Royal Bank of Canada cannot exercise the stock option at any time when Royal Bank of Canada is in material breach of any of its covenants or agreements contained in the merger agreement such that Tucker Anthony Sutro would be entitled to terminate the merger agreement in accordance with its terms.

     In lieu of the payment of the option price and the receipt of the option shares, under certain circumstances, Royal Bank of Canada may require Tucker Anthony Sutro to repurchase the stock option at a cash purchase price equal to the product determined by multiplying (x) the number of option shares as to which the option has not yet been exercised by (y) the excess of the fair market value of the Tucker Anthony Sutro common stock, as determined in accordance with the terms of the stock option agreement, over the exercise price of the option as specified in the stock option agreement. Under certain circumstances, Royal Bank of Canada may require Tucker Anthony Sutro to repurchase option shares at a cash price set forth in the option agreement.

     In addition, under certain circumstances, Royal Bank of Canada may surrender its option in exchange for a cash fee payable by Tucker Anthony Sutro equal to $18.75 million (i) plus, if applicable, the purchase price of any option shares purchased by Royal Bank of Canada, (ii) minus, if applicable, the profit of Royal Bank of Canada from any sale of any option shares to an unaffiliated third party and (iii) minus, if applicable, any amount paid by Tucker Anthony Sutro to Royal Bank of Canada pursuant to the termination provisions of the merger agreement.

     The stock option agreement provides that Tucker Anthony Sutro will, at the request of Royal Bank of Canada made within 12 months of the date that the option becomes exercisable, prepare, file and keep current a registration statement under the Securities Act of 1933 covering any shares of Tucker Anthony Sutro common stock issued and issuable pursuant to the stock option agreement. Tucker Anthony Sutro will use its reasonable best efforts to cause the registration statement to promptly become effective and then remain effective for a period of 180 days following effectiveness. Royal Bank of Canada has the right to request two such registrations.

     In the event that prior to an exercise termination event:

     - Tucker Anthony Sutro enters into a merger agreement with any person other than Royal Bank of Canada or any of its subsidiaries and Tucker Anthony Sutro does not survive the merger;

     - Tucker Anthony Sutro enters into a merger agreement with a person other than Royal Bank of Canada or its subsidiaries and Tucker Anthony Sutro survives the merger, but the outstanding shares of Tucker Anthony Sutro common stock are exchanged for securities of another person or cash or other property, or the then-outstanding shares of Tucker Anthony Sutro common stock represent less than 50% of outstanding shares of the merged company; or

     - Tucker Anthony Sutro enters into an agreement to sell all or a substantial part of its assets or operations to any person other than Royal Bank of Canada or any of its subsidiaries,

then the agreement governing the applicable transaction must provide that upon the completion of that transaction, the stock option will be converted into a substitute option of the acquiring person or any person that controls the acquiring person, and that option will have substantially the same terms and conditions of the stock option.

     Notwithstanding any other provision of the stock option agreement, in no event may the stock option be exercised if such exercise would, as of the date of exercise, provide Royal Bank of Canada with a Total Profit, as defined below, of more than U.S. $25 million. As defined in the stock option agreement, "Total Profit" means the total, before taxes, of the following:

     - any excess of the net value received by Royal Bank of Canada on the sale of any shares purchased under the option over Royal Bank of Canada's purchase price for the shares;

     - plus all amounts received by Royal Bank of Canada on the repurchase or surrender of the option or option shares;

     - plus all equivalent amounts with respect to the substitute option and related excess cash payments;

     - minus any cash paid or options delivered to Tucker Anthony Sutro to reduce Royal Bank of Canada's Total Profit; and

     - minus any termination fee paid by Tucker Anthony Sutro pursuant to the merger agreement.

If the Total Profit would exceed $25 million, Royal Bank of Canada, at its sole election, must either reduce the number of shares subject to the option, deliver to Tucker Anthony Sutro for cancellation shares of common stock previously purchased by Royal Bank of Canada, pay cash to Tucker Anthony Sutro, increase or otherwise adjust the option exercise price (or any portion thereof), reduce the amount of the option repurchase price, make similar adjustments in respect of any substitute option or undertake any combination of the foregoing so that its actually realized Total Profit does not exceed $25 million after taking into account the foregoing actions.

                          VOTING AND SUPPORT AGREEMENT

     This section describes the material terms of the voting and support agreement between Royal Bank of Canada, on the one hand, and Thomas H. Lee Equity Fund III, L.P. and Thomas H. Lee Foreign Fund III, L.P., on the other hand. The following description is not complete and you should read the voting and support agreement, and the other information that is incorporated by reference in this proxy statement, carefully and in its entirety for a more complete understanding of the voting and support agreement. The complete text of the voting and support agreement is attached to this proxy statement as Appendix C and is incorporated by reference into this proxy statement.

     Concurrently with the execution of the merger agreement, Royal Bank of Canada executed with Thomas H. Lee Equity Fund III, L.P. and Thomas H. Lee Foreign Fund III, L.P. (each, a "Fund" and collectively, the "Funds") a voting and support agreement pursuant to which each of the Funds agreed, from and after August 1, 2001 and until the date on which the merger agreement is terminated as described below:

     - appear at each meeting of the stockholders of Tucker Anthony Sutro (including any adjournments or postponements thereof) or otherwise cause the shares of Tucker Anthony Sutro common stock owned beneficially and of record by such Fund and subject to the voting and support agreement to be counted as present at each such meeting (including any adjournments or postponements thereof) for purposes of calculating a quorum;

     - vote (or cause to be voted) at each such meeting, in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the shares of Tucker Anthony Sutro common stock and any other voting securities of Tucker Anthony Sutro that are owned beneficially and of record by such Fund or as to which such Fund has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption of the merger agreement and any other action requested by Royal Bank of Canada in furtherance of the merger agreement; (y) against any action or agreement submitted for approval of the stockholders that such Fund would reasonably expect would result in a breach of any covenant, representation, warranty or any other obligation or agreement of Tucker Anthony Sutro in the merger agreement or of such Fund in the voting and support agreement; and (z) against any competing acquisition proposal or any other action, agreement or transaction submitted for approval of the stockholders that such Fund would reasonably expect is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, or delay, postpone, discourage or materially and adversely affect the merger or the voting and support agreement;

     - grant the Royal Bank of Canada a proxy to vote the shares of Tucker Anthony Sutro common stock that are owned beneficially and of record by such Fund if such Fund fails for any reason to vote such shares as described above, which proxy would be irrevocable for so long as the voting and support agreement were in effect;

     - while the voting and support agreement is in effect, not sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of, or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Tucker Anthony Sutro or any other person, or enter into any contract, option or other arrangement or understanding with respect to any of the foregoing, any shares of Tucker Anthony Sutro common stock owned beneficially and of record by such Fund or any securities exercisable or exchangeable for or convertible into shares of Tucker Anthony Sutro common stock, any other capital stock of Tucker Anthony Sutro or any interest in any of the foregoing with any person; and

     - not initiate, solicit, encourage or knowingly facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to, and not participate in any negotiations or take other specified actions concerning, the transfer of the shares subject to the voting and support agreement or a competing acquisition proposal, and immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to August 1, 2001 with respect to the transfer of the shares subject to the voting and support agreement or a competing acquisition proposal.

     The voting and support agreement will terminate on the earlier of (x) the date on which the merger agreement is terminated in accordance with its terms and (y) the effective time of the merger. The number of shares of Tucker Anthony Sutro common stock subject to the voting and support agreement is 4,571,606 shares, which represents approximately 18.6% of the outstanding shares of Tucker Anthony Sutro common stock as of the record date.

               MARKET PRICE OF TUCKER ANTHONY SUTRO COMMON STOCK

     Tucker Anthony Sutro common stock is listed on the New York Stock Exchange under the symbol "TA." The following table sets forth, for the periods indicated, the high and low sales prices per share for Tucker Anthony Sutro common stock as reported on the New York Stock Exchange and the dividends per share of common stock paid by Tucker Anthony Sutro in each quarter:


                                                               HIGH        LOW      DIVIDENDS
                                                              -------    -------    ---------
                                                                        (IN U.S. $)
1998:
  Second Quarter (from April 2, 1998).......................  $23.125    $17.188         --
  Third Quarter.............................................   21.500     11.688      $0.04
  Fourth Quarter............................................   19.000      9.375       0.04
1999:
  First Quarter.............................................   18.000     14.125       0.04
  Second Quarter............................................   19.000     14.375       0.05
  Third Quarter.............................................   17.125     12.563       0.05
  Fourth Quarter............................................   15.000     10.250       0.05
2000:
  First Quarter.............................................   16.125     10.250       0.05
  Second Quarter............................................   18.813     14.250       0.06
  Third Quarter.............................................   26.000     16.313       0.06
  Fourth Quarter............................................   28.625     16.500       0.06
2001:
  First Quarter.............................................   26.188     17.400       0.07
  Second Quarter............................................   24.630     16.750       0.07
  Third Quarter (through September 5, 2001).................   27.710     21.450       0.07



     The closing price per share on the New York Stock Exchange of Tucker Anthony Sutro common stock on July 31, 2001, which was the last full trading day immediately preceding the public announcement of the proposed merger, was U.S. $23.95. On September 5, 2001, which is the latest practicable date prior to the printing of this proxy statement, the closing price for Tucker Anthony Sutro common stock on the New York Stock Exchange was U.S. $23.78.



     As of September 4, 2001, there were 24,563,485 shares of Tucker Anthony Sutro common stock outstanding held by approximately 463 holders of record.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth information concerning the beneficial ownership of Tucker Anthony Sutro's common stock by (i) directors and executive officers (designated under the rules of the Securities and Exchange Commission) and all directors and executive officers as a group (13 persons) and (ii) all persons or groups that beneficially owned 5 percent or more of Tucker Anthony Sutro's common stock. Unless indicated otherwise, the information below is current as of August 13, 2001, and each named beneficial owner possesses sole voting and investment power with respect to all shares. On September 4, 2001, Tucker Anthony Sutro had 24,563,485 shares of common stock outstanding.



                                                               NUMBER OF
                                                                 SHARES
                                                              BENEFICIALLY     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         OWNED(2)      COMMON STOCK
---------------------------------------                       ------------    ------------
Thomas H. Lee Equity Fund III, L.P.(3)......................   4,305,212          17.5%
Thomas H. Lee Equity Advisors III, Limited Partnership(3)...   4,571,606          18.6%
Thomas H. Lee Equity Trust III(3)...........................   4,571,606          18.6%
John H. Goldsmith(4)........................................     175,727             *
John F. Luikart(5)..........................................     151,282             *
Kevin J. McKay(6)...........................................     101,416             *
David P. Prokupek(7)........................................     164,047             *
Mark T. Whaley(8)...........................................     192,103             *
Robert H. Yevich(9).........................................     114,158             *
C. Hunter Boll(10)..........................................   4,571,606          18.6%
Winston J. Churchill........................................          --             *
Thomas M. Hagerty(11).......................................   4,579,470          18.6%
David V. Harkins(12)........................................   4,587,680          18.7%
Hugh R. Harris..............................................          --             *
Seth W. Lawry(13)...........................................   4,571,606          18.6%
All directors and executive officers as a group (13
  persons)(14)..............................................   5,595,384          22.8%


---------------
  *  Less than one percent.

 (1) Unless otherwise indicated, the address of each of the directors and named executive officers is c/o Tucker Anthony Sutro, One Beacon Street, Boston, MA 02108.

 (2) We determine beneficial ownership according to the rules of the Securities and Exchange Commission ("SEC"). In determining the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person are deemed outstanding if those options are currently exercisable or are exercisable within 60 days after August 13, 2001. Such shares, however, are not deemed outstanding for purposes of determining the percentage ownership of each other person.

 (3) Information as to beneficial ownership is derived from Reports on Schedule 13G. Thomas H. Lee Equity Trust III ("Trust") is the general partner of Thomas H. Lee Equity Advisors III, Limited Partnership ("Advisors"), and Advisors is the general partner of each of Thomas H. Lee Equity Fund III, L.P. ("Fund") and Thomas H. Lee Foreign Fund III, L.P. ("Foreign Fund"). Therefore, Trust and Advisors may each be deemed beneficial owners of shares held by Fund and Foreign Fund, although each disclaims beneficial ownership of such shares except to the extent it has a pecuniary interest in such shares. Fund directly owns 4,305,212 shares, and Foreign Fund directly owns 266,394 shares. Neither Trust nor Advisors owns any shares directly. Each of Trust, Advisors and Fund maintain its principal business address c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, MA 02109.

     Fund and Foreign Fund have entered into a voting and support agreement with respect to the shares each owns beneficially and of record. See "Voting and Support Agreement." As disclosed in the Schedule 13D filed by Royal Bank of Canada with the SEC on August 13, 2001, Royal Bank of Canada may be deemed to be the beneficial owner of such shares as a result of the voting and support agreement, although Royal Bank of Canada disclaims beneficial ownership of such shares.

 (4) Includes 45,021 shares as to which the owner has the right to acquire beneficial ownership within 60 days after August 13, 2001. Also includes 9,197 shares of common stock held in a retirement account for the benefit of Mr. Goldsmith. Does not include 100 shares of common stock owned by Mr. Goldsmith's wife with respect to which he disclaims beneficial ownership.

 (5) Includes 36,211 shares as to which the owner has the right to acquire beneficial ownership within 60 days after August 13, 2001. Also includes 9,572 shares of common stock held in a retirement account for the benefit of Mr. Luikart and 93,900 shares of common stock owned by Mr. Luikart and his wife as joint tenants or held in a trust in which Mr. Luikart and his wife share voting and investment power. Does not include 14,000 shares of common stock owned by Mr. Luikart's wife with respect to which he disclaims beneficial ownership.

 (6) Includes 23,732 shares as to which the owner has the right to acquire beneficial ownership within 60 days after August 13, 2001. Also includes 797 shares of common stock held in a retirement account for the benefit of Mr. McKay.

 (7) Includes 4,843 shares of common stock held in a retirement account for the benefit of Mr. Prokupek and 8,000 shares of common stock owned by Mr. Prokupek and his wife as joint tenants.

 (8) Includes 5,876 shares of common stock held in a retirement account for Mr. Whaley and 10,000 shares of common stock owned by Mr. Whaley and his wife as joint tenants.

 (9) Includes 36,211 shares as to which the owner has the right to acquire beneficial ownership within 60 days after August 13, 2001. Also includes 3,247 shares of common stock held in a retirement account for the benefit of Mr. Yevich. Does not include 500 shares shares of common stock owned by Mr. Yevich's wife as custodian for their son with respect to which he disclaims beneficial ownership.

(10) Consists of shares of common stock held by the Fund and the Foreign Fund, which Mr. Boll may be deemed to beneficially own by virtue of his position as an officer of the Trust. Mr. Boll disclaims beneficial ownership of such shares. Mr. Boll maintains his principal business address c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, MA 02109.

(11) Consists of 4,571,606 shares of common stock held by the Fund and the Foreign Fund, which Mr. Hagerty may be deemed to beneficially own by virtue of his position as an officer of the Trust. Mr. Hagerty disclaims beneficial ownership of such shares. Mr. Hagerty also directly owns 7,864 shares of common stock. Mr. Hagerty maintains his principal business address c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, MA 02109.

(12) Consists of 4,571,606 shares of common stock held by the Fund and the Foreign Fund, which Mr. Harkins may be deemed to beneficially own by virtue of his position as a Trustee of the Trust. Mr. Harkins disclaims beneficial ownership of such shares. Mr. Harkins also owns directly 16,074 shares of common stock. Mr. Harkins maintains his principal business address c/o Thomas H. Lee Partners, L.P., 75 State Street, Boston, MA 02109.

(13) Consists of shares of common stock held by the Fund and the Foreign Fund, which Mr. Lawry may be deemed to beneficially own by virtue of his position as an officer of the Trust. Mr. Lawry disclaims beneficial ownership of such shares. Mr. Lawry maintains his principal business address c/o Thomas
     H. Lee Partners, L.P., 75 State Street, Boston, MA 02109.

(14) Includes 153,258 shares as to which the owners have the right to acquire beneficial ownership within 60 days after August 13, 2001. Also includes 121,900 shares as to which voting and investment power are shared.

                        DISSENTERS' RIGHTS OF APPRAISAL

     Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Tucker Anthony Sutro common stock. Tucker Anthony Sutro stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Tucker Anthony Sutro will require strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement as Appendix E.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix E of this proxy statement.

     Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Tucker Anthony Sutro's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix E since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

     - You must deliver to Tucker Anthony Sutro a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

     - You must not vote in favor of adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Tucker Anthony Sutro common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Tucker Anthony Sutro common stock.

     All demands for appraisal should be addressed to the Secretary at Tucker Anthony Sutro, World Financial Center (in Oppenheimer Tower), 200 Liberty Street, 3rd Floor, New York, New York 10281, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Tucker Anthony Sutro common stock. The demand must reasonably inform Tucker Anthony Sutro of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

     To be effective, a demand for appraisal by a holder of Tucker Anthony Sutro common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

     If you hold your shares of Tucker Anthony Sutro common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

     Within 10 days after the effective date of the merger, Royal Bank of Canada must give written notice that the merger has become effective to each Tucker Anthony Sutro stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Tucker Anthony Sutro common stock. Within 120 days after the effective date, either Royal Bank of Canada or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Royal Bank of Canada has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previously written demand for appraisal.

     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Royal Bank of Canada, Royal Bank of Canada will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

     After determination of the stockholders entitled to appraisal of their shares of Tucker Anthony Sutro common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

     Costs of the appraisal proceeding may be imposed upon Royal Bank of Canada and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Tucker Anthony Sutro common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

     In view of the complexity of Section 262, Tucker Anthony Sutro stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

                                 OTHER MATTERS


     You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 6, 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this document to stockholders is not intended to create any implication to the contrary.


     If you want to include a proposal in the proxy statement for Tucker Anthony Sutro's 2002 Annual Meeting of Stockholders (if held), please send the proposal to us at One Beacon Street, Boston, Massachusetts 02108, Attn: Secretary. Proposals submitted pursuant to SEC Rule 14a-8 must be received on or before December 3, 2001 to be included in next year's proxy statement. Under SEC Rule 14a-4, we will be able to use proxies given to us for the 2002 Annual Meeting to vote for or against any stockholder proposal submitted other than pursuant to Rule 14a-8 at our discretion unless the proposal is submitted to us on or before 60 days before next year's Annual Meeting of Stockholders. If the proposal is submitted before that deadline, we will retain our discretion to vote proxies we receive as long as we include in our proxy statement information on the nature of the proposal and how we intend to exercise our voting discretion and the proponent does not issue a proxy statement. The 2002 Annual Meeting of Stockholders will be held only if the merger is not completed.

     Our board of directors does not intend to bring before the special meeting of stockholders any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the special meeting of stockholders by others. If, however, any other matters properly come before the special meeting of stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

                      WHERE YOU CAN FIND MORE INFORMATION

     Tucker Anthony Sutro files annual, quarterly and current reports, proxy statements and other information with the SEC. Royal Bank of Canada files annual reports, current reports and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room   Northeast Regional Office
450 Fifth Street, N.W.  7 World Trade Center
Room 1024               Suite 1300
Washington, D.C. 20549  New York, New York 10048

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Tucker Anthony Sutro's and Royal Bank of Canada's public filings are also available to the public from document retrieval services, and Tucker Anthony Sutro's public filings are also available to the public at the Internet website maintained by the SEC at http://www.sec.gov.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                              DATED AUGUST 1, 2001
                                    BETWEEN
                              TUCKER ANTHONY SUTRO
                                      AND
                              ROYAL BANK OF CANADA

                               TABLE OF CONTENTS

SECTION                                                                       PAGE
-------                                                                       ----
RECITALS..................................................................     A-1
ARTICLE I     CERTAIN DEFINITIONS; INTERPRETATION.........................     A-1
  1.1         Certain Definitions.........................................     A-1
  1.2         Interpretation..............................................     A-5
ARTICLE II    THE MERGER..................................................     A-6
  2.1         The Merger..................................................     A-6
  2.2         Effective Time..............................................     A-6
  2.3         Closing.....................................................     A-6
  2.4         Reservation of Right to Revise Structure....................     A-6
ARTICLE III   CONSIDERATION; EXCHANGE.....................................     A-7
  3.1         Merger Consideration........................................     A-7
  3.2         Rights as Stockholders; Stock Transfers.....................     A-7
  3.3         Payment for Shares..........................................     A-7
  3.4         Dissenting Stockholders.....................................     A-8
  3.5         Options; Restricted Stock...................................     A-8
ARTICLE IV    ACTIONS PENDING THE EFFECTIVE TIME..........................     A-8
  4.1         Forbearances of the Company.................................     A-8
  4.2         Forbearances of Parent......................................    A-10
ARTICLE V     REPRESENTATIONS AND WARRANTIES..............................    A-11
  5.1         Disclosure Schedules........................................    A-11
  5.2         Standard....................................................    A-11
  5.3         Representations and Warranties of the Company...............    A-11
  5.4         Representations and Warranties of Parent....................    A-23
ARTICLE VI    COVENANTS...................................................    A-24
  6.1         Reasonable Best Efforts.....................................    A-24
  6.2         Proxy Statement.............................................    A-24
  6.3         Company Stockholders Meeting................................    A-25
  6.4         Press Releases..............................................    A-25
  6.5         Access; Information.........................................    A-25
  6.6         Acquisition Proposals.......................................    A-26
  6.7         No Rights Triggered.........................................    A-27
  6.8         Regulatory Applications.....................................    A-27
  6.9         Employee Matters............................................    A-27
  6.10        Notification of Certain Matters.............................    A-28
  6.11        Indemnification; Directors' and Officers' Insurance.........    A-28
  6.12        Section 15 of the Investment Company Act....................    A-30
  6.13        ERISA Clients...............................................    A-30
  6.14        Formation of Merger Subsidiary..............................    A-30
  6.15        Internal Reorganization.....................................    A-30
ARTICLE VII   CONDITIONS TO CONSUMMATION OF THE MERGER....................    A-31
              Conditions to Each Party's Obligation to Effect the
  7.1         Merger......................................................    A-31
  7.2         Conditions to Obligation of the Company.....................    A-31
  7.3         Conditions to Obligation of Parent and Merger Subsidiary....    A-31

SECTION                                                                       PAGE
-------                                                                       ----
ARTICLE VIII  TERMINATION.................................................    A-32
  8.1         Termination.................................................    A-32
  8.2         Effect of Termination and Abandonment.......................    A-33
  8.3         Termination Fee.............................................    A-33
ARTICLE IX    MISCELLANEOUS...............................................    A-33
  9.1         Survival....................................................    A-33
  9.2         Waiver; Amendment...........................................    A-33
  9.3         Counterparts................................................    A-33
  9.4         Governing Law and Venue.....................................    A-33
  9.5         Expenses....................................................    A-34
  9.6         Notices.....................................................    A-34
  9.7         Entire Understanding; No Third-Party Beneficiaries..........    A-35
  9.8         Assignment..................................................    A-35
  9.9         Enforcement.................................................    A-35
ANNEXES
Annex A       Form of Stock Option Agreement
Annex B       Form of Voting Agreement
              List of Designated Executives to Execute Employment
Annex C       Agreements

     AGREEMENT AND PLAN OF MERGER, dated August 1, 2001, between Tucker Anthony Sutro (the "Company") and Royal Bank of Canada ("Parent").

                                    RECITALS

     A. The Company. The Company is a Delaware corporation, having its principal place of business in Boston, Massachusetts.

     B. Parent. Parent is a Canadian chartered bank, having its principal place of business in Toronto, Ontario, Canada.

     C. Merger Subsidiary. Merger Subsidiary ("Merger Subsidiary") will be a Delaware corporation and an indirect wholly owned subsidiary of Parent that will have been organized as of the Closing Date (as defined herein) for the purpose of effecting the Merger (as defined herein) in accordance with this Agreement.

     D. The Merger. Subject to the terms and conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Merger Subsidiary with and into the Company, with the Company being the corporation surviving such merger.

     E. Stock Option Agreement. As a condition and inducement to Parent's willingness to enter into this Agreement, the Board of Directors of the Company has approved the grant to Parent of an option to purchase shares of Company Common Stock (as defined herein) pursuant to a Stock Option Agreement with Parent (the "Stock Option Agreement"), and concurrently with the execution and delivery of this Agreement, the Company has executed and delivered the Stock Option Agreement with Parent, in the form of Annex A.

     F. Voting Agreement. As a condition and inducement to Parent's willingness to enter into this Agreement, TH Lee Equity Fund III, L.P. and TH Lee Foreign Fund III, L.P., stockholders of, in the aggregate, 18.85% of the Company Common Stock, concurrently with the execution and delivery of this Agreement, have executed a Voting and Support Agreement with Parent (the "Voting Agreement"), in the form of Annex B, whereby such stockholders have agreed, among other things, to vote to adopt this Agreement at the Company Stockholders Meeting (as defined herein).

     G. Employment Agreements. As further conditions and inducements to Parent's willingness to enter into this Agreement, immediately prior to the execution and delivery of this Agreement, each of the Designated Executives (as defined herein) have executed and delivered an employment agreement with the Company (each, an "Employment Agreement").

     H. Board Action. The respective Boards of Directors of each of the Company and Parent have adopted resolutions approving this Agreement, the Merger and the Stock Option Agreement, and, in the case of the Board of Directors of Parent, the Voting Agreement, and, in the case of the Board of Directors of the Company, declaring the advisability of this Agreement in accordance with the Delaware General Corporation Law as currently in effect (the "DGCL").

     NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE I

                      CERTAIN DEFINITIONS; INTERPRETATION

          1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

          "Acquisition Proposal" has the meaning assigned in Section 6.06.

          "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

          "AMEX" means the American Stock Exchange.

          "Bankruptcy and Equity Exception" has the meaning assigned in Section 5.03(e)(i).

          "Business Day" means any day other than a Saturday, a Sunday or any day on which banks in the State of New York are required or authorized by law or regulation to be closed.

          "Bylaws" has the meaning assigned in Section 2.01(c).

          "Certificate of Incorporation" has the meaning assigned in Section 2.01(b).

          "CFTC" means the Commodities Futures Trading Commission.

          "Client" means any person to whom the Company or any of its Subsidiaries provides brokerage, investment advisory or other financial services under any Contract.

          "Closing" and "Closing Date" have the meanings assigned in Section
     2.03.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning assigned in the Preamble.

          "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

          "Company Financial Statements" has the meaning assigned in Section 5.03(h)(ii).

          "Company IP Rights" has the meaning assigned in Section 5.03(y)(i).

          "Company Options" means, collectively, outstanding options to purchase shares of Company Common Stock under the Company Stock Plans.

          "Company Proxy Statement" has the meaning assigned in Section 6.02(a).

          "Company Requisite Vote" has the meaning assigned in Section
     5.03(e)(i).

          "Company Restricted Stock" has the meaning assigned in Section
     3.05(b).

          "Company SEC Documents" has the meaning assigned in Section 5.03(h).

          "Company Stock Plans" has the meaning assigned in Section 5.03(b).

          "Company Stockholders Meeting" has the meaning assigned in Section
     6.03.

          "Compensation and Benefit Plans" has, with respect to any person, the meaning assigned in Section 5.03(r)(i).

          "Confidentiality Agreement" means the Confidentiality Agreement, dated as of December 5, 2000, between the Company and DR Corp.

          "Constitutive Documents" means with respect to any juridical person, such person's articles or certificate of incorporation and its bylaws, or similar constitutive documents.

          "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding, arrangement, or commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

          "Costs" has the meaning assigned in Section 6.11(a).

          "Derivatives" has the meaning assigned in Section 5.03(w).

          "Designated Executives" means, collectively, the individuals identified in Annex C.

          "DGCL" has the meaning assigned in the Recitals.

          "Disclosure Schedule" has the meaning assigned in Section 5.01.

          "Dissenters' Shares" means shares of Company Common Stock the holders of which shall have perfected and not withdrawn or lost their appraisal rights in accordance with Section 262 of the DGCL.

          "DR Corp." means Dain Rauscher Corporation, an indirect wholly owned Subsidiary of Parent.

          "Effective Time" means the date and time at which the Merger becomes effective in accordance with Section 2.02.

          "Employees" has the meaning assigned in Section 5.03(r)(i).

          "Employment Agreement" means an employment agreement entered into between the Company, on the one hand, and each of the Designated Executives, on the other hand.

          "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health or safety or natural resources; or (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" has, with respect to any person, the meaning assigned in Section 5.03(r)(iii).

          "ESPPs" has the meaning assigned in Section 5.03(j).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Fund Board" has the meaning assigned in Section 5.03(z)(i).

          "GAAP" means generally accepted accounting principles in the United States.

          "Governmental Authority" means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Minister of Finance (Canada), the Office of the Superintendent of Financial Institutions (Canada), the SEC or any other government authority, agency, department, board, commission or instrumentality of the United States or any foreign government or any state or other political subdivision thereof or any state insurance or banking authority, the Board of Governors of the Federal Reserve System or the Federal Deposit Insurance Corporation and any court, tribunal or arbitrator(s) of competent jurisdiction.

          "Hazardous Substance" means any hazardous or toxic substance, material or waste, including those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR sec. 172.101), or designated by the United States Environmental Protection Agency as hazardous substances (40 CFR pt 302 and amendments thereto), petroleum products or other such substances, materials and wastes that are or become regulated under any applicable local, state or federal law, including petroleum compounds, lead, asbestos and polychlorinated biphenyls.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

          "Indemnified Parties" has the meaning assigned in Section 6.11(a).

          "Insurance Amount" has the meaning assigned in Section 6.11(c).

          "Intellectual Property Rights" has the meaning assigned in Section 5.03(y)(iii).

          "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

          "Investment Company" means any investment company within the meaning of the Investment Company Act, disregarding Section 3(c) thereof, that is sponsored, organized, advised or managed by the Company or one of its Subsidiaries or with respect to which the Company or one of its Subsidiaries acts as "principal underwriter" as defined in the Investment Company Act (including the Registered Funds).

          "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

          "IRS" means the United States Internal Revenue Service.

          "Lien" means any charge, mortgage, pledge, security interest, restriction (other than a restriction on transfer arising under Securities
     Laws), claim, lien or encumbrance of any nature whatsoever.

          "Litigation" has the meaning assigned in Section 5.03(l).

          "Material Adverse Effect" means, with respect to Parent, the Company or the Surviving Corporation, respectively, an effect or change that, individually or in the aggregate with such other effects or changes, is both material and adverse with respect to the respective financial condition, results of operations, assets or business of Parent and its Subsidiaries, the Company and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole; provided, that "Material Adverse Effect" shall not be deemed to include any effect resulting from this Agreement or the announcement thereof or the effects of
     (i) changes of general scope in the economy or capital markets conditions of the United States or Canada or (ii) changes in GAAP; provided, further, that any exception in the foregoing clauses (i) and (ii) shall not apply to any change to the extent such change disproportionately affects the applicable party and its Subsidiaries as compared to its peers.

          "Merger" has the meaning assigned in Section 2.01(a).

          "Merger Consideration" has the meaning assigned in Section 3.01(a).

          "Merger Subsidiary" has the meaning assigned in the Recitals.

          "MSRB" means the Municipal Securities Rulemaking Board.

          "NASD" means the National Association of Securities Dealers, Inc.

          "New Plans" has the meaning assigned in Section 6.09(b).

          "NYSE" means the New York Stock Exchange, Inc.

          "Parent" has the meaning assigned in the Preamble.

          "Paying Agent" has the meaning assigned in Section 3.03.

          "Pension Plan" has, with respect to any person, the meaning assigned in Section 5.03(r)(ii).

          "person" means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization or other entity.

          "Previously Disclosed" has the meaning assigned in Section 5.01.

          "Registered Funds" has the meaning assigned in Section 5.03(z)(i).

          "Reports" has the meaning assigned in Section 5.03(g).

          "Representatives" means, with respect to any person, such person's directors, officers, employees, legal, financial or other advisers or any representatives of such legal, financial or other advisers.

          "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any preemptive or other right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Securities Laws" means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act and all state securities and "blue sky" laws and rules and regulations thereunder.

          "Self-Regulatory Organization" means the NASD, the NYSE, the AMEX, the MSRB, the Chicago Stock Exchange, The Chicago Mercantile Exchange, the Chicago Board of Trade, the Cincinnati Stock Exchange, the Minneapolis Grain Exchange, the New York Futures Exchange, the Philadelphia Stock Exchange or any other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction or supervision of which the Company or one of its Subsidiaries is otherwise subject.

          "Stock Option Agreement" has the meaning assigned in the Recitals.

          "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

          "Superior Proposal" has the meaning assigned in Section 6.06.

          "Surviving Corporation" has the meaning assigned in Section 2.01(a).

          "Tax Returns" means, collectively, all returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws.

          "Taxes" means all taxes, levies or other similar assessments, however denominated and whether imposed by a taxing authority within or without the United States, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties or other similar assessments of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

          "Treasury Shares" means shares of Company Common Stock, if any, owned by the Company or any of its Subsidiaries other than shares (i) held by the Company or any of its Subsidiaries in connection with any market-making or proprietary trading activity or for the account of another person, (ii) as to which the Company is or may be required to act in a fiduciary or similar capacity or (iii) held in satisfaction of a debt previously contracted.

          "Voting Agreement" has the meaning assigned in the Recitals.

     1.2 Interpretation. When a reference is made in this Agreement to Recitals, Sections, Annexes Schedules or the Preamble, such reference shall be to a Recital or Section of, or an Annex, Schedule or the Preamble to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed an undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other Affiliates, to take appropriate action in connection therewith.

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                                   ARTICLE II

                                   THE MERGER

     2.1  The Merger. At the Effective Time:

          (a) Structure and Effects of the Merger. Subject to Section 2.04, Merger Subsidiary will merge with and into the Company in accordance with the terms set forth in this Agreement (the "Merger") and the separate corporate existence of Merger Subsidiary will thereupon cease. The Company will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger, except as set forth in Section 2.01(b). The Merger will have the effects specified in the DGCL.

          (b) Certificate of Incorporation. At the Effective Time, and without any further action on the part of Parent, Merger Subsidiary or any holder of any shares of capital stock of the Company, the certificate of incorporation of the Company as in effect at the Effective Time shall be amended and restated to read in its entirety the same as the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time (the "Certificate of Incorporation"), until duly amended in accordance with the terms thereof and the DGCL.

          (c) Bylaws. The bylaws of the Surviving Corporation (the "Bylaws") will be the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the Certificate of Incorporation.

          (d) Directors. The directors of the Surviving Corporation will be the directors of Merger Subsidiary immediately prior to the Effective Time, and such directors, together with any additional directors as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

          (e) Officers. The officers of the Surviving Corporation will be the officers of Merger Subsidiary immediately prior to the Effective Time, and such officers, together with any additional officers as may thereafter be elected or appointed, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

     2.2 Effective Time. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Delaware, of a certificate of merger in accordance with Section 251 of the DGCL, or at such later date and time as may be set forth in such certificate. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall use their reasonable best efforts to cause the Merger to become effective (a) on a date that is not later than three Business Days after the last of the conditions set forth in Article VII (other than conditions that by their terms cannot be satisfied until the time of Closing) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Parent, on the last business day of the month in which such day occurs) or (b) on such other date as the parties may agree in writing.

     2.3 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, on the date (the "Closing Date") when the Effective Time is intended to occur, at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or at such other time and place as the parties shall agree.

     2.4 Reservation of Right to Revise Structure. At Parent's election, the Merger may alternatively be structured (a) so that the Company is merged with and into Merger Subsidiary (with Merger Subsidiary surviving) or a directly or indirectly wholly owned subsidiary of Parent other than Merger Subsidiary or (b) so that a directly or indirectly wholly owned subsidiary of Parent other than Merger Subsidiary is merged with and into the Company; provided, however,that no such change shall (i) alter or change the amount or kind of

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

the Merger Consideration or alter or change adversely the treatment of the holders of Company Options or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Parent makes such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

                                  ARTICLE III

                            CONSIDERATION; EXCHANGE

     3.1 Merger Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary or any holder of shares of capital stock of the Company:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters' Shares, Treasury Shares and shares held directly or indirectly by Parent, except shares held by Parent or any of its Subsidiaries in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive U.S. $24 in cash, without interest thereon (the "Merger Consideration").

          (b) Each share of Company Common Stock that, immediately prior to the Effective Time, is a Treasury Share or is owned directly or indirectly by Parent, except shares held by Parent or any of its Subsidiaries in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and will cease to exist, and no exchange or payment will be made therefor.

          (c) At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     3.2 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Common Stock (other than Dissenters' Shares) will cease to be, and will have no rights as, stockholders of the Company, other than to receive (a) any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time and (b) the Merger Consideration provided for in this Article III. After the Effective Time, there will be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Common Stock (other than Dissenters' Shares, if applicable).

     3.3 Payment for Shares. Parent shall make available or cause to be made available to a bank appointed by Parent (which shall be reasonably acceptable to the Company), as paying agent (the "Paying Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of Merger Consideration to holders of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of outstanding shares of Company Common Stock a form of letter of transmittal and instructions (which shall be mutually agreed to by Parent and the Company) for use in effecting the surrender in exchange for payment of the certificates that, immediately prior to the Effective Time, represented any of such shares. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Parent shall promptly cause the Paying Agent to pay to each person entitled thereto a check in the amount to which such person is entitled, after giving effect to any required United States federal, state or local tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other similar taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Parent or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, Parent shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made

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

available to the Paying Agent that have not been disbursed to holders of certificates formerly representing shares of Company Common Stock outstanding at the Effective Time, and thereafter such holders shall be entitled to look to Parent only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing shares of Company Common Stock for any amount paid to a Governmental Authority or public official pursuant to any applicable abandoned property, escheat or similar law.

     3.4 Dissenting Stockholders. Dissenters' Shares shall be purchased and paid for in accordance with Section 262 of the DGCL. The Company shall give Parent (a) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands and any other related instruments served pursuant to the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenters' Shares or offer to settle, or settle, any such demands.

     3.5 Options; Restricted Stock. (a) Prior to the Effective Time, the Company shall use reasonable best efforts to take such action as may be necessary, including obtaining consents from option holders to the extent required by the applicable Company Stock Plan or option award agreement, such that immediately prior to the Effective Time, all Company Options shall be fully vested and each holder of a Company Option shall be paid in full satisfaction of such Company Option a cash payment in an amount in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price of such Company Option and (ii) the number of shares of Company Common Stock subject to the Company Option, less any income or employment tax withholding required under the Code or any provision of state or local law.

     (b) Prior to the Effective Time, the Company shall use reasonable best efforts to take such action as may be necessary such that immediately prior to the Effective Time, each restricted stock award (other than Hill Thompson Magid L.P. restricted stock awards, which shall be converted into a right to receive the Merger Consideration, and shall continue to vest and be payable following the Effective Time in accordance with their terms) granted pursuant to the 1996 Stock Option Plan or 1998 Long-Term Incentive Plan or otherwise ("Company Restricted Stock") shall become immediately and fully payable or distributable and the restrictions thereon shall lapse and any performance targets shall be deemed achieved in full.

                                   ARTICLE IV

                       ACTIONS PENDING THE EFFECTIVE TIME

     4.1 Forbearances of the Company. Except as expressly contemplated by this Agreement and the Stock Option Agreement or as Previously Disclosed, without the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course consistent with past practice, fail to use reasonable best efforts consistent with the terms and provisions of this Agreement to preserve intact its business organizations, operations and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, counterparties, employees and business associates; subject to the further restriction in
     Section 4.01(m)(ii), engage in any material new activities or lines of business or make any material changes to its existing activities or lines of business; take any action which would reasonably be expected to have a material adverse effect upon the Company's ability to perform any of its material obligations under this Agreement or the Stock Option Agreement; conduct any Derivatives activities (except for hedging transactions) that would require an exception from the Company's existing policy limits or a change in its existing risk parameters; conduct any convertible preferred arbitrage activities, enter into any additional transactions under the tender option bond program or take any action in respect of any existing or new Tucker Anthony Private Equity Fund (or similar funds), except as specified in Schedule 4.01(a).

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

          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof or pursuant to the Stock Option Agreement, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of the Company or any of its Subsidiaries or any Rights in respect thereof, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of capital stock of the Company or any of its Subsidiaries to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend (other than dividends from wholly owned Subsidiaries to the Company or another wholly owned Subsidiary of the Company and regular quarterly cash dividends on the Company Common Stock, at a rate not exceeding U.S. $0.07 per share per calendar quarter, that are to be paid to stockholders of record of the Company on the dates specified in Schedule 4.01(c)) or other distribution (whether in stock, cash or property) on or in respect of, or declare or make any distribution on, any shares of capital stock of the Company or any of its Subsidiaries or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

          (d) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any employment, consulting, severance or similar contract, agreement or arrangement or any other agreement with any director, officer or employee of the Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (iii) for merit-based or annual salary increases in the ordinary course of business and in accordance with past practice or
     (iv) for employment arrangements for, or grants of awards to, newly hired employees in the ordinary and usual course of business consistent with past practice, provided that total annual guaranteed compensation for such newly-hired employee shall not exceed U.S. $500,000.

          (e) Benefit Plans. Enter into, establish, adopt or amend or communicate any intention to take such action (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) amendments that do not increase benefits or result in increased administrative costs) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or any of its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) Dispositions. Except (i) as Previously Disclosed or (ii) for sales of securities or other investments or assets in the ordinary and usual course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien in respect of or discontinue any material amount of the Company's or any of its Subsidiaries' assets, businesses or properties.

          (g) Acquisitions. (i) Except (A) as Previously Disclosed or (B) in the ordinary and usual course of business consistent with past practice, acquire any assets, business or properties of any other entity; or (ii) acquire beneficial ownership or control of 5% or more of any class of voting securities of a person, 25% or more of any class of securities of a person or 25% or more of the total equity of a person; provided that the cost of any acquisition described in each of (i) and (ii) shall not exceed $1 million and the aggregate cost of all such acquisitions shall not exceed $3 million.

          (h) Constitutive Documents. Amend the Constitutive Documents of the Company or any of its Subsidiaries.

          (i) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods of the Company or any of its Subsidiaries, other than as may be required by GAAP.

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

          (j) Tax Matters. Make or change any material Tax election, change any method of Tax accounting, file any income Tax Return, settle any audit, examination or deficiency Litigation with respect to a material amount of Taxes, request any private letter or similar Tax ruling or enter into any closing agreement with any taxing authority with respect to a material amount of Taxes; provided, however, that the Company may change a method of tax accounting if it obtains the prior written consent of Parent (which consent shall not be unreasonably withheld and shall be granted if such change is required by a change in applicable law).

          (k) Contracts. Enter into or terminate any Contract or amend or modify in any material respect any existing Contract of the Company or any of its Subsidiaries where the amount payable by the Company or its Subsidiary under such Contract, individually or in the aggregate for all amounts payable under such Contract, exceeds $500,000.

          (l) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than U.S. $250,000 and which would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements or require material changes in business practices.

          (m) Adverse Actions. (i) Knowingly take any action that would reasonably be expected to (x) result in any of the Company's representations or warranties set forth in this Agreement (subject to the standard set forth in Section 5.02) or the Stock Option Agreement being or becoming untrue at any time at or prior to the Effective Time or (y) result in any of the conditions to the Merger set forth in Article VII not being satisfied except, in each case, as may be required by applicable law, or
     (ii) engage in any new line of business or make any acquisition that would not be permissible for a United States financial holding company (as defined in the Bank Holding Company Act of 1956, as amended) or would subject Parent, the Company or any Subsidiary of either to material regulation by a Governmental Authority that does not presently regulate such company or to regulation by a Governmental Authority that is materially different from current regulation of such person by such Governmental Authority.

          (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary and usual course of business consistent with past practice.

          (o) Fund Action. Except as and to the extent required, based upon the written advice of outside counsel, in the exercise of the fiduciary obligations of the Company or one of its Subsidiaries to any Investment Company, request that any action be taken by any Fund Board, other than (i) routine actions that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or any Investment Company or (ii) actions Previously Disclosed.

          (p) Organizational Structure. Subject to Section 6.15, make any significant change in the organizational structure of the Company and its Subsidiaries as of the date of this Agreement, including, but not limited to, a merger or consolidation of Tucker Anthony Incorporated and Sutro & Co. Inc.

          (q) Commitments. Agree, commit to or enter into any agreement to take any of the actions referred to in Section 4.01 (a) through (p).

     4.2 Forbearances of Parent. Except as expressly contemplated by this Agreement and the Stock Option Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to, knowingly take any action which could reasonably be expected to result in (a) any of its representations and warranties set forth in this Agreement (subject to the standard set forth in Section 5.02) or the Stock Option Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (b) any of the conditions to the Merger set forth in Article VII not being satisfied, except, in each case, as may be expressly required by applicable law.

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                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1 Disclosure Schedules. On or prior to the date hereof, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate (subject to the standard set forth in Section 5.02) either (a) in response to an express informational requirement contained in or requested by a provision hereof or (b) as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04, respectively, or to one or more of its covenants contained in Article IV; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the disclosing party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Company or Parent, respectively. Information set forth in a Disclosure Schedule, whether in response to an express informational requirement or as an exception to one or more representations or warranties or one or more covenants, in each case that is contained in a correspondingly enumerated section of such Disclosure Schedule, is described in this Agreement as "Previously Disclosed" and each of Parent and the Company hereby represents and warrants that such information is true and correct.

     5.2 Standard. No disclosure contemplated by Section 5.01 or representation or warranty of the Company or Parent contained in Section 5.03 (other than Sections 5.03(b), 5.03(c)(i) (the first, third, fourth and fifth sentences thereof), 5.03(e) and 5.03(i)) or 5.04 (other than Sections 5.04(b) and 5.04(e)) shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a particular representation or warranty or to have made any misrepresentation, as a consequence of the existence of any fact, event, or circumstance that should have been disclosed as an exception to a particular representation or warranty, unless such fact, event or circumstance, whether individually or taken together with all other facts, events or circumstances that should have been but were not so disclosed (whether or not as exceptions) with respect to any such particular representation or warranty contained in Section 5.03 or 5.04, results or would reasonably be expected to result in a Material Adverse Effect with respect to the Company, in the case of Section 5.03, or Parent, in the case of Section 5.04, or would materially impair the ability of the parties hereto to consummate the Merger in a timely manner.

     5.3 Representations and Warranties of the Company. Except as Previously Disclosed in a section of its Disclosure Schedule corresponding to the relevant paragraph below, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

          (a) Organization, Standing and Authority. The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in the states of the United States and each foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of the Company and its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b) Capital Stock.  As of the date of this Agreement, the Company has
     (i) 60,000,000 authorized shares of Company Common Stock, of which 25,058,212 shares were outstanding as of the close of business on July 30, 2001 (which number includes shares of restricted stock described in Section 5.03(b) of the Company's Disclosure Schedule), provided that the only changes in the outstanding shares of Company Common Stock from such date to the date hereof are as a result of the exercise of options, and no shares are held as Treasury Shares as of the date hereof and (ii) 1,000,000 authorized shares of Preferred Stock, par value $.01 per share, no shares of which are issued or outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights. Set forth on the Company's Disclosure Schedule is a list of each Compensation and Benefit Plan under which any shares of capital stock of the Company or any Rights with respect thereto have been or may be awarded or issued ("Company Stock Plans"). As of the close of business on July 30, 2001, the Company had outstanding Company Options representing the right to acquire 2,577,067 shares of Company Common Stock, provided that the only changes in outstanding Company Options from such date to the date hereof are as a result of the exercise of options. Except as described in the immediately preceding sentence, the Company has no Company Common Stock authorized for issuance pursuant to any Company Stock Plans. Except as described in this
     Section 5.03(b) and except for a maximum of 130,000 shares of Common Stock issuable under Rights described in the Company's Disclosure Schedule, there are no outstanding Rights of any kind with respect to the Company, and no securities or obligations evidencing such Rights are authorized, issued or outstanding. The shares of Company Common Stock issuable pursuant to the Stock Option Agreement have been duly authorized for issuance by the Company and, upon any issuance of such shares in accordance with the terms of the Stock Option Agreement, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          (c) Subsidiaries. (i) Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 includes all the Subsidiaries of the Company which as of the date hereof are Significant Subsidiaries. The Company has Previously Disclosed a list of all its Subsidiaries, including the states in which such Subsidiaries are organized, a brief description of such Subsidiaries' principal activities and if any of such Subsidiaries is not wholly owned by the Company or one of its Subsidiaries, the percentage owned by the Company or any such Subsidiary and the names and percentage ownership by any other person. No equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company or a wholly owned Subsidiary of the Company) by reason of any Rights with respect thereto. There are no Contracts by which any of the Company's Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no Contracts relating to the rights of the Company to vote or to dispose of such shares. All of the shares of capital stock of each of the Company's Subsidiaries are fully paid and nonassessable and subject to no Rights and, except as Previously Disclosed, are owned by the Company or a Company Subsidiary free and clear of any Liens. Each of the Company's Subsidiaries is in good standing under the laws of the jurisdiction in which it is organized, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (ii) The Company has Previously Disclosed, as of the date hereof, a list of all equity securities it or any of its Subsidiaries holds that amount to, in the aggregate, beneficial ownership or control by the Company or any such Subsidiary of 5% or more of any class of the issuer's voting securities, 25% or more of any class of the issuer's securities or 25% or more of the issuer's total equity, including a description of any such issuer and the percentage of the issuer's voting and/or non-voting securities and, as of the Effective Time, no additional persons would need to be included on such a list. The Company has Previously Disclosed a list, as of the date hereof, of all partnerships, limited liability companies, joint ventures or similar entities in which it owns or controls an equity, partnership or membership interest, directly or indirectly, and the nature and amount of each such interest and as of the Effective Time no additional persons would need to be included on such list; it being understood and agreed that the foregoing shall not require the disclosure prior to the date hereof of investment partnerships in which the Company or any Subsidiary has a less than 5% equity interest, provided that any such equity interest shall be disclosed to Parent in accordance with Section 6.08.

          (d) Corporate Power. The Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its properties and assets. The Company has made available to Parent a brief description of each line of business in which the Company or any of its Subsidiaries is engaged.

          (e) Corporate Authority and Action. (i) The Company has the requisite corporate power and authority, and has taken all corporate action necessary, in order to authorize the execution and delivery of, and the performance of its obligations under, this Agreement and the Stock Option Agreement and, subject only to obtaining the requisite adoption of this Agreement by the holders of a majority of the shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the "Company Requisite Vote"), to adopt the plan of merger contained in this Agreement and, in accordance therewith, to consummate the Merger. Each of this Agreement, the Stock Option Agreement and each Employment Agreement constitutes the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (ii) The Company has taken all action necessary in order to exempt this Agreement, the Stock Option Agreement, the Voting Agreement and the Merger and the other transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement, the Voting Agreement and the Merger and the other transactions contemplated hereby and thereby are exempt from, (x) the requirements of any "moratorium," "control share," "fair price" or other antitakeover laws and regulations of the State of Delaware, including Section 203 of the DGCL, and of any other state and (y) any other applicable provisions of the Company's Constitutive Documents.

          (f) Governmental Filings; No Violations. Other than those (i) referred to in Section 2.02, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made with Self-Regulatory Organizations and Governmental Authorities regulating brokers, dealers, investment advisers, investment companies, banks, trust companies and insurance companies, (iv) required to be made pursuant to state insurance or banking and trust company regulations, including Section 383:9-h of the New Hampshire Revised Statutes and (v) such other filings and/or notices set forth in the Company's Disclosure Schedule, no notices, reports, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any of them from, any Governmental Authority in connection with the execution and delivery of, and the performance of its obligations under, this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby. Subject, in the case of clause (A) below, to obtaining the Company Requisite Vote and the making or obtaining of all filings, notices, applications, consents, registrations, approvals, permits or authorizations with or of any relevant Governmental Authority with respect to the Merger and the other transactions contemplated hereby and by the Stock Option Agreement, the execution, delivery and performance by the Company of this Agreement and the Stock Option Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or any Contract of it or of any of its Subsidiaries or to which the Company or any of the Company's Subsidiaries or its or their properties is subject or bound or (B) constitute a breach or violation of, or a default under, the Constitutive Documents of the Company or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or the consent or approval of any other party to any such Contract.

          (g) Reports. The Company and its Subsidiaries have timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 1997 with (i) the SEC or the CFTC, (ii) any applicable federal, state, local or foreign Governmental Authorities or
     (iii) any Self-Regulatory Organization (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the "Reports"), including without limitation, all reports, registrations, statements and filings required under the Securities Laws. Each of the Reports complied with the statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (h) Company SEC Documents and Financial Statements. (i) The Company has made available to Parent copies of each registration statement, offering circular, report, definitive proxy statement or information statement under the federal Securities Laws filed, used or circulated by it or any of its Subsidiaries with respect to periods from January 26, 1998 through the date of this Agreement and will promptly make available each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof (collectively, the "Company SEC Documents"), each in the form (including exhibits and any amendments thereto) filed with the SEC (or if not so filed, in the form used or circulated). As of their respective dates (giving effect to any amendments or modifications if filed on or prior to the date of this Agreement), each of the Company SEC Documents, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Company SEC Documents filed after the date of this Agreement, will comply) as to form with applicable Securities Laws and did not (or, in the case of reports, statements or circulars filed after the date of this Agreement, will not) as of its date of filing or mailing to stockholders contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (ii) Each of the Company's consolidated statements of financial condition or balance sheets included in or incorporated by reference into the Company SEC Documents, including the related notes and schedules, fairly presented (or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present) in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of such statement of financial condition or balance sheet and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into Company SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the "Company Financial Statements"), fairly presented (or, in the case of those contained in Company SEC Documents filed after the date of this Agreement, will fairly present) in all material respects the consolidated results of operations, cash flows and stockholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as may be noted therein and except, in the case of unaudited statements, for the absence of notes).

          (i) Absence of Undisclosed Liabilities. Except as disclosed in the Company Financial Statements or the Company SEC Documents filed prior to the date hereof, none of the Company or its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

          (j) Absence of Certain Changes. Except as expressly contemplated by this Agreement or the Stock Option Agreement or the transactions contemplated hereby or thereby and except as disclosed in the Company SEC Documents filed prior to the date hereof, since December 31, 2000, the Company and its Subsidiaries have conducted their business only in the ordinary and usual course consistent with past practice, and there has not been (i) any Material Adverse Effect on the Company or, to the knowledge of the Company, any development or combination of developments which would reasonably be expected to have a Material Adverse Effect on the Company,
     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, other than regular quarterly cash dividends of from U.S. $0.05 per share to U.S. $0.07 per share on the Company's Common Stock, (iii) any split, dividend, combination, recapitalization or similar transaction with respect to any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Options awarded prior to the date hereof in accordance with their terms or issuances of Company Common Stock pursuant to payroll deductions or employee contributions made on or prior to the date hereof under the Company's Employee Stock Purchase Plan for the Employees of Hill Thompson Magid L.P. and the Company's 1998 Employee Stock Purchase Plan (together, the "ESPPs"), (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other key employee of the Company or its Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary and usual course of business and consistent with past practice or as was required under any employment agreement in effect as of June 30, 2001, (B) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, except in the ordinary and usual course of business and consistent with past practice, or
     (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, any Compensation and Benefit Plan, other than in the ordinary and usual course of business and consistent with past practice,
     (v) except as required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business or (vi) any tax election that would be material to the Company or any of its tax attributes or any settlement or compromise of any material income tax liability.

          (k) Properties; Securities. Except as specifically reserved against or otherwise disclosed in the Company Financial Statements and except for those properties and assets that have been sold or otherwise disposed of in the ordinary and usual course of business consistent with past practice, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, tangible and intangible, reflected in the Company Financial Statements as being owned by the Company or its Subsidiaries as of the dates thereof. The Company and its Subsidiaries do not, directly or indirectly, control any real property not used in the ordinary and usual course of their respective businesses. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of the Company or its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms. Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary and usual course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries. Such securities are properly valued on the books of the Company or its Subsidiaries in accordance with GAAP.

          (l) Litigation; Regulatory Action. Except as Previously Disclosed or disclosed in the Company SEC Documents filed before the date of this Agreement, no litigation, proceeding, investigation or controversy ("Litigation") before any court, arbitrator, mediator or Governmental Authority is pending against or involves the Company or any of its Subsidiaries, and, to the Company's knowledge, no such Litigation has been threatened; neither the Company nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority (including the SEC, the CFTC and the Federal Trade Commission) or Self-Regulatory Organization charged with the supervision or regulation of broker-dealers, securities underwriting or trading, stock exchanges, commodities exchanges, investment companies, investment advisers or insurance agents and brokers or the supervision or regulation of the Company or any of its Subsidiaries or any of the other businesses they conduct; and neither the Company nor any of its Subsidiaries has been notified by or received another communication from any such Governmental Authority or Self-Regulating Organization to the effect that such Governmental Authority or Self-Regulatory Organization is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. Previously Disclosed is a true and complete list, as of the date hereof, of all Litigation pending or, to the Company's knowledge, threatened arising out of any state of facts relating to the sale of investment, insurance or hedging products by the Company, its Subsidiaries or, to the knowledge of the Company, its employees or any employees of its Subsidiaries (including, without limitation, equity or debt securities, mutual funds, insurance contracts, annuities, partnership and limited partnership interests, interests in real estate,

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

     investment banking services, securities underwritings in which the Company or any of its Subsidiaries was a manager, co-manager, syndicate member or distributor, derivatives contracts or structured notes).

          (m) Compliance with Laws. Each of the Company and its Subsidiaries, and, to the knowledge of the Company, their respective officers and employees:

             (i) in the conduct of business, including its sales and marketing practices, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, suitability requirements, orders or decrees applicable thereto or to the employees conducting such businesses, and with the applicable rules of all Self-Regulatory Organizations to which it is subject;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made or obtained all filings, notices, applications, consents, registrations, approvals, permits or authorizations with, to or of all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit it to own and operate its businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

             (iii) has, since December 31, 1998, received no written notification or, to the knowledge of the Company, other communication from any Governmental Authority or Self-Regulatory Organization (A) asserting that it is not in compliance with any of the statutes, rules, regulations, or ordinances which such Governmental Authority or Self-Regulatory Organization enforces, or has otherwise engaged in any unlawful business practice, (B) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (C) requiring it (including any of its directors or controlling persons) to enter into any order, decree, agreement, memorandum of understanding or similar arrangement (or requiring the board of directors thereof to adopt any resolution or policy) or (D) restricting or disqualifying the activities of the Company or any of its Subsidiaries (except for restrictions generally imposed by rule, regulation or administrative policy on brokers, dealers or investment advisers generally);

             (iv) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self-Regulatory Organization against the Company, any of its Subsidiaries or any officer, director or employee thereof (including any investigations, reviews or proceedings relating to sales or marketing practices);

             (v) is not, nor is any Affiliate of it, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act and is not subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer Subsidiary as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and there is no reasonable basis for, nor has the Company been notified of, any proceeding or investigation, whether preliminary or otherwise, that would reasonably be expected to result in, any such censure, limitations, suspension or revocation;

             (vi) is not required to be registered as an investment company under the Investment Company Act;

             (vii) is not acting as the "sponsor" of a "broker-dealer trading program", as such terms are defined in Rule 17a-23 under the Exchange Act; and

             (viii) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA, it has not (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which, individually or in the aggregate, would reasonably be expected to subject it to material liability under Sections 405 or 409 of ERISA, (B) engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code which, individually or in the aggregate, would reasonably be expected to subject it to material liability or Taxes under Sections 409 or 502(i) of ERISA or Section 4975(a) of the Code or (C) engaged in any conduct that would constitute a crime or violation listed in Section 411 of ERISA which would reasonably be expected to preclude the Company from providing services to any such plan.

          (n) Clients. (i) The Company and its Subsidiaries are in compliance with the terms of each Contract with each Client, and each such Contract is in full force and effect with respect to the applicable Client. There are no material disputes pending or threatened with any Client or with any former Client. The Company has made available to Parent true and complete copies of all material agreements with any Clients.

          (ii) The Company has Previously Disclosed a list of each investment advisory Client that is subject to regulation as an investment company under the Investment Company Act.

          (iii) Each extension of credit by the Company or any of its Subsidiaries to any Client is in compliance with Federal Reserve Board Regulation T or any substantially similar regulation of any Governmental Authority.

          (o) Registrations. (i) The Company, each of its Subsidiaries and each of its or their officers and employees who are required to be registered as a broker-dealer, an investment adviser, a registered representative, an insurance agent, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a transfer agent or a sales person (or in a similar capacity) under any United States federal, state, local or foreign statutes, laws, rules or regulations, including with the SEC, the CFTC, the securities commission or similar authority or insurance authority of any state or foreign jurisdiction or any Self-Regulatory Organization, are duly registered as such and such registrations are in full force and effect. All United States federal, state, local and foreign registration requirements have been complied with by the Company and each of its Subsidiaries and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete. The Company has Previously Disclosed a list of all Governmental Authorities and/or Self-Regulatory Organizations to which the Company and each of its Subsidiaries are subject, identifying which entities are subject to which Governmental Authorities and Self-Regulatory Organizations, and a list of all material licenses granted to such entities by each such Governmental Authority or Self-Regulatory Organization.

          (ii) The Company has made available to Parent true and correct copies of (A) each Form G-37/G-38 filed with the MSRB since January 1, 1999 and
     (B) all records required to be kept by the Company under Rule G-8(a)(xvi) of the MSRB. Except as set forth in the foregoing, since January 1, 1999, there have been no contributions or payments, and there is no other information, that would be required to be disclosed by the Company or any of the Company's Subsidiaries on any such form or recorded by the Company or any such Subsidiary pursuant to such rule.

          (p) Environmental Matters. The Company and its Subsidiaries have complied at all times with applicable Environmental Laws and have not owned or operated any property (including buildings and any other structures) or been deemed to have owned or operated any such property under any Environmental Law; and no property in which the Company or any of its Subsidiaries has had a Lien (whether as fiduciary or otherwise) has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for the Company or its Subsidiaries; the Company is not subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; the Company and its Subsidiaries have not received any notice, demand letter, claim or request for information alleging any violation of, or liability of the Company under, any Environmental Law; the Company and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; the Company and its Subsidiaries are not aware of any reasonably likely liability relating to environmental circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products or polychlorinated biphenyls) involving the Company or one of its Subsidiaries, any currently or formerly owned or operated property (whether as fiduciary or otherwise) or any reasonably likely liability related to any Lien held by the Company or one of its Subsidiaries; and the Company has made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession relating to the Company or its Subsidiaries, or any currently or formerly owned or operated property or any property in which the Company or one of its Subsidiaries (whether as fiduciary or otherwise) has held a Lien.

          (q) No Brokers. None of the Company or its Subsidiaries, or any of their directors, officers or employees, has employed any broker or finder, or incurred any broker's or finder's commissions or fees, in connection with the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, except that the Company has engaged Goldman, Sachs & Co. as its financial adviser, the arrangements with which (including fees) have been previously discussed with Parent.

          (r) Compensation and Benefit Plans. (i) The Company has Previously Disclosed a complete list of all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company or its Subsidiaries (the "Employees") and current or former directors of the Company or its Subsidiaries, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, severance, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts (other than offer letters to employees which individually provide for total annual compensation to an employee of less than $250,000), all medical, dental, health and life insurance plans and all other employee benefit plans, contracts or arrangements (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been made available to Parent.

          (ii) All Compensation and Benefit Plans have been operated in accordance with their terms and are in substantial compliance with all applicable law. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under Section 401(a) of the Code, has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances which could reasonably be expected to result in the revocation or denial of any such favorable determination letter or the loss of the qualification of such Plan under
     Section 401(a) of the Code. There is no pending or, to the knowledge of the Company, threatened litigation relating to the Compensation and Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material.

          (iii) No liability under Subtitle C or D of Title IV of ERISA has been or could reasonably be expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of its Subsidiaries presently contributes to a "multiemployer plan" within the meaning of
     Section 3(37) of ERISA, nor have they contributed to such a plan within the past six calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected on the Company Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of

     ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Neither the Company nor any of its Subsidiaries has any obligations for post-termination health and life benefits other than as required by Part 6 of SubTitle B of Title I of ERISA. There are no restrictions on the rights of the Company or any of its Subsidiaries to amend or terminate any such post-termination health and life arrangement without incurring any liability thereunder.

          (vi) Neither the Company nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code maintains any plan which is subject to Title IV of ERISA.

          (vii) Except as Previously Disclosed, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Compensation and Benefit Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution and delivery of this Agreement or the Stock Option Agreement nor the consummation of the transactions contemplated hereby or thereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director of the Company or any of its Subsidiaries or to any Employee under any Compensation and Benefit Plan or otherwise from the Company or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation and Benefit Plan, (C) result in any acceleration of the time of payment or vesting or trigger any payment on funding (through a grantor trust or otherwise) of any Company Option, Right or any benefit payable under any Compensation and Benefit Plan, (D) result in any payment that would not be deductible under Section 162(m) or Section 280G of the Code, (E) cause the Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or equity-based award or (F) limit the right of the Company or any of its Subsidiaries, in its sole discretion, to administer, amend or terminate any Compensation and Benefit Plan or any related trust instrument.

          (s) No Knowledge. The Company knows of no reason relating to the Company or its Subsidiaries why the regulatory approvals referred to in
     Section 7.01(b) should not be obtained without the imposition of any condition of the type referred to in the proviso contained in such Section 7.01(b).

          (t) Labor Relations. Each of the Company and its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. None of the Company or its Subsidiaries is engaged in any unfair labor practice and there is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against any of the Company or its Subsidiaries before the National Labor Relations Board. Neither the Company nor any of its Subsidiaries is a party to, is negotiating, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company or any of its Subsidiaries, pending or, to its knowledge, threatened, nor is it aware of any activity involving the Company's or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

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          (u) Insurance.  The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders or bonds maintained by the Company or its Subsidiaries are in full force and effect, the Company and its Subsidiaries are not in default thereunder and all claims thereunder have been filed in due and timely fashion. The Company has made available to Parent a list of all insurance policies maintained by or for the benefit of the Company or its Subsidiaries or their directors, officers, employees or agents.

          (v) Taxes. The Company and its Subsidiaries have filed completely and correctly in all material respects all material Tax Returns which are required by all applicable laws to be filed by them, and have paid, or made adequate provision for the payment of, all Taxes which have or may become due and payable pursuant to said Tax Returns and all other Taxes, governmental charges and assessments received to date other than those Taxes being contested in good faith for which provision has been made in accordance with GAAP on the most recent consolidated balance sheet of the Company set forth in the Financial Statements. All Taxes which the Company and its Subsidiaries are required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper taxing authorities to the extent due and payable. Each of the Company and its Subsidiaries has complied in all material respects with all requirements (including record retention) applicable to information reporting. The Company and its Subsidiaries have not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities of the Company or any of its Subsidiaries for the taxable years prior to and including the most recent taxable year. Neither the Company nor any of its Subsidiaries (or any predecessor thereto) is a "consenting corporation" within the meaning of Section 341(f) of the Code. None of the Company or any of its Subsidiaries has been a member of any consolidated group (other than with the Company and its Subsidiaries) for Tax purposes. The Company and its Subsidiaries are not a party to any tax sharing agreement or arrangement (other than with the Company and its Subsidiaries). No material liens or encumbrances for Taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith. All of the U.S. federal income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the IRS, or the statute of limitations with respect to the relevant Tax liability expired, for all taxable periods ending on or before the date of this Agreement. All Taxes due with respect to any completed and settled audit, examination or deficiency Litigation with any taxing authority have been paid in full. There is no audit, examination, deficiency, or refund Litigation pending with respect to any Taxes and no taxing authority has given written notice of the commencement of any audit, examination or deficiency Litigation with respect to any Taxes. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries. There are no outstanding assessments, claims or deficiencies for any Taxes of the Company or any of its Subsidiaries that have been proposed, asserted or assessed in writing. There is no outstanding written claim by a taxing authority that the Company or any of its Subsidiaries may be subject to taxation or required to file a Tax Return in a jurisdiction where it does not file Tax Returns and none of the Company or any of their Subsidiaries is aware of any jurisdiction that could properly make such a claim. Each of the Company and its Subsidiaries that is required to be registered for the purposes of sales tax, transfer taxes, value added taxes or any similar Tax has been so registered, and it has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to such Taxes. The Company has not been requested to and has not agreed to include in a taxable period ending after the Effective Time any taxable income attributable to income that economically accrued in a prior taxable period as a result of Section 481 of the Code, the installment method of accounting or any comparable provision of state or local Tax law. None of the Company or any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in any distribution occurring during the last 3 years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger. All Tax Returns of the

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

     Company and each of its Subsidiaries and all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings (if any) entered into with or issued by any taxing authority, by or with respect to the Company or any of its Subsidiaries that were delivered by the Company pursuant to Parent's due diligence request are true copies of such documents.

          (w) Derivatives. All exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contracts and any other similar arrangements ("Derivatives"), whether entered into for the Company's account or for the account of one or more of the Company's Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or its Subsidiaries, as applicable, enforceable in accordance with its terms (except as enforceability may be limited by the Bankruptcy and Equity Exception), and are in full force and effect. Neither the Company nor any of its Subsidiaries, nor to the Company's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. The Company SEC Documents disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP, as modified to give effect to Statement of Financial Accounting Standards No. 133, and, since December 31, 2000, there has not been a material change in such value.

          (x) Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Company, that: (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to broker-dealers or any other criteria applicable to such statements; (iii) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (y) Intellectual Property. (i) The Company and its Subsidiaries own or have the right to use all material Intellectual Property Rights (as defined below) necessary or required for the operation of their business as currently conducted (collectively, "Company IP Rights"), and have the right to use, license, sublicense or assign the same without material liability to, or any requirement of consent from, any other person or party. Such Company IP Rights constitute all Intellectual Property Rights necessary for the conduct of their businesses in the manner conducted immediately prior to the Effective Time. All Company IP Rights are either owned by the Company or its Subsidiaries free and clear of all Liens or are used pursuant to a license agreement; each such license agreement is valid and enforceable and in full force and effect; neither the Company nor any of its Subsidiaries is in material default thereunder; and to the knowledge of the Company, no corresponding licensor is in material default thereunder. None of the Company IP Rights infringes or otherwise conflicts with any Intellectual Property Rights or other right of any person; there is no pending or, to the knowledge of the Company, threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Company IP Rights; there is no outstanding order relating to any Company IP Rights; to the knowledge of the Company, there is currently no infringement by any person of any Company IP Rights; and the Company IP Rights owned, used or possessed by the Company and its Subsidiaries are sufficient and adequate to conduct the business of the Company and its Subsidiaries to the full extent as such business is currently conducted.

          (ii) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Company or such Subsidiary or any other party because of the nature of the business conducted by the Company or its Subsidiaries or proposed to be conducted by the Company or its Subsidiaries.

          (iii) As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights,

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

     trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, software, databases and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

          (z) Investment Advisory Activities. (i) Certain of the Company's Subsidiaries provide investment management, investment advisory, sub-advisory, administration, distribution or certain other services to the Investment Companies. Each of the Investment Companies (or the trust or corporation of which it is a series) is duly organized and existing in good standing under the laws of the jurisdiction under which it is organized. Each of the Investment Companies (or the trust or corporation of which it is a series) that is registered or required to be registered under the Investment Company Act ("Registered Funds") is governed by a board of trustees or directors (each a "Fund Board" and, collectively, the "Fund Boards") consisting of at least 50% of trustees or directors who are not "interested persons" (as defined in the Investment Company Act) of the Registered Funds or the Company. The Fund Boards operate in all material respects in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act, to the extent applicable.

          (ii) Each of the Investment Companies is in compliance with all applicable foreign, United States federal and state laws, rules and regulations of the SEC, the CFTC, the IRS and any Self-Regulatory Organization having jurisdiction over such Investment Company. The Company has made available to Parent true and complete copies of all the Constitutive Documents and related advisory agreements of all of the Investment Companies managed or advised by the Company or any of its Subsidiaries.

          (iii) Except for the entities identified as such in the Company's Disclosure Schedule, none of the Company or its Subsidiaries is or has been during the past five years an "investment adviser" within the meaning of the Investment Advisers Act, required to be registered, licensed or qualified as an investment advisor under the Investment Advisers Act or subject to any liability or disability by reason of any failure to be so registered, licensed or qualified.

          (iv) Each Investment Company has been operated in compliance with its respective objectives, policies, restrictions and guidelines, including without limitation those set forth in the applicable prospectus and registration statement for that Investment Company. The Company and its Subsidiaries have operated the investment accounts with respect to which they provide discretionary investment advisor services in accordance with the investment objectives, policies, restrictions and guidelines in effect for such investment accounts.

          (v) Each Registered Fund has duly adopted procedures pursuant to Rules 17a-7, 17e-1 and 10f-3 under the Investment Company Act, to the extent applicable.

          (vi) Neither the Company, nor any "affiliated person" (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9 of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to an Investment Company; neither the Company, nor any "associated person" (as defined in the Investment Advisers Act) thereof, is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser.

          (aa) Financial Opinion. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to holders of shares of Company Common Stock.

          (bb) Certain Contracts. Except as set forth in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation (i) which limits or purports to limit in any respect the manner in which, or the localities in which, any business of the Company or its Subsidiaries is or could be conducted or the types of business that the Company or its Subsidiaries conducts or may

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

     conduct or (ii) which would reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of the Parent or its Subsidiaries is or could be conducted or the types of business that the Parent or its Subsidiaries conducts or may conduct.

     5.4 Representations and Warranties of Parent. Except as Previously Disclosed in a section of its Disclosure Schedule corresponding to the relevant paragraph below, Parent hereby represents and warrants to the Company as follows:

          (a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of Canada. Following its formation, Merger Subsidiary will be duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is, and Merger Subsidiary will be, following its formation, duly qualified to do business and in good standing in the states of the United States and foreign jurisdictions where their ownership or leasing of property or the conduct of their business requires such qualification. Each of Parent and its Subsidiaries has in effect all United States federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b) Corporate Authority. Parent has, and Merger Subsidiary will have, as of the Closing Date, the requisite corporate power and authority, and Parent has, and Merger Subsidiary will have, as of the date it executes a supplement to this Agreement, taken all corporate action necessary to authorize the execution and delivery of, and the performance of their respective obligations under, this Agreement and, in the case of Parent, the Stock Option Agreement, and, in the case of Merger Subsidiary, to adopt the plan of merger contained in this Agreement and, in accordance therewith, to consummate the Merger. Each of this Agreement and the Stock Option Agreement is the valid and binding agreement of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception. Upon the execution of a supplement to this Agreement by Merger Subsidiary, this Agreement will be the valid and binding agreement of Merger Subsidiary, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (c) Governmental Filings; No Violations. Other than the filings and/or notices (i) referred to in Section 2.02, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made pursuant to state insurance or banking regulations, (iv) required to be made with the NYSE and other Self-Regulatory Organizations and (v) such other filings and/or notices set forth in Parent's Disclosure Schedule, no notices, reports, applications or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any of them from, any Governmental Authority in connection with the execution and delivery of this Agreement and the Stock Option Agreement by Parent, the execution and delivery of this Agreement by Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby and thereby. Subject to the making or obtaining of all filings, notices, applications, consents, registrations, approvals, permits or authorizations with or of any relevant Governmental Authority with respect to the Merger and the other transactions contemplated hereby and by the Stock Option Agreement, the execution, delivery and performance of this Agreement and the Stock Option Agreement, and the consummation of the Merger and other transactions contemplated hereby and thereby, does not and will not (A) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or any Contract of it or of any of its Subsidiaries or to which Parent or any of Parent's Subsidiaries or its or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constitutive Documents of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such Contract.

          (d) No Knowledge. As of the date hereof, Parent knows of no reason relating to Parent or its Subsidiaries why the regulatory approvals referred to in Section 7.01(b) should not be obtained without the imposition of any condition of the type referred to in the proviso contained in such Section 7.01(b).

          (e) Funds. At the Effective Time, Parent will have the funds necessary to consummate the Merger and pay the Merger Consideration in accordance with the terms of this Agreement.

          (f) Interim Operations of Merger Subsidiary. Merger Subsidiary will be formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Closing Date, will have engaged in no business other than in connection with the transactions contemplated by this Agreement. Merger Subsidiary will be an indirect wholly owned subsidiary of Parent.

          (g) No Brokers. None of Parent or its Subsidiaries, or any of their directors, officers or employees, has employed any broker or finder, or incurred any broker's or finder's commissions or fees, in connection with the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, except that Parent has engaged Lazard, Freres & Co. LLC as its financial advisor.

          (h) Legal Proceedings. As of the date hereof, none of the Parent or any of its Subsidiaries is a party to any, and there are not pending or, to the knowledge of Parent, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature challenging the validity or propriety of the transactions contemplated by this Agreement or that would impair the ability of Parent to perform its obligations hereunder.

                                   ARTICLE VI

                                   COVENANTS

     6.1 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken (including causing any of its Subsidiaries to take), all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end. The parties agree that they intend the consummation of the transactions contemplated hereby to occur no later than October 30, 2001.

     (b) Without limiting the generality of Section 6.01(a), the Company agrees to use its reasonable best efforts to obtain (i) any consents of Clients (including in the case of Registered Funds, the boards of directors or trustees and the stockholders of such Registered Funds) necessary under any advisory agreement or the Investment Company Act or the Investment Advisers Act in connection with any deemed assignment of any such advisory agreement upon consummation of the Merger and (ii) the consent or approval of all persons party to a Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation to receive the benefits of such Contract; provided that in no event shall the Company be deemed to have failed to satisfy the condition set forth in 7.03(b) solely on the basis that such consents on approvals have not been obtained as of the Closing Date.

     6.2 Proxy Statement. (a) The Company will as promptly as practicable prepare and file with the SEC a Proxy Statement to be sent to the Company's stockholders (the "Company Proxy Statement") and will use its reasonable best efforts to have the Company Proxy Statement cleared by the SEC promptly. The Company will cause the Company Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will advise Parent promptly of the time when the Company Proxy Statement and any amendment or supplement to the Company Proxy Statement has been filed, and of any request by the SEC for amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC.

     (b) Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Company Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time or times of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the date of the Company Stockholders Meeting any information relating to Parent, the Company or any of their Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Company Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by law, disseminated by the Company to the stockholders of the Company.

     (c) The Company will use its reasonable best efforts to cause the definitive Company Proxy Statement and all required amendments and supplements thereto to be mailed to its stockholders as promptly as practicable after the date hereof.

     6.3 Company Stockholders Meeting. The Company will take, in accordance with applicable law and its Constitutive Documents, all action necessary to convene a special meeting of the holders of the Company Common Stock at which the holders of the Company Common Stock will consider the adoption of this Agreement (including any adjournments or postponements thereof, the "Company Stockholders Meeting") as promptly as practicable after the date hereof. Subject to the terms of this Agreement and subject to its fiduciary obligations under applicable law, the Board of Directors of the Company shall recommend to its stockholders the adoption of this Agreement and shall use best reasonable efforts to solicit such adoption. In the event that subsequent to the date hereof the Board of Directors of the Company determines that this Agreement is no longer advisable and either makes no recommendation or recommends that its stockholders reject it, the Company shall nevertheless as promptly as practicable after the date hereof submit this Agreement to the holders of the Company Common Stock for adoption at the Company Stockholders Meeting, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

     6.4 Press Releases. The initial press release concerning the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement shall be a joint press release in such form agreed to by the parties and thereafter the Company and Parent each shall consult with the other and provide each other the opportunity to review, comment upon and use reasonable best efforts to agree upon, any press release or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement, and neither party shall issue any press release or otherwise make any public announcements with respect thereto without the other's prior consent, except as may be required by law or court process or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange.

     6.5 Access; Information. (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, for the purposes of consummating the Merger and the other transactions contemplated hereby and of planning the subsequent integration of the businesses and operations of the Company and its Subsidiaries with those of Parent and its Subsidiaries, it shall afford Parent and its Representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and Representatives of the Company and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of the Securities Laws or banking or insurance laws and (ii) all other information concerning the business, properties, technology, systems, products, operations and personnel of it as Parent may reasonably request.

     (b) Each of Parent and the Company agrees that, for three years after the date hereof, it will not, and will cause its subsidiaries and its or their Representatives not to, use any information obtained pursuant to this Section
6.05 for any purpose unrelated to the consummation of the Merger. Subject to requirements of applicable law, each of Parent and the Company shall keep confidential, and shall cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05, unless such information (i) was already known to such party (other than from a source known by such party to be bound by a confidentiality obligation), (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the other party or (iv) is independently developed by such party. In the event that this Agreement is terminated in accordance with its terms, each of Parent and the Company shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party or its business or operations, and all documents created based upon or reflecting such information, to be destroyed or returned to such other party. No investigation by Parent or the Company of the business and affairs of the Company or Parent, as applicable, and its respective Subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement or the conditions to consummation of the Merger contained in Article
VII. The parties hereby agree that clause (ii) of the first sentence of the third paragraph and the final sentence of such paragraph in the Confidentiality Agreement shall be deemed incorporated herein and shall be a part of this Agreement for all purposes, with the obligations provided for in such clause and sentence to survive for the period set forth therein.

     6.6 Acquisition Proposals. The Company agrees that it shall not, and shall use its reasonable best efforts to cause its officers, directors, agents, advisers and Affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or operations of, the Company or any of its Subsidiaries (any of the foregoing, an "Acquisition Proposal"), other than the transactions contemplated by this Agreement or the Stock Option Agreement; provided, that nothing contained in this Agreement shall prevent the Company's Board of Directors from (i) making any disclosure to its stockholders if, in the good faith judgment of its Board of Directors, failure so to disclose would be inconsistent with its obligations under applicable law; (ii) providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any person who has made a bona fide written Acquisition Proposal received after the date hereof which did not result from a breach of this Section 6.06; (iii) recommending such an Acquisition Proposal to its stockholders (and in connection therewith withdrawing its favorable recommendation to stockholders of this Agreement), if and only to the extent that, in the case of actions referred to in clause (ii) or (iii), (x) such Acquisition Proposal is a Superior Proposal, (y) the Company's Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, determines in good faith that providing such information or engaging in such negotiations or discussions, or making such recommendation, is required in order to discharge the directors' fiduciary duties in accordance with the DGCL and (z) the Company receives from such person a confidentiality agreement in a customary form; or (iv) take any actions expressly permitted in writing by Parent. For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal by a third party on terms which the Company's Board of Directors determines in its good faith judgment, after consultation with its financial advisers (whose advice shall be communicated to Parent), to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, after giving Parent at least five Business Days to respond to such third-party Acquisition Proposal once the Board has notified Parent that in the absence of any further action by Parent it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by Parent. The Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Parent with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise Parent following the receipt by it of any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and advise Parent of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof.

     Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit the Company or the Company's Board of Directors from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company's obligations under this Section 6.06.

     6.7 No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby and thereby, do not and will not result in the grant of any Rights to any person (a) under the Constitutive Documents of the Company or any of its Subsidiaries or (b) under any Contract to which the Company or any of its Subsidiaries is a party except, in each case, as expressly contemplated by this Agreement and the Stock Option Agreement.

     6.8 Regulatory Applications. (a) Parent, the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, notices, applications, consents, registrations, approvals, permits and authorizations with, to or of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Parent shall have the right to review in advance, and to the extent practicable to consult with the Company, subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, Parent agrees to act reasonably and as promptly as practicable. Each of Parent and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material consents, registrations, approvals, permits and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Subject to applicable laws governing the exchange of information, each of Parent and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     (c) The Company will cooperate with Parent to ensure that, to the extent reasonably practicable, on the Closing Date the activities and assets of the Company and its Subsidiaries are permitted to be conducted or held by Parent (as a foreign bank qualified as a financial holding company) and its Subsidiaries under the Bank Holding Company Act of 1956, as amended or the Bank Act (Canada), if applicable.

     6.9 Employee Matters. (a) Parent will cause the Surviving Corporation to honor, in accordance with their terms, all benefit obligations to Employees accrued as of the Effective Time and all employee severance obligations under plans and policies in existence on the date of this Agreement.

     (b) (i) From the Effective Time, Parent shall cause to be provided, to the Employees, employee benefits and compensation plans that, in the aggregate, are no less favorable than those provided from time to time to similarly situated employees of DR Corp. Following the date hereof, the Company and Parent shall cooperate in reviewing, evaluating and analyzing the defined contribution retirement and welfare benefit plans of the Company and its Subsidiaries, with the goal of developing a strategy for providing such benefits to the Employees following the Effective Time in a manner that is reasonably acceptable to the Company. For purposes hereof, the provision of defined contribution retirement and welfare benefits in accordance with the strategy that is agreed upon pursuant to the preceding sentence shall not constitute a violation of the first sentence of this Section 6.09(b).

     (ii) For all purposes under the employee benefit and compensation plans of Parent and its Affiliates providing benefits to any Employees after the Effective Time (the "New Plans"), each Employee shall be credited with his or her years of service with the Company and its Affiliates before the Effective Time, other than for purposes of benefit accrual under any defined benefit pension plan, and except to the extent such credit would result in a duplication of benefits in respect of such period. In addition, and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents to the extent such exclusion or limitation was waived under the comparable Compensation and Benefit Plan, and Parent shall cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the comparable Compensation and Benefit Plan ending as of the date such Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

     (c) Parent shall or shall cause the Surviving Corporation to take all actions necessary to effectuate the items set forth in Section 6.09(c) of the Company Disclosure Schedule.

     (d) During the first year following the Closing Date, the Company shall provide severance benefits in accordance with the DR Corp. Severance Pay Plan in effect on the date hereof (including the schedule of benefits previously provided to the Company).

     (e) The Company shall take all necessary action to ensure that the previously announced changes to the Compensation and Benefit Plans listed in
Section 6.09(e) of the Company Disclosure Schedule do not take effect.

     (f) The Company shall take such action as is necessary to terminate the ESPPs immediately prior to the Closing and shall take action to ensure that all offering periods under such plans shall end on September 30, 2001. Further, the Company shall take such actions as are necessary, including any plan amendments, so that there are no new participants and no increases in current participant elections permitted by the ESPPs, unless required by law.

     6.10 Notification of Certain Matters. (a) Each of the Company and the Parent shall give prompt notice to the other of any fact, event or circumstance known to it that could reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in a material breach of any of its representations, warranties, covenants or agreements contained herein.

     (b) The Company shall promptly notify Parent of:

          (i) any written notice or other bona fide communication from any person alleging that the consent of such person is or may be required as a condition to the Merger;

          (ii) any notice or other written communications from any Client (A) terminating or threatening to terminate any material Contract with the Company or any Subsidiary of the Company relating to the rendering of services to such client or (B) relating to any material dispute with such Client; or

          (iii) any written notice or other material communication from any Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

     (c) Each of the Company and its Subsidiaries shall, prior to the Closing Date, notify its insurers in writing of all known incidents, events and circumstances which could reasonably be expected to give rise to a claim against the Company or its Subsidiaries, as applicable.

     6.11 Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Parent agrees to cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its Constitutive Documents in effect on the date hereof to indemnify such person (and Parent shall also cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether such an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's Constitutive Documents shall be made by independent counsel reasonably acceptable to both the Indemnified Party and the Surviving Corporation.

     (b) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or independent counsel reasonably acceptable to both the Indemnified Party and the Surviving Corporation advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 6.11 to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate reasonably in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

     (c) For a period of six years from the Effective Time, Parent shall use its reasonable best efforts to cause the Surviving Corporation to provide director's and officer's liability insurance to the present and former officers and directors of the Company or any of the Company's Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided; however, that in no event shall the Surviving Corporation be required to expend more than 200 percent of the current amount expended by the Surviving Corporation (such product, the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if the Surviving Corporation is unable to maintain or obtain the insurance called for by this Section 6.11(c), Parent shall use its reasonable best efforts to cause the Surviving Corporation to obtain as much comparable insurance as is available for the Insurance Amount; and provided, further, that officers and directors of the Company or any Company Subsidiary may be required to make application and provide reasonable and customary representations and warranties to the Surviving Corporation's insurance carrier for the purpose of obtaining such insurance.

     6.12 Section 15 of the Investment Company Act. If the Merger and the transactions contemplated hereby constitute a deemed "assignment" (as defined in the Investment Company Act and the Investment Advisers Act) of the advisory agreement with any Registered Fund or any other Client:

          (a) the Company will use its reasonable best efforts to obtain as promptly as practicable, (i) if required by the Investment Company Act or by the terms of the advisory agreement with any Registered Fund, the approval of the Board of Directors and the stockholders of each such Registered Fund, pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, of a new investment company advisory agreement for such Registered Fund with the applicable Subsidiary of the Company no less favorable to the Company or its Subsidiaries than that in effect immediately prior to the Effective Time and (ii) a consent to assignment (which may be in the form of a "negative consent") from each other Client to whom it or any of its Subsidiaries is providing investment advisory services;

          (b) Parent will use its reasonable best efforts to assure, prior to the Closing, the satisfaction of the conditions set forth in Section 15(f) of the Investment Company Act with respect to each Registered Fund; and

          (c) Parent agrees to use its reasonable best efforts to assure compliance with the conditions of Section 15(f) of the Investment Company Act with respect to the Registered Funds;

provided that in no event shall the conditions set forth in Sections 7.01(c), 7.02(b) and 7.03(b) be deemed not to have been satisfied solely on the basis that such consents or approvals have not been obtained, or the conditions described in (b) or (c) above have not been satisfied or complied with, at the Effective Time.

     6.13 ERISA Clients. As soon as reasonably practicable after the date Parent delivers to the Company the schedule referred to below, the Company shall deliver to Parent a schedule identifying each Client that is: (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a person acting on behalf of such a plan; or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an "ERISA Client"); and listing each contract or agreement, if any, and all amendments thereto, in effect on the date hereof, entered into by the Company or any of its Subsidiaries with respect to or on behalf of any ERISA Client, pursuant to which any of the entities identified in a schedule to be delivered by Parent to the Company as soon as reasonably practicable after the date hereof (including any entity that, to the knowledge of the Company, is an affiliate of any of the entities identified in such schedule) has agreed to (x) execute securities transactions; (y) provide any other goods or services; or (z) purchase, sell, exchange or swap securities or any other economic interest therein or derivative thereof, including rights to receive or obligations to pay interest or principal under any debt obligation, or rights to receive or obligations to pay interest or principal denominated in a particular currency.

     6.14 Formation of Merger Subsidiary. As soon as practicable following the date of this Agreement, Parent shall cause Merger Subsidiary to be duly organized as a direct or indirect wholly owned Subsidiary of Parent and to become a party to this Agreement by executing and delivering a supplement hereto.

     6.15 Internal Reorganization. At the written request of Parent to accommodate its tax, regulatory or governance needs, the Company shall use its commercially reasonable efforts to undertake such internal corporate restructuring activities as Parent may reasonably request, including merging inactive Subsidiaries with active Subsidiaries, liquidating such inactive Subsidiaries or taking similar actions, to be effective immediately prior to the Effective Time. The Company's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any reorganization undertaken solely on account of this Section 6.15.

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

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Parent, Merger Subsidiary and the Company to consummate the Merger is subject to the fulfillment or written waiver by Parent and the Company prior to the Closing of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly adopted by the stockholders of the Company by the Company Requisite Vote.

          (b) Governmental and Regulatory Consents. All approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all Governmental Authorities required for the consummation of the Merger or for the prevention of any termination of any right, privilege, license or agreement of either Parent and its Subsidiaries or the Company and its Subsidiaries shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, would be reasonably expected to have a Material Adverse Effect on the Surviving Corporation or Parent after the Effective Time.

          (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

          (d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

     7.2 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. Subject to the standard set forth in Section 5.02, the representations and warranties of Parent set forth in this Agreement shall be true and correct (or, in the case of any such representation and warranty of Parent set forth in Section 5.04(b), true and correct in all material respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by a senior executive officer to such effect.

          (b) Performance of Obligations of Parent. Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by a senior executive officer to such effect.

     7.3 Conditions to Obligation of Parent and Merger Subsidiary. The obligation of each of Parent and Merger Subsidiary to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. Subject to the standard set forth in Section 5.02, the representations and warranties of the Company set forth in this Agreement shall be true and correct (or in the case of any such representation and warranty of the Company described in the first parenthetical of

     Section 5.02, true and correct in all material respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (c) Employment Agreements. The Employment Agreements of at least one individual comprising Group A as set forth on Annex C and at least one individual comprising Group B as set forth on Annex C shall be in full force and effect and, in each case, such individual shall still be employed by the Company and shall not have committed an act or omission that would permit their termination for "cause" thereunder.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time:

          (a) Mutual Consent.  By the mutual consent of Parent and the Company.

          (b) Breach. By Parent or the Company, in the event of either: (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and, in the case of each of (i) and (ii), which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in
     Section 7.03(a) or (b), in the case of a breach by the Company, or Section 7.02(a) or (b), in the case of a breach by Parent or Merger Subsidiary, not to be satisfied or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company, Merger Subsidiary or Parent to consummate the Merger and the other transactions contemplated by this Agreement.

          (c) Delay. By Parent or the Company, in the event that the Effective Time has failed to occur on or before April 30, 2002, except to the extent that such failure arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

          (d) No Regulatory Approval. By Parent or the Company, if the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested the permanent withdrawal of any application therefor, or any such approval shall have become final and unappealable and be made subject to any condition or restriction described in the proviso to Section 7.01(b).

          (e) No Stockholder Approval. By Parent or the Company, if the Company Requisite Vote is not obtained at the Company Stockholders Meeting called to obtain the Company Requisite Vote.

          (f) Failure to Recommend, Etc. By Parent, if at any time prior to the Company Stockholders Meeting the Company's Board of Directors shall have failed to make its recommendation referred to in Section 6.03, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Parent.

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

          (g) Acquisition Proposal. By Parent, if (i) the Board of Directors of the Company or the Company determines to negotiate (it being understood and agreed that "negotiate" shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions with any such person for the purpose of ascertaining the terms and/or conditions of such Acquisition Proposal and determining whether the Board of Directors of the Company will in fact engage in, or authorize, negotiations) with any Person other than Parent or its Affiliates in connection with an Acquisition Proposal or (ii) the Board of Directors of the Company shall take any of the actions described in clause (iii) of the proviso to Section 6.06.

     8.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 hereof,
(b) that the Stock Option Agreement shall be governed by its own terms as to termination and (c) that termination will not relieve a breaching party from liability for any knowing or willful breach of this Agreement.

     8.3 Termination Fee. (a) In addition to any other rights that Parent has under this Agreement, the Stock Option Agreement and/or otherwise, if this Agreement is terminated by Parent pursuant to Section 8.01(f) or clause (ii) of 8.01(g), then the Company shall pay to Parent U.S. $6,250,000.

          (b) Any payment required to be made under paragraph (a) above shall be payable, without setoff, by wire transfer in immediately available funds, to an account specified by Parent, within three Business Days following such termination.

          (c) The Company acknowledges that the agreements contained in this
     Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall reimburse Parent's costs and expenses (including attorneys' fees) in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount becomes payable until the date of such payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus two (2) percent.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Survival. No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time or termination of this Agreement; provided, however, that (a) the agreements of the parties contained in Article III and 6.11 and in this Article IX shall survive the Effective Time and (b) if this Agreement is terminated prior to the Effective Time, the agreements of the parties contained in Sections 6.05(b), 8.02 and 8.03 and in this Article IX shall survive such termination.

     9.2 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision in a writing signed by such person or (b) amended or modified at any time, by an agreement in writing between the parties hereto and executed in the same manner as this Agreement, except that, after adoption of the Agreement by the stockholders of the Company, no amendment may be made which under applicable law requires further approval of such stockholders without obtaining such required further approval.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.4 Governing Law and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably submit to the jurisdiction of the federal courts of the United States of

America and the state courts of the State of Delaware, in each case located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Stock Option Agreement and of the documents referred to in this Agreement and the Stock Option Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or the Stock Option Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware, federal or state court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     9.5 Expenses. Whether or not the Merger is consummated, each party hereto will bear all expenses incurred by it in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby.

     9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first Business Day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

     If to the Company, to:

        Tucker Anthony Sutro
        World Financial Center
        (In Oppenheimer Tower)
        200 Liberty Street, 3rd Floor
        New York, New York 10281
        Attention: John Goldsmith
        Facsimile: (617) 725-1789
     With a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Adam D. Chinn
        Facsimile: (212) 403-2000

     If to Parent or Merger Subsidiary, to:

        Royal Bank of Canada
        200 Bay Street
        Royal Bank Plaza
        Toronto, Ontario
        Canada M5J 2J5
        Attention: W. Michael Wilson
        Facsimile: (416) 974-9399

     With a copy to:

        Sullivan & Cromwell
        125 Broad Street
        New York, New York 10004
        Attention: Donald J. Toumey
        Facsimile: (212) 558-3588

     9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement and the Stock Option Agreement and the documents referred to herein and therein represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and such agreements supersede any and all other oral or written agreements heretofore made, including the Confidentiality Agreement. Except for Section 6.11, which shall inure to the benefit of and be enforceable by the Indemnified Parties named therein and their heirs and legal representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that Parent and Merger Subsidiary may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

     9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

                                     * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          TUCKER ANTHONY SUTRO

                                          By: /s/ JOHN H. GOLDSMITH
                                            ------------------------------------
                                            Name: John H. Goldsmith
                                            Title:   Chairman and Chief
                                              Executive Officer

                                          ROYAL BANK OF CANADA

                                          By: /s/ PETER W. CURRIE
                                            ------------------------------------
                                            Name: Peter W. Currie
                                            Title:   Vice-Chairman and Chief
                                                Financial Officer

                                          By: /s/ IRVING WEISER
                                            ------------------------------------
                                            Name: Irving Weiser
                                            Title:   President and Chief
                                                     Executive Officer,
                                                Dain Rauscher Corporation

                                                                      APPENDIX B

     STOCK OPTION AGREEMENT, dated August 1, 2001 (this "Agreement"), between Royal Bank of Canada, a Canadian chartered bank ("Grantee"), and Tucker Anthony Sutro, a Delaware corporation ("Issuer"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

                                    RECITALS

     WHEREAS, Grantee and Issuer have, concurrently with the execution and delivery of this Agreement, entered into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), pursuant to which an indirect wholly owned subsidiary of Grantee is to merge with and into Issuer (the "Merger"); and

     WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties agree as follows:

     1. Grant of Option. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 4,986,584 fully paid and nonassessable shares of the common stock, par value $0.01 per share, of Issuer ("Common Stock") at a price per share equal to the closing price for the Common Stock on the New York Stock Exchange on the first full trading day after the date of public announcement of the Merger; provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as set forth in this Agreement.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding, or shares of Common Stock are redeemed, repurchased, retired or otherwise cease to be outstanding, in each case after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5 hereof), the number of shares of Common Stock subject to the Option shall be increased or decreased, as applicable, so that, after such issuance, redemption, repurchase, retirement or other action, such number, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     2. Exercise. The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in Section 2(e)) within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10). The term "Exercise Termination Event" shall mean: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with its terms, other than a Listed Termination, if such termination occurs prior to the occurrence of an Initial Triggering Event; or (iii) the passage of eighteen
(18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. The term "Listed Termination" shall mean a termination by Grantee pursuant to Section 8.01(b) (unless the breach by Issuer giving rise to such right of termination is non-volitional), 8.01(f) or 8.01(g) of the Merger Agreement. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

           (i) Issuer or any of its Significant Subsidiaries (the "Issuer Subsidiaries"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (as defined in the Merger Agreement) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary"), or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. The term "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, provided, however, that in no event shall any merger, consolidation or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries (but in the case of such a transaction undertaken prior to the termination of the Merger Agreement in accordance with its terms, only if such transaction is not in violation of the terms of the Merger Agreement) be deemed to be an Acquisition Transaction, (y) a purchase, lease or other acquisition of all or any substantial part of the assets or business operations of Issuer or any Issuer Subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary;

           (ii) Any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act); provided that the beneficial ownership of 10% or more of such shares by (x) the Grantee or any Grantee Subsidiary or (y) any party to the Voting Agreement will not result in an Initial Triggering Event so long as (in the case of (y)) such person does not acquire shares of Common Stock after the date hereof with the intent of effecting or facilitating, a transaction of a sort that could reasonably be expected to lead to a subsequent Triggering Event.

          (iii) The stockholders of Issuer shall have voted and failed to adopt the Merger Agreement at the Company Stockholders Meeting, or the Company Stockholders Meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a bona fide Acquisition Proposal;

           (iv) The Issuer Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction, or Issuer shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

           (v) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

           (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction and (a) following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (b) such breach shall not have been cured prior to the Notice Date (as defined in Section 2(e)); or

          (vii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with any regulatory or antitrust authority regarding an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

           (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

           (ii) The occurrence of the Initial Triggering Event described in clause (i) of Section 2(b), except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise and (ii) a place and date not earlier than three Business Days nor later than 60 Business Days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of any United States or foreign regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in Section 2(e), the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f), Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the securities represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of the issuer of these securities and will be provided to the holder hereof without charge upon receipt by such issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder, in form and substance reasonably satisfactory to the Issuer; and

(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under Section 2(e) and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Covenants of Issuer. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event prior approval of or notice to any state or other United States federal or foreign regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to such state or other United States federal or foreign regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. Exchange. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used in this Agreement include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. Certain Adjustments. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, stock combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Option Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 5), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding.

     6. Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however,that after any such required reduction, the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 33 1/3% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided, further, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. Repurchase. At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to any agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or business operations, the sum of the net price paid in such sale for such assets or business operations and the current market value of the remaining assets or business operations of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. The Owner shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are then free and clear of all liens. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof prior to the occurrence of an Exercise Termination Event:

          (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

          (ii) the consummation of any Acquisition Transaction described in
     Section 2(b)(i) hereof, except that the percentage referred to in clause
     (z) shall be 25%.

     8. Substitute Option. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company or (iii) to sell or otherwise transfer all or a substantial part of its or any Issuer Subsidiary's assets or business operations to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, to purchase equity securities of either
(x) the Acquiring Company (as hereinafter defined) or (y) any person that controls the Acquiring Company.

     (b) The following terms have the meanings indicated:

          (i) "Acquiring Company" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
     (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person and (iv) the transferee of all or a substantial part of Issuer's assets or business operations (or the assets or business operations of any Issuer Subsidiary).

          (ii) "Substitute Common Stock" shall mean the common stock or other equity securities issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

          (iv) "Average Price" shall mean either (i) if the Substitute Common Stock is traded on a national securities exchange or interdealer quotation system, the average closing price of a share of the Substitute Common Stock for six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; or (ii) if the Substitute Common Stock is not so traded, the average price per share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, as determined by a nationally recognized investment banking firm selected by the Holder; provided, however, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, however, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

     (f) Issuer shall not enter into any transaction described in Section 8(a) unless the Acquiring Company and any person that controls the Acquiring Company assume in writing all the obligations of Issuer hereunder.

     9. Repurchase of Substitute Option. At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which
(i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean either (i) if the Substitute Common Stock is traded on a national securities exchange or interdealer quotation system, the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute

Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable, or (ii) if the Substitute Common Stock is not so traded, the average price per share of the Substitute Common Stock within such period, as determined by a nationally recognized investment banking firm selected by the Holder.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise their respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five (5) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     10. Extension of Periods Under Certain Circumstances. The periods for exercise of certain rights under Sections 2, 6, 7, 9 and 14 shall be extended:
(i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under
Section 16(b) of the Exchange Act by reason of such exercise; and (iii) when there exists an injunction, order or judgment that prohibits or delays exercise of such right.

     11. Representations and Warranties. (a) Issuer hereby represents and warrants to Grantee as follows:

          (i) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

          (ii) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     (b) Grantee hereby represents and warrants to Issuer as follows: Grantee has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Grantee and the performance of its obligations hereunder by the Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of the Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

     (c) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the Securities Act.

     12. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder.

     13. Filings, Etc. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     14. Surrender of Option. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price. The "Surrender Price" shall be equal to U.S. $18.75 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares, (ii) minus, if applicable, the excess of (A) the net price, if any, received by Grantee or a Grantee Subsidiary pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares and (iii) minus, if applicable, the amount paid by Issuer to Grantee pursuant to Section 8.03(a) of the Merger Agreement.

     (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

     15. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith, both parties waive the posting of any bond or similar requirement.

     16. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in Section 9.06 of the Merger Agreement.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Entire Agreement; Third-Party Rights. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Maximum Profit. Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined in Section 22(c)) exceed $25 million (the "Maximum Profit"), and, if the Total Profit would otherwise exceed such amount, Grantee, at its sole election, shall either (i) reduce the number of shares subject to the Option (and any Substitute Option), (ii) deliver to Issuer, or Substitute Option Issuer, as the case may be, for cancellation shares of Common Stock or Substitute Common Stock, as the case may be, previously purchased by Grantee valued at fair market value at the time of delivery, (iii) pay cash to Issuer, or Substitute Option Issuer, as the case may be, (iv) increase or otherwise adjust the Option Price or Substitute Option Price (or any portion thereof), (v) reduce the amount of the Option Repurchase Price or Substitute Option Repurchase Price or (vi) undertake any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

     (b) Notwithstanding any other provisions of this Agreement, the Option (and any Substitute Option) may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in Section 22(d)) of more than the Maximum Profit and, if exercise of the Option (and any Substitute Option) would otherwise result in the Notional Total Profit exceeding such amount, Grantee, in its discretion, may take any of the actions specified in Section 22(a) so that the Notional Total Profit shall not exceed the Maximum Profit; provided, however, that nothing in this sentence shall restrict any subsequent exercise of the Option (and any Substitute Option) which at such time complies with this sentence.

     (c) The term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the excess of (A) the net cash amount or fair market value of any property received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, after payment of applicable brokerage or sales commissions and discounts, if any, over (B) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (ii) all amounts received by Grantee, a Holder or an Owner (including a Substitute Option Holder or Substitute Share Owner) upon the repurchase of the Option and/or any Option Shares by Issuer pursuant to Section 7 or upon the surrender of the Option and/or any Option Shares pursuant to Section 14 (net in the case of Option Shares or Substitute Option Shares of the Owner's or Substitute Share Owner's aggregate purchase price therefor), plus (iii) all equivalent amounts with respect to the Substitute Option and any other amounts paid pursuant to Sections 8(e) and 9, if any, minus (iv) all amounts of cash previously paid to Issuer pursuant to Section 22(a)(iii) and the value of all Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to Section 22(a)(ii), which value shall be as set forth in Section 22(a)(ii), (v) minus the amount paid by Issuer to Grantee pursuant to Section 8.03(a) of the Merger Agreement.

     (d) For purposes of this Agreement, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit, determined as of the date of such proposed exercise assuming (i) that the Option was exercised on such date for such number of shares, (ii) that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and (iii) the effect of any adjustments made by or to be made by Grantee pursuant to Section 22(a). For purposes of this Section 22, the term Grantee will include all Holders and transactions by any affiliate transferee of Grantee in respect of the Option or Option Shares transferred to it shall be treated as if made by Grantee.

                                     * * *

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first written above.

                                          ROYAL BANK OF CANADA

                                          By       /s/ PETER W. CURRIE
                                            ------------------------------------
                                            Name: Peter W. Currie
                                            Title: Vice-Chairman and Chief
                                             Financial Officer

                                          By        /s/ IRVING WEISER
                                            ------------------------------------
                                            Name: Irving Weiser
                                            Title: President and Chief Executive
                                             Officer,
                                            Dain Rauscher Corporation

                                          TUCKER ANTHONY SUTRO

                                          By      /s/ JOHN H. GOLDSMITH
                                            ------------------------------------
                                            Name: John H. Goldsmith
                                            Title: Chairman and Chief Executive
                                             Officer

                                                                      APPENDIX C

                          VOTING AND SUPPORT AGREEMENT

     VOTING AND SUPPORT AGREEMENT, dated August 1, 2001 (this "Agreement"), between Royal Bank of Canada, a Canadian chartered bank ("Bank"), on the one hand, and Thomas H. Lee Equity Fund III, L.P. ("Equity Fund") and Thomas H. Lee Foreign Fund III, L.P. ("Foreign Fund") (each, a "Stockholder", and together, the "Stockholders"), on the other hand. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

                              W I T N E S S E T H:

     WHEREAS, Tucker Anthony Sutro, a Delaware corporation (the "Company") and Bank are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), providing for the merger of a wholly owned indirect subsidiary of Bank with and into the Company (the "Merger"); and

     WHEREAS, as of the date hereof, the Stockholders are the record and beneficial owners of, collectively, 4,571,606 shares of Company Common Stock (the "Existing Shares" and, together with any shares of Company Common Stock or other voting capital stock of the Company acquired by the Stockholders after the date hereof, the "Shares");

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                     VOTING

     1.1. Agreement to Vote. Each Stockholder, acting severally and not jointly, agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Company Stockholders Meeting or any other meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Stockholder shall:

     (a) appear at each such meeting or otherwise cause the Shares owned beneficially and of record by such Stockholder to be counted as present thereat for purposes of calculating a quorum; and

     (b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares, and any other voting securities of the Company (whenever acquired), that are owned beneficially and of record by such Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting,
(i) in favor of adoption of the Merger Agreement and any other action requested by Bank in furtherance thereof; (ii) against any action or agreement submitted for approval of the stockholders of the Company that such Stockholder would reasonably expect would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholders contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction submitted for approval to the stockholders of the Company that such Stockholder would reasonably expect is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the Merger or this Agreement, including: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (C) a material change in the policies or management of the Company; (D) an election of new members to the board of directors of the Company, except where the vote is cast in favor of the nominees of a majority of the existing directors; (E) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Certificate of Incorporation or Bylaws of the Company; or (F) any other material change in the Company's corporate structure or business; provided, however, that nothing in this Agreement shall prevent any representative of any Stockholder from discharging his or her fiduciary duties as a member of the board of directors of the Company.

     1.2. No Inconsistent Agreements. Each Stockholder, acting severally and not jointly, hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered, and such Stockholder shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares owned beneficially and of record by such Stockholder and (b) has not granted, and such Stockholder shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially and of record by such Stockholder.

     1.3. Proxy. Each Stockholder agrees to grant to Bank a proxy to vote the Shares owned beneficially and of record by such Stockholder as indicated in
Section 1.1 above if such Stockholder fails for any reason to vote such Shares in accordance with Section 1.1. Such Stockholder agrees that such a proxy would be coupled with an interest and irrevocable for so long as this Agreement is in effect, and such Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of such proxy.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1. Representations and Warranties of the Stockholders. Each Stockholder, acting severally and not jointly, hereby represents and warrants to Bank as follows:

     (a) Organization; Authorization; Validity of Agreement; Necessary
Action. Such Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder or any general or limited partner therein are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Bank, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (b) Ownership. The Existing Shares listed opposite the name of such Stockholder on the signature page hereof are, and any additional shares acquired by such Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially and of record by the Stockholders. As of the date hereof,
(i) Equity Fund holds of record 4,305,212 shares of Company Common Stock and
(ii) Foreign Fund holds of record 266,394 shares of Company Common Stock. As of the date hereof, the Existing Shares listed opposite the name of such Stockholder on the signature page hereof constitute all of the shares of Company Common Stock held of record, owned by or for which voting power or disposition power is held or shared by such Stockholder or any of its respective affiliates (except for (i) the Shares owned beneficially and of record by the other Stockholders that are parties to this Agreement and (ii) the Shares formerly held by Thomas H. Lee Investors Limited Partnership and subsequently distributed to the twenty-nine members of the coinvestment group of such fund). Such Stockholder has and will have at all times through the Effective Time, together with its general partner, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder has good and marketable title to the

Existing Shares listed opposite the name of such Stockholder on the signature page hereof, free and clear of any Liens.

     (c) No Violation. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate the limited partnership agreement of such Stockholder, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to such Stockholder or by which any of its assets or properties is bound or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     (d) Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority based on the law, ordinance or regulation of any applicable Governmental Authority, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     (e) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder before or by any Governmental Authority that could reasonably be expected to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     (f) Absence of Agreements with the Company. Except for the Stockholders Agreement of the Company, dated as of November 30, 1996, as amended, there are no existing agreements or arrangements between such Stockholder or any of its affiliates, on one hand, and the Company or any of its Subsidiaries, on the other hand, relating to the Shares owned beneficially and of record by such Stockholder or any other securities of or investment in the Company.

     (g) Broker's Fees. Neither such Stockholder nor any of its respective affiliates has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

     2.2. Representations and Warranties of Bank. Bank hereby represents and warrants to the Stockholders as follows:

     (a) Organization; Authorization; Validity of Agreement; Necessary
Action. Bank is a Canadian chartered bank and is validly existing and in good standing under the laws of Canada. Bank has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Bank of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Bank and no other corporate actions or proceedings on the part of Bank are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Bank and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of Bank, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (b) No Violation. The execution and delivery of this Agreement by Bank does not, and the performance by Bank of its obligations under this Agreement will not, (i) conflict with or violate the Constitutive Documents of Bank, (ii) conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to Bank or by which any of its assets or properties is bound or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or require redemption or repurchase of or otherwise require the purchase or sale of any securities, or result in the creation of any Lien on the properties or assets of Bank pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Bank is a party or by which Bank or any of its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Bank to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     (c) Consents and Approvals. Except for those consents, approvals, authorizations, permits, filings and notifications set forth in Section 5.04(c) of the Merger Agreement, the execution and delivery of this Agreement by Bank does not, and the performance by Bank of its obligations under this Agreement will not, require Bank to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority based on the law, ordinance or regulation of any applicable Governmental Authority, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Bank to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     (d) Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Bank, threatened against Bank before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Bank to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     (e) Broker's Fees. Except as set forth in Section 5.04(g) of the Merger Agreement, neither Bank nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                                  ARTICLE III

                                OTHER COVENANTS

     3.1. Further Agreements of the Stockholders. Each Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a "Transfer") or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other person or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares owned beneficially and of record by such Stockholder, any Shares acquired by such Stockholder after the date hereof, any securities exercisable or exchangeable for or convertible into Company Common Stock, any other capital stock of the Company or any interest in any of the foregoing with any person.

     (b) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

     (c) Each Stockholder hereby agrees that during the term of this Agreement it shall not, and shall not permit any of its respective Representatives to, (i) initiate, solicit, encourage or knowingly facilitate, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in Section 3.1(a) or any Acquisition Proposal, (ii) participate in any negotiations concerning, or provide to any other person any nonpublic information or data relating to the Company or any of its Subsidiaries for the purpose of, or have any discussions with, any person relating to, or cooperate with or assist or participate in, or knowingly facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in Section 3.1(a) or any Acquisition Proposal or (iii) agree to or release any person from any obligation under any existing standstill agreement or arrangement relating to the Company. Each Stockholder agrees immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal, or any matter described in Section 3.1(a), and such Stockholder will take the necessary steps to inform its respective Representatives of the obligations undertaken by such Stockholder pursuant to this Section 3.1. Nothing contained in this Section 3.1(c) shall prevent any representative of any Stockholder from discharging his or her fiduciary duties as a member of the board of directors of the Company.

     (d) Each Stockholder hereby agrees, while this Agreement is in effect, to notify Bank promptly in writing of (i) the number of any additional shares of Company Common Stock or other securities of the Company acquired by such Stockholder, if any, after the date hereof and (ii) any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, any Stockholder with respect to any matter described in Section 3.1(a) or (c).

                                   ARTICLE IV

                                 MISCELLANEOUS

     4.1. Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder if this Agreement is terminated in accordance with the terms of this Section 4.1. This Agreement and any proxy granted pursuant to Section 1.3 shall terminate upon the earlier of (i) the date on which the Merger Agreement is terminated in accordance with Article VIII thereof and (ii) the Effective Time (such earlier date the "Termination Date"). Nothing in this Section 4.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

     4.2. Stop Transfer Order. In furtherance of this Agreement, each Stockholder shall and hereby does authorize and instruct the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Existing Shares owned beneficially and of record by such Stockholder and all Shares acquired by such Stockholder after the date hereof.

     4.3. Further Assurances. From time to time, at the other party's request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

     4.4. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Bank any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and Bank shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein.

     4.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Bank to:

        Royal Bank of Canada
        200 Bay Street
        Royal Bank Plaza
        Toronto, Ontario
        Canada M5J 2J5
        Fax: (416) 974-9399
        Attention: Michael W. Wilson

        with a copy to:

        Sullivan & Cromwell
        125 Broad Street
        New York, New York 10004
        Fax: (212) 558-3588
        Attention: Donald J. Toumey

     (b) if to the Stockholders to:

        c/o Thomas H. Lee Partners, L.P.
        75 State Street
        Boston, Massachusetts 02109
        Fax: (617) 237-3514
        Attention: David V. Harkins

        with a copy to:

        Hutchins, Wheeler & Dittmar
        A Professional Corporation
        101 Federal Street
        Boston, Massachusetts 02110
        Fax: (617) 951-1295
        Attention: James Westra

     4.6. Interpretation. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Bank the Stockholders or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law (whether statutory or common), rule or regulation.

     4.7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     4.8. Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     4.9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely within such State. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute (solely for purposes of this Section 4.9 with respect to matters involving this Agreement and the transactions provided for herein) and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

     4.10. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     4.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     4.12. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     4.13. Release. Each Stockholder, on behalf of itself and its affiliates, hereby releases and discharges the Company and its affiliates and their successors (including Bank as successor to the Company) and assigns from all actions, causes of action, claims and demands arising out of or relating to the Stockholder's Agreement of the Company, dated as of November 30, 1996, as amended.

     4.14. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     4.15. Survival. None of the representations, warranties, covenants and agreements of the parties herein shall survive beyond the Termination Date, except that the release set forth in Section 4.13 shall survive indefinitely.

                                     * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

                                          ROYAL BANK OF CANADA

                                          By: /s/ PETER W. CURRIE
                                            ------------------------------------
                                            NAME: PETER W. CURRIE
                                            TITLE: VICE-CHAIRMAN AND CHIEF
                                                FINANCIAL OFFICER

                                          By: /s/ IRVING WEISER
                                            ------------------------------------
                                            NAME: IRVING WEISER
                                            TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                                   OFFICER,
                                                DAIN RAUSCHER CORPORATION

  Number of shares owned                        THOMAS H. LEE EQUITY FUND III, L.P.
  beneficially and of
  record: 4,305,212                             BY: THL EQUITY ADVISORS III
                                                    GENERAL PARTNER
                                                BY: /s/ DAVID V. HARKINS
                                                --------------------------------------------------------
                                                    NAME: DAVID V. HARKINS
                                                    TITLE: VICE PRESIDENT

  Number of shares owned                        THOMAS H. LEE FOREIGN FUND III, L.P.
  beneficially and of
  record: 266,394                               BY: THL EQUITY TRUST III,
                                                    ITS GENERAL PARTNER

                                                BY: /s/ DAVID V. HARKINS
                                                --------------------------------------------------------
                                                    NAME: DAVID V. HARKINS
                                                    TITLE: VICE PRESIDENT

                                                                      APPENDIX D

                      [Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

August 1, 2001

Board of Directors
Tucker Anthony Sutro
One Beacon Street
Boston, MA 02108

Madame and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Tucker Anthony Sutro (the "Company") of the $24.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 1, 2001 (the "Agreement"), between Royal Bank of Canada ("RBC") and the Company.

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to RBC and its affiliates from time to time, including having acted as lead manager in connection with the public offering of an aggregate principal amount of C$241 million of 5.70% Debentures of RBC in May 1999; as co-manager in connection with the public offering of C$650 million of Capital Trust
Securities -- Series 2010 of RBC Capital Trust, an affiliate of RBC, in July 2000; as co-manager in connection with the public offering of 10,700,000 Common Shares of RBC in December 2000; and as co-manager in connection with the public offering of an aggregate principal amount of C$750 million of Capital Trust Securities -- Series 2011 of RBC Capital Trust in December 2000. In addition, RBC provides certain letters of credit and financial and other services to affiliates of Goldman, Sachs & Co. from time to time. Goldman, Sachs & Co. also may provide investment banking services to RBC and its affiliates in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or RBC for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement and the Annexes thereto; the Company's Registration Statement on Form S-1, including the Prospectus dated April 1, 1998 relating to the Company's initial public offering of Shares; the Company's Registration Statement on Form S-1, including the Prospectus dated September 29, 1998 relating to the offering of Shares by stockholders of the Company; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 2000; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by the management of the Company. We also have held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the

Board of Directors
Tucker Anthony Sutro
August 1, 2001
Page Two

broker/dealer industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of their subsidiaries (including any derivative or off-balance-sheet assets or liabilities of the Company or any of its subsidiaries) and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $24.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.

                                                                      APPENDIX E

                        DELAWARE GENERAL CORPORATION LAW

     Section 262. Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                              TUCKER ANTHONY SUTRO

                       SPECIAL MEETING OF STOCKHOLDERS OF
                              TUCKER ANTHONY SUTRO


                                OCTOBER 16, 2001



                             10:00 A.M. LOCAL TIME


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
                     MAY BE REVOKED PRIOR TO ITS EXERCISE.


     The undersigned stockholder(s) of Tucker Anthony Sutro (the "Company") hereby appoint(s) Messrs. John H. Goldsmith and Kevin J. McKay, and each of them singly, as proxies (the "Proxies"), each with full power of substitution, for and in the name of the undersigned at the Special Meeting of Stockholders of the Company to be held on October 16, 2001, and at any and all adjournments thereof, to vote all common shares of said Company held of record by the undersigned on September 4, 2001, as if the undersigned were present and voting the shares.


                         (TO BE SIGNED ON REVERSE SIDE)

--------------------------------------------------------------------------------


CO. # __________                                              ACCT. # __________

--------------------------------------------------------------------------------

                           PROXY VOTING INSTRUCTIONS



TO VOTE BY MAIL



     Please date, sign and mail your proxy card in the envelope provided as soon as possible.



TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)



     Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.



TO VOTE BY INTERNET



     Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number ready when you access the web page.



                       YOUR CONTROL NUMBER IS __ __ __ __>

     If you vote by Phone or Internet, please do not mail your Proxy Card.



             0  PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED.  0

--------------------------------------------------------------------------------

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

          The Board of Directors Recommends a Vote FOR Items 1 and 2.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH ITEM AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING TO THE EXTENT PERMITTED BY LAW.



1. To adopt the Agreement and Plan of Merger, dated August    [ ] For    [ ] Against    [ ] Abstain
   1, 2001 (the "Merger Agreement"), between Royal Bank of
   Canada and Tucker Anthony Sutro (the "Company"),
   providing for the merger (the "Merger") of a wholly owned
   subsidiary of Royal Bank of Canada with and into the
   Company, and to authorize the Merger and other
   transactions contemplated thereby.
2. To vote to adjourn the Special Meeting to solicit          [ ] For    [ ] Against    [ ] Abstain
   additional proxies in the event that the number of
   proxies sufficient to approve the Merger Agreement has
   not been received by the date of the Special Meeting.
3. In their discretion, the Proxies are authorized to vote
   upon such other business as may properly come before the
   Special Meeting of Stockholders or any postponement or
   adjournment of the Meeting.



                                               I plan to attend the meeting. [ ]



Signature ______________  Signature ______________  Date______, 2001



Note: Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.